Execution Version

Exhibit 10.6
AMENDED AND RESTATED
GOLD PREPAY PURCHASE AND SALE AGREEMENT
between
i-80 GOLD CORP.
as Seller
– and –
PREMIER GOLD MINES USA, INC.
OSGOOD MINING COMPANY, LLC
RUBY HILL MINING COMPANY, LLC
as Guarantors
– and –
OMF FUND III (HG) LTD.
AND THE OTHER BUYERS PARTY HERETO FROM TIME TO TIME
as Buyers
– and –
OMF FUND III (HG) LTD.
as Administrative Agent
September 20, 2023

TABLE OF CONTENTS

Page

1.1    Definitions.    2
1.2    Certain Rules of Interpretation    30
1.3    Currency and Manner of Payment.    31
1.4    Ounces of Refined Gold    31
1.5    Time of Essence.    31
1.6    Knowledge.    31
1.7    Paramountcy.    31
1.8    Interest Act.    31
1.9    No Subordination.    32
1.10    Schedules, etc.    32
ARTICLE 2 GOLD PREPAYMENT AND DELIVERY    33
2.1    Gold Prepayment.    33
2.2    Availment.    33
2.3    Use of Proceeds.    33
2.4    Delivery of Aggregate Gold Quantity.    34
2.5    Arrangement Fee    35
2.6    Accordion– Increase to Prepayment    35
ARTICLE 3 OTHER PROVISIONS RELATING TO THE GOLD PREPAYMENT AND DELIVERY    36
3.1    Purchase and Sale Transaction.    36
3.2    Several Obligations.    36
3.3    Application of Deliveries and Payments.    37
3.4    Cash Payments.    37
3.5    Procedure for Deliveries of Refined Gold.    37
3.6    Payments – No Deduction.    38
3.7    Illegality.    40
3.8    Change in Circumstances.    40
3.9    Payment of Costs and Expenses.    41
3.10    Indemnities.    42
3.11    Maximum Rate of Interest.    43
3.12    Net Insurance Proceeds    44
ARTICLE 4 REPRESENTATIONS AND WARRANTIES    44
4.1    Representations and Warranties of Seller Parties.    44
4.2    Survival of Representations and Warranties    56
ARTICLE 5 SECURITY    56
5.1    Security Documents    56
5.2    Additional Security from New Subsidiaries    57
5.3    Further Assurances – Security    57
5.4    Security Effective Notwithstanding Date of the Prepayment    58
5.5    No Merger    58

5.6    Release of Security    58
5.7    Stockpiling    58
ARTICLE 6 COVENANTS    59
6.1    Affirmative Covenants.    59
6.2    Notifications to the Buyers.    61
6.3    Other Reports.    62
6.4    Material Contracts, Material Project Authorizations and Mine Plan.    63
6.5    Monthly Reporting.    63
6.6    Quarterly Reporting.    63
6.7    Annual Reporting.    63
6.8    Corporate Policies.    64
6.9    Changes to Accounting Policies.    64
6.10    NGM Matters    65
6.11    Negative Covenants.    65
ARTICLE 7 TECHNICAL COMMITTEE    68
7.1    Establishment of Technical Committee.    68
7.2    Responsibilities.    68
7.3    Meeting Procedures.    69
7.4    Costs    70
ARTICLE 8 CONDITIONS PRECEDENT    70
8.1    Conditions Precedent to Effectiveness.    70
ARTICLE 9 EVENTS OF DEFAULT AND REMEDIES    72
9.1    Events of Default.    72
9.2    Remedies Upon Default.    75
9.3    Set-Off.    75
9.4    Application of Proceeds.    75
ARTICLE 10 ADMINISTRATIVE AGENT    76
10.1    Agency.    76
ARTICLE 11 GENERAL    78
11.1    Reliance and Non-Merger.    78
11.2    Amendment and Waiver.    78
11.3    Notices.    79
11.4    Further Assurances.    80
11.5    Assignment.    80
11.6    Judgment Currency    81
11.7    Severability.    81
11.8    Entire Agreement.    82
11.9    Confidentiality.    82
- ii -

11.10    Press Releases and Public Disclosure.    83
11.11    Governing Law.    83
11.12    Submission to Jurisdictions.    83
11.13    Counterparts.    83
11.14    Amendment and Restatement.    83

- iii -

AMENDED AND RESTATED GOLD PREPAY PURCHASE AND SALE AGREEMENT
THIS AMENDED AND RESTATED GOLD PREPAY PURCHASE AND SALE AGREEMENT is made as of the 20th day of September, 2023,
B E T W E EN:
i-80 GOLD CORP., a corporation incorporated under the laws of British Columbia, as Seller
– and –
PREMIER GOLD MINES USA, INC., a corporation incorporated under the laws of the State of Delaware, as Premier Gold
– and –
OSGOOD MINING COMPANY, LLC, a limited liability company existing under the laws of the State of Nevada, as Granite Creek Owner
– and –
RUBY HILL MINING COMPANY, LLC, a limited liability company existing under the laws of the State of Nevada, as Ruby Hill Owner
– and –
OMF FUND III (HG) LTD., and the other buyers party hereto from time to time, as buyers
– and –
OMF FUND III (HG) LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands, as Administrative Agent
RECITALS:
A.    The Seller obtained financing for the purposes of developing the Projects and for the other purposes contemplated herein pursuant to the Gold Prepay Facility made available to the Seller, as a pre-payment on account of the future delivery by the Seller to the Buyers of the Aggregate Gold Quantity, all on the terms and conditions set forth in the gold prepay purchase and sale agreement dated as of December 13, 2021 (as amended pursuant to a first amending agreement dated as of April 12, 2022, the "Original Prepay Agreement"); and
B.    the Buyers have agreed to make available to the Seller an additional deposit in the amount of $20,000,000 by amending and restating the Original Prepay Agreement on the terms and conditions set forth herein.

NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
Article 1
INTERPRETATION
1.1Definitions.
For the purposes of this Agreement:
1.1.1"2021 Subscription Agreement" means the subscription agreement dated as of December 13, 2021 between the Seller and NGM.
1.1.2"2021 Warrant Certificate" means the certificate of the Seller representing the Warrants, as will be amended to reflect an expiry date for the Warrants of December 13, 2025.
1.1.3"2021 Warrants" means 5,500,000 common share purchase warrants of the Seller registered in the name of Orion Mine Finance Fund III LP issued on December 13, 2021.
1.1.4"2023 Accordion Aggregate Gold Quantity" means [Redacted – commercially sensitive information].
1.1.5"2023 Accordion Closing Date" means the date on which all of the conditions precedent set forth in Section 8.1 are satisfied by the Seller Parties or waived by the Buyers.
1.1.6"2023 Accordion First Delivery Date" means the later to occur of:  the 2023 Accordion Closing Date, and March 31, 2024.
1.1.7"2023 Accordion Prepayment" has the meaning ascribed to such term in Section 2.1.2.
1.1.8"2023 Subscription Agreement" means the subscription agreement dated as of July 18, 2023 between the Seller and Orion Mine Finance Fund III LP.
1.1.9"2023 Warrant Certificate" means the certificate of the Seller representing the 2023 Warrants.
1.1.10"2023 Warrants" means 3,750,000 common share purchase warrants of the Seller registered in the name of Orion Mine Finance Fund III LP issued on the date hereof.
1.1.11"Abandonment Property" has the meaning attributed to such term in the Stream Agreement.
1.1.12"Aboriginal" means any indigenous and/or aboriginal person(s), tribe(s) and/or band(s).
1.1.13"Aboriginal Claims" means any claims, assertions or demands, written or oral, whether proven or unproven, made by any Aboriginal, or any representatives thereof, in respect of asserted or proven Aboriginal rights, Aboriginal title, treaty rights or any other Aboriginal interest in, to or affecting all or any portion of the Projects or the Project Real Property.
1.1.14"Aboriginal Information" means any and all written and material oral communications and documentation, including electronic or other form related to any  Aboriginal Claims, or any Governmental Body, or representatives thereof, in respect of any matter, including the issuance of required permits, licences and other governmental authorizations, involving any Aboriginal Claims or Aboriginal groups in relation to the Projects or the Project Real Property.
1.1.15"Acquisition" means, with respect to any Person, any purchase or other acquisition by such Person, regardless of how accomplished or effected (including any such purchase or other acquisition effected by way of amalgamation, merger, arrangement, business combination or other form of corporate reorganization or by way of purchase, lease or other acquisition arrangements), of any other Person (including any purchase or acquisition of such number of the issued and outstanding securities of, or such portion of an equity interest in, such other Person so that such other Person becomes a Subsidiary of the purchaser or of any of its Affiliates) or of all or substantially all of the property of any other Person, or  any division, business, project, operation or undertaking of any other Person or of all or substantially all of the property of any division, business, project, operation or undertaking of any other Person.
1.1.16"Additional Amounts" has the meaning ascribed to such term in Section 3.6.2.
1.1.17"Administrative Agent" means OMF Fund III (Hg) Ltd., in its capacity as administrative agent for the Buyers hereunder, or any successor Administrative Agent appointed pursuant to Section 10.1.
1.1.18"Affiliate" means, with respect to any Person, any other Person which directly or indirectly, through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person.
1.1.19"Aggregate Gold Quantity" means: (a) prior to the 2023 Accordion First Delivery Date, the Original Aggregate Gold Quantity; and (b) from and after the 2023 Accordion First Delivery Date until the Original Final Delivery Date, the sum of: (i) the Original Aggregate Gold Quantity; and (ii) the 2023 Accordion Aggregate Gold Quantity; in each case or such greater amount as agreed by the parties in accordance with Section 2.6.
1.1.20"Agreement" means this gold prepay facility agreement and all attached schedules, in each case as the same may be amended, restated, amended and restated, supplemented, modified or superseded from time to time in accordance with terms hereof.
1.1.21"AML Legislation" means the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and the USA Patriot Act and other applicable anti-money laundering, anti-terrorist financing, government sanction and "know your client" Applicable Laws, whether within Canada, in the United States or, to the extent applicable to the Seller or any other Project Entity, elsewhere, including any regulations, guidelines or orders thereunder.
1.1.22"Annual Forecast Report" means a written report in relation to a Fiscal Year with respect to each Project, to be prepared by or on behalf of the Seller, including with reasonable detail:
(a)the amount and a description of planned operating and capital expenditures, including:
(i)the amount and a description of planned exploration expenditures, including a breakdown by exploration target;
(ii)the amount and, to the extent reasonably feasible, a description of planned development and other capital expenditures, including a breakdown of the major components thereof; and
(iii)a breakdown by sustaining and non-sustaining costs; and

(b)a forecast, based on the then current Mine Plan for each Project, for such Fiscal Year on a month-by-month basis and over the remaining life of the mine on a year-by-year basis of:
(i)the estimated tonnes and grade of Minerals to be mined;
(ii)the estimated tonnes and grade of Minerals to be stockpiled; and
(iii)the estimated tonnes and grade of Minerals to be processed, and expected recoveries for gold, silver and other types of marketable minerals.
1.1.23 "Annual Metal Delivery Coverage Ratio" means, at any time, for a calendar year, the ratio of (A) the sum of (i) the aggregated estimated number of ounces of gold contained in Minerals and Other Minerals to be produced from the Projects for such calendar year as set out in the Mine Plans for the Projects that are in effect at such time and have been adopted in compliance with this Agreement, plus (ii) the aggregated estimated number of ounces of gold expected to be available to the Seller from other sources satisfactory to the Buyers, acting reasonably, to satisfy its obligations under this Agreement and the Stream Agreement in such calendar year, to (B) the sum of (i) the aggregate amount of ounces of gold in the Quarterly Gold Deliveries that, for such calendar year, are required to be made to the buyers under the Gold Prepay Agreement, plus (ii) the Gold Equivalent Annual Minimum Delivery Amount for such calendar year.
1.1.24"Annual Minimum Delivery Amount" has the meaning given to such term in the Stream Agreement.
1.1.25"Annual Operations Report" means a written report prepared by or on behalf of the Seller in relation to a Fiscal Year, which report shall include all material information pertaining to the development and operations of each Project, including the following information for such Fiscal Year:
(a)the information required to be included in Quarterly Production Reports hereunder, except on an annualized basis for such year or as at the end of such year, as applicable;
(b)a statement setting out the mineral reserves and mineral resources (by category) prepared in accordance with National Instrument 43-101 (with the assumptions used, including cut-off grade, metal prices and metal recoveries) as of the end of such Fiscal Year;
(c)a review of the exploration, development and operating activities for such Fiscal Year, including:
(i)the amount and a description of exploration expenditures, including a breakdown by exploration target, and variances from projected exploration expenditures, and a report on the result of exploration activities conducted during such Fiscal Year, including all geological, geophysical, geochemical, sampling, drilling, trenching, analytical testing assaying, mineralogical, metallurgical and other similar information, including maps, charts and surveys;
(ii)the amount and a description of operating and capital expenditures (excluding exploration expenditures), including a breakdown of the major components thereof, and variances from projected operating and capital expenditures;
(iii)a report on any material issues or departures from that contemplated by the Mine Plan for each Project, as the Mine Plan existed as of the first day of such Fiscal Year; and

(iv)any actual or expected materially adverse impact on development or production or recovery of gold, whether as to quantity or timing, together with the details of the plans to resolve or mitigate such matters; and
(d)details of any material health or safety violations and/or material violations of any Applicable Laws, or any material non-compliance with the ICMM Guidelines, the HSEC Policy or the Anti-Corruption Policy.
The Annual Operations Report shall also contain a report on any Encumbrances placed on the Project Property during the applicable year securing amounts greater than $[Redacted – commercially sensitive information] in the aggregate, other than the Security.
1.1.26"Anti-Corruption Laws" means the Corruption of Foreign Public Officials Act (Canada), the United States Foreign Corrupt Practices Act of 1977 and all other laws, rules, and regulations of any jurisdiction applicable to any Group Member from time to time concerning or relating to bribery or corruption.
1.1.27"Anti-Corruption Policy" means the anti-bribery and anti-corruption policy of the Group Members (which shall include United States Foreign Corrupt Practices Act compliance) adopted by the Board, as the same may be amended, revised, supplemented or replaced from time to time in accordance with this Agreement.
1.1.28"Applicable Law" means any law (including common law and equity), any international or other treaty, any domestic or foreign constitution or any multinational, federal, provincial, territorial, state, municipal, county or local statute, law, ordinance, code, rule, regulation, Order (including any securities laws or requirements of stock exchanges and any consent, decree or administrative Order), or Authorization of a Governmental Body in any case applicable to any specified Person, property, transaction or event, or any such Person's property or assets (and, in the case of Section 3.8, whether or not having the force of law).
1.1.29"Applicable Percentage" means, with respect to any Buyer, the percentage of the total Prepayment advanced by such Buyer.
1.1.30"Arrangement Fee" means an arrangement fee of $[Redacted – commercially sensitive information].
1.1.31"Associate" has the meaning ascribed to such term in the Securities Act (Ontario), as in effect on the date of this Agreement.
1.1.32"Authorization" means any authorization, approval, consent, concession, exemption, license, lease, grant, permit, franchise, right, privilege or no-action letter from any Governmental Body having jurisdiction with respect to any specified Person, property, transaction or event, or with respect to any of such Person's property or business and affairs (including any zoning approval, mining permit, development permit or building permit) or from any Person in connection with any easements, contractual rights or other matters.
1.1.33"Board" means the board of directors of the Seller.
1.1.34"Buffalo Mountain Project" means the Buffalo Mountain mining project in Humboldt County, Nevada as described in the Lone Tree Exchange Agreement.
1.1.35"Business" means the development, expansion and operation of, and extraction, processing and sale of Minerals from, the Projects.

1.1.36"Business Day" means any day, other than a Saturday, Sunday or statutory holiday in any one of Toronto, Ontario, New York City, New York, or Vancouver, British Columbia or a day on which banks are generally closed in any one of those cities.
1.1.37"Buydown Amount" means any payment received under a Material Contract, the application of which is not specifically dealt with in this Agreement, which constitutes a non-recurring payment (lump sum or otherwise) in compensation for permanently lost future revenues for a period of time, but excluding, for greater certainty, the proceeds of business interruption insurance, delay liquidated damages, or damages in respect of amounts payable to third parties.
1.1.38"Buyer Hedge Arrangement" means, with respect to any Buyer, any arrangement or transaction between such Buyer and any other Person that is a swap transaction, forward transaction, commodity swap, cap transaction, floor transaction, collar transaction or any other similar transaction (including any option with respect to any of such transactions or arrangements) designed to protect or mitigate against such Buyer's risks in gold price fluctuations in respect of its entitlement to receive its Applicable Percentage of the Aggregate Gold Quantity.
1.1.39"Buyers" means the Initial Buyer and each other Buyer party hereto from time to time, and their respective permitted successors and assigns.
1.1.40"Capitalized Lease Obligation" means, for any Person, any payment obligation of such Person under an agreement for the lease, license or rental of, or providing such Person with the right to use, property that, in accordance with IFRS, is required to be capitalized.
1.1.41"Change in Law" has the meaning ascribed to such term in Section 3.6.7.
1.1.42"Change of Control" means:
(a)any Person or Persons acting jointly or in concert (within the meaning of the Securities Act (Ontario)) acquires, together with all other voting shares held by such Person or Persons, control or direction over 50% of the outstanding voting shares of the Seller, or otherwise acquires the ability to elect a majority of the Board; or
(b)the occupation of a majority of the seats (other than vacant seats) on the Board by Persons who were neither nominated by the Board nor appointed by directors so nominated; or
(c)any Subsidiary of the Seller which is a Project Entity ceases to be a wholly owned Subsidiary of the Seller; or
(d)the Seller or any of its Subsidiaries, as applicable, takes any actions to effect any of the foregoing.
1.1.43"Claim" means any claim or liability of any nature whatsoever, including any demand, obligation, liability, debt, cause of action, suit, proceeding, judgment, award, assessment or reassessment.
1.1.44"Collateral" means the equity and intercompany debt pledged pursuant to the Pledge Agreements, and the Granite Creek Project Property and the Ruby Hill Project Property, and all of the other presently held and future acquired undertaking, property and assets of the Seller Parties charged or intended to be charged pursuant to the Security Documents. For greater certainty, Excluded Assets shall not be Collateral.

1.1.45"Collateral Agent" means OMF Fund III (Hg) Ltd., in its capacity as collateral agent for the Buyers under this Agreement, as appointed pursuant to the Intercreditor Agreement, or any successor Collateral Agent appointed thereunder.
1.1.46"Commitment" means, in respect of each Buyer, the Prepayment amount specified with respect to such Buyer in Schedule A (which will be amended from time to time in accordance with the terms hereof and distributed to all parties by the Administrative Agent from time to time to reflect any changes thereto).
1.1.47"Completion Certificate" means a certificate of a senior officer of the Seller in the form set out in Schedule 1.1.47.
1.1.48"Completion Date" for a Project means [Redacted – commercially sensitive information].
1.1.49 "Compliance Certificate" means a certificate of a senior officer of the Seller in the form set out in Schedule 1.1.49.
1.1.50"Construction Budget" for a Project means the budget for the construction of the Project approved by the Board at the time of a positive construction decision, as the same may be amended, revised, supplemented or replaced from time to time in accordance with the terms of this Agreement.
1.1.51"Contingent Value Rights Agreement" means the contingent value rights agreement among Waterton Nevada Splitter, LLC, Waterton Nevada Splitter II, Premier Gold and the Seller dated as of April 14, 2021.
1.1.52"Contract" means any agreement, contract, lease, licence, concession, option, indenture, mortgage, deed of trust, debenture, note or other instrument, arrangement, understanding or commitment, whether written or oral.
1.1.53"Control" means, in respect of a particular Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.
1.1.54"Convertible Debt Agreements" means the Orion Convertible Credit Agreement, and additional convertible credit agreements with a principal amount not to exceed $[Redacted – commercially sensitive information] and on terms and conditions no more favourable to the lender than the terms and conditions of the Orion Convertible Credit Agreement provided such additional convertible credit agreements are executed and fully funded on or prior to [Redacted – commercially sensitive information].
1.1.55"Corrective Action Plan" means a plan to correct and remedy all non-compliance by the Project with Environmental Law, the ICMM Guidelines, the HSEC Policy and any adverse effects resulting from same.
1.1.56"Date of Delivery" has the meaning ascribed to such term in Section 3.5.3.
1.1.57"Debenture Indenture" means the convertible debenture indenture dated February 22, 2023 between the Seller and TSX Trust Company in connection with the issuance of US$65 million principal amount of secured convertible debentures of the Seller, with the convertible debentures bearing a fixed interest of 8.00% per annum and maturing on February 22, 2027.

1.1.58"Debt" means, at any time, with respect to any Person:
(a)all obligations, including by way of overdraft and drafts or orders accepted representing extensions of credit, that would be considered to be indebtedness for borrowed money, and all obligations, whether or not with respect to the borrowing of money, that are evidenced by bonds, debentures, notes or other similar instruments;
(b)the face amount of all bankers' acceptances and similar instruments;
(c)all liabilities upon which interest charges are customarily paid by that Person, other than liabilities for Taxes;
(d)any capital stock of that Person, or of any Subsidiary of that Person, which capital stock, by its terms or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder, or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part;
(e)all Capitalized Lease Obligations, synthetic lease obligations, obligations under Sale-Leasebacks and Purchase Money Obligations;
(f)the amount of all contingent liabilities in respect of letters of credit and similar instruments;
(g)accounts payable and accruals that are over one hundred twenty (120) days past due (except to the extent being contested in good faith);
(h)obligations under any Hedging Arrangement;
(i)contingent liabilities in respect of performance bonds, surety bonds and product warranties, and any other contingent liability, in each case only to the extent that the contingent liability is required by IFRS to be treated as a liability on a balance sheet of the Person contingently liable (which for greater certainty shall include all Encumbrances required to be delivered in connection with surety bonds in respect of the Projects and the Plants,); and
(j)the amount of the contingent liability under any Guarantee in any manner of all or any part of an obligation of another Person of the type included in paragraphs (a) through (i) above, provided that, for greater certainty, trade payables that do not fit the description in paragraph (g) above shall not be considered Debt.
1.1.59"Default" means any event or condition which, upon notice, lapse of time, or both, would constitute an Event of Default.
1.1.60"Disposition" means any sale, assignment, transfer, conveyance, lease, license, granting of an option or other disposition (or agreement to dispose) of any nature or kind whatsoever of any property or of any right, title or interest in or to any property, but does not include the payment of a dividend, and the verb "Dispose" has a correlative meaning.
1.1.61"Early Delivery Quantity" has the meaning ascribed to such term in Section 2.4.8(a).
1.1.62"Encumbrance" means any mortgage, debenture, pledge, hypothec, lien, charge, assignment by way of security, contractual right of set-off, consignment, lease, hypothecation, security interest, including a purchase money security interest, or other security agreement, trust or arrangement having the effect of security for the payment of any debt, liability or obligation, and "Encumbrances", "Encumbrancer", "Encumber" and "Encumbered" shall have corresponding meanings.
1.1.63"Environmental Laws" means all Applicable Laws relating to the protection of the environment, natural resources, human health and safety, Hazardous Substances, the assessment of environmental and social impacts or the rehabilitation, reclamation and closure of lands used in connection with the Project.
1.1.64"Event of Default" has the meaning ascribed to it in Section 9.1.
1.1.65"Excluded Assets" means: all shares issued by subsidiaries of Seller which are not Seller Parties; all shares issued by subsidiaries of Premier Gold which are not Seller Parties; all property, assets and undertaking of Seller other than the Seller Collateral; and all property, assets and undertaking of Premier Gold other than equity interests from time to time issued by Ruby Hill Owner or Granite Creek Owner and Debt from time to time owing by Ruby Hill Owner or Granite Creek Owner.
1.1.66"Excluded Taxes" means, with respect to any recipient of any delivery, payment or transfer of property of any kind under this Agreement or under any of the Gold Prepay Facility Documents (each such recipient, a "Recipient"): any Taxes imposed on or measured by the Recipient on net income, net profits, capital gains, capital or branch profits, arising in a jurisdiction (or any political subdivision thereof) by virtue of the Recipient (i) being incorporated or continued or resident or organized in such jurisdiction, in each case determined by application of the laws of such jurisdiction, or (ii) having a permanent establishment, determined by application of the laws of such jurisdiction, or otherwise having any present or former connection with such jurisdiction (other than any establishment or connection arising solely from (A) entering into, or performing its obligations under, this Agreement or any other Gold Prepay Facility Document, (B) receiving deliveries or payments under this Agreement or any other Gold Prepay Facility Document, or (C) enforcing rights under this Agreement or (D) entering into this Agreement); U.S. withholding tax imposed by under FATCA; and Taxes solely attributable to the Recipient's failure to comply with Section 3.6.6;
1.1.67"FAD" means the FAD property located in Eureka County, Nevada, United States of America.
1.1.68"FATCA" means Sections 1471 through 1474 of the Internal Revenue Code of 1986, or any associated regulations or other official guidance as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with).
1.1.69"Final Delivery Date" means December 31, 2026.
1.1.70"Financial Assistance" given by any Person (the "Financial Assistance Provider") to or for the account or benefit of any other Person (the "Financial Assistance Recipient") means any direct or indirect financial assistance of any nature, kind or description whatsoever (by means of loan, Guarantee or otherwise) of or from such Financial Assistance Provider, or of or from any other Person with recourse against such Financial Assistance Provider or any of its property, to or for the account or benefit of the Financial Assistance Recipient (including Investments in a Financial Assistance Recipient, Acquisitions from a Financial Assistance Recipient, and gifts or gratuities to or for the account or benefit of a Financial Assistance Recipient).
1.1.71"Financial Statements" means the audited consolidated financial statements of the Seller as at and for the year ended December 31, 2020, including the notes thereto, together with the auditor's report thereon, and the unaudited consolidated interim financial statements of the Seller as at and for the three and nine-month periods ended September 30, 2021, which form part of the Public Disclosure Documents.
1.1.72"Fiscal Quarter" means each calendar quarter ending on March 31, June 30, September 30 and December 31 of each year.
1.1.73"Fiscal Year" means the period of January 1 to December 31 of each year.
1.1.74"General Security Agreement" means an agreement governed by New York law pursuant to which a Guarantor grants a security interest to the Collateral Agent in all of its presently held and future acquired Collateral.
1.1.75"Gold Equivalent Annual Minimum Delivery Amount" for a calendar year means a number of ounces of gold equal to the Annual Minimum Delivery Amount of silver for such calendar year multiplied by [Redacted – commercially sensitive information].
1.1.76"Gold Prepay Facility" has the meaning ascribed to such term in Section 2.1.
1.1.77"Gold Prepay Facility Documents" means, collectively, this Agreement, the Guarantee executed by each Guarantor in favour of the Administrative Agent, the Security Documents executed by the Seller Parties, the Intercreditor Agreement, the Waterton Subordination Agreement, any Subordination and Postponement of Claims and all other agreements, instruments and documents from time to time (both before and after the date of this Agreement) delivered to the Buyers, the Administrative Agent for the benefit of the Buyers, the Collateral Agent for the benefit of the Buyers, in connection with this Agreement or the other Gold Prepay Facility Documents.
1.1.78"Gold Price" means, on any date, the afternoon per ounce LBMA Gold Price in U.S. dollars quoted by the London Bullion Market Association (currently in partnership with ICE Benchmark Administration) for Refined Gold on such day or, if such day is not a trading day, the immediately preceding trading day; provided that if the LBMA Gold Price is no longer quoted by the London Bullion Market Association, the Gold Price shall be determined by reference to the price of Refined Gold in the manner endorsed by the London Bullion Market Association, or  if the London Bullion Market Association ceases to be in operation, the Gold Price shall be determined by reference to the price of Refined Gold in the manner endorsed by the World Gold Council, failing which the Gold Price will be determined by reference to the price of Refined Gold on a commodity exchange mutually acceptable to the Seller and the Administrative Agent, each acting reasonably.
1.1.79"Good Industry Practice" means, in relation to any decision or undertaking, the exercise of that degree of diligence, skill, care, prudence, oversight, economy and stewardship which is commonly observed or would reasonably be expected to be observed by skilled and experienced professionals in the Canadian and U.S. mining industries engaged in the same type of undertaking under the same or similar circumstances.
1.1.80"Governmental Body" means any domestic or foreign federal, provincial, regional, state, municipal or other government, governmental department, agency, authority or body (whether administrative, legislative, executive or otherwise), court, tribunal, commission or commissioner, bureau, minister or ministry, board or agency, or other regulatory authority, including any securities regulatory authorities or stock exchange.
1.1.81"Granite Creek Owner" means Osgood Mining Company, LLC, a limited liability company existing under the laws of the State of Nevada, and its permitted successors and assigns.

1.1.82"Granite Creek Project" means the Granite Creek mining project, formerly known as the Getchell mining project, located in Humboldt County, Nevada as described in the Granite Creek Technical Report.
1.1.83"Granite Creek Project Property" means all of the property, assets, undertaking, approvals, licenses, permits and rights of the Group Members in and relating to the Granite Creek Project, whether now owned or existing or hereafter acquired or arising, including real property, personal property and Mineral Interests, and specifically including, but not limited to: the Granite Creek Project Real Property and Minerals and other minerals produced from the Granite Creek Project Real Property; all accounts, instruments, chattel paper, deposit accounts, documents, intangibles, goods (including inventory, equipment and fixtures), money, letter of credit rights, supporting obligations, claims, causes of action and other legal rights and investment property in each case relating to the Granite Creek Project; all products, proceeds (including proceeds of proceeds), rents and profits of the foregoing; and all books and records of the Group Members related to any of the foregoing.
1.1.84"Granite Creek Project Real Property" means all real property interests, all mineral claims, mineral leases and other mineral rights, concessions, unpatented mining claims and interests, and all surface access rights held by any Group Member relating to the Granite Creek Project and all buildings, structures, improvements, appurtenances and fixtures thereon or attached thereto, whether created privately or by the action of any Governmental Body. "Granite Creek Project Real Property" shall also include any term extension, renewal, replacement, conversion or substitution of any such real property interests, mineral claims, mineral leases, mineral rights, concessions, unpatented mining claims or interests, and surface access rights, owned or in respect of which an interest is held, directly or indirectly, by any Group Member at any time during the term of this Agreement, whether or not such ownership or interest is held continuously.
1.1.85"Granite Creek Technical Report" means the technical report titled "Preliminary Economic Assessment NI 43-101 Technical Report, Granite Creek Mine Project, Humboldt County, Nevada, U.S.A." dated November 8, 2021 with an effective date of May 4, 2021, prepared by Global Resource Engineering Ltd.
1.1.86"Group Members" means, collectively, the Seller and its Subsidiaries from time to time, including the Project Entities, and "Group Member" means any one of them.
1.1.87"Guarantee" means, with respect to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any indebtedness, letter of credit, lease, dividend or other obligation of another, including any such obligation directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business) or discounted or sold with recourse by such Person, or in respect of which such Person is otherwise directly or indirectly liable, including any such obligation in effect guaranteed by such Person through any agreement (contingent or otherwise) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain the solvency or any balance sheet or other financial condition of the obligor of such obligation (including keep-well covenants), or to make payment for any products, materials or supplies or for any transportation or services regardless of the non-delivery or non-furnishing thereof, in any such case if the purpose or intent of such agreement is to provide assurance that such obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the lender of such obligation will be protected against loss in respect thereof. The amount of any guarantee shall be equal to the outstanding principal amount of the obligation guaranteed or such lesser amount to which the maximum exposure of the guarantor shall have been specifically limited.

1.1.88"Guarantors" means, collectively, any Person (other than the Seller) that holds or acquires directly or indirectly any interest in the Ruby Hill Project or the Granite Creek Project, other than any Person holding an interest in such Project solely through its interests in the Seller, and "Guarantor" means any one of them, as the context may require. As of the date hereof, the Guarantors are Premier Gold, Ruby Hill Owner and Granite Creek Owner.
1.1.89"Hazardous Substances" means any substance, material or waste defined, regulated, listed or prohibited by Environmental Laws, including pollutants, contaminants, chemicals, deleterious substances, dangerous goods, hazardous or industrial toxic wastes or substances, tailings, wasterock, radioactive materials, flammable substances, explosives, petroleum and petroleum products, polychlorinated biphenyls, chlorinated solvents and asbestos.
1.1.90"Hedging Arrangement" means any interest rate, currency, equity or commodity swap, hedge, derivative, forward sale or similar arrangement.
1.1.91"HSEC Policy" means the integrated health, safety, environmental and community policies and operating guidelines for the Projects adopted by the Board.
1.1.92"ICMM Guidelines" means the International Council on Mining & Metals Mining Principles, as amended, supplemented or superseded from time to time.
1.1.93"IFRS" means the International Financial Reporting Standards adopted by the International Accounting Standards Board from time to time.
1.1.94"Inchoate Lien" means, with respect to any property or asset of any Person, the following liens:
(a)any lien for Taxes, assessments or governmental charges not yet due or being contested in good faith by appropriate proceedings and for which a reasonable reserve satisfactory to the Administrative Agent has been provided; and
(b)undetermined or inchoate liens, privileges or charges incidental to current operations which have not been filed (or are not required to be filed) pursuant to law against such Person's property or assets or which relate to obligations not due or delinquent.
1.1.95"Increase" has the meaning ascribed to such term in Section 2.6.1.
1.1.96"Increase Delivery Schedule" has the meaning ascribed to such term in Section 2.6.1.
1.1.97"Increase Funding Date" has the meaning ascribed to such term in Section 2.6.1.
1.1.98"Increase Request" has the meaning ascribed to such term in Section 2.6.1.
1.1.99"Indemnified Other Tax" has the meaning ascribed to it in Section 3.6.3.
1.1.100"Indemnified Party" has the meaning ascribed to such term in Section 3.10.2.
1.1.101"Indemnified Tax" means any Indemnified Other Tax or Indemnified Withholding Tax.
1.1.102"Indemnified Withholding Tax" has the meaning ascribed to it in Section 3.6.2.
1.1.103"Initial Buyer" means OMF Fund III (Hg) Ltd., and its successors and permitted assigns.

1.1.104"Intercreditor Agreement" means the intercreditor agreement dated December 13, 2021 among the Administrative Agent, on behalf of the Buyers under this Agreement, the Purchasers' Agent on behalf of the Purchasers, the Collateral Agent, the Stream Collateral Agent, the Seller and the Guarantors, as the same may be amended, modified, supplemented or replaced from time to time.
1.1.105"Investment" means, with respect to any Person, the making by such Person of: any direct or indirect investment in or purchase or other acquisition of the securities of or an equity interest in any other Person, any loan or advance to, or arrangement for the purpose of providing funds or credit to (excluding extensions of trade credit in the ordinary course of business in accordance with customary commercial terms), any other Person, or any capital contribution to (whether by means of a transfer of cash or other property or any payment for property or services for the account or use of) any other Person; provided that, for greater certainty, an Acquisition shall not be treated as an Investment.
1.1.106"ISDA Master Agreement" means the 1992 or 2002 ISDA Master Agreement (Multi-Currency – Cross Border) as published by the International Swaps and Derivatives Association, Inc., including any schedule thereto, and as amended, revised or replaced from time to time.
1.1.107"Key Transaction Agreements" means, collectively, this Agreement, the Orion Convertible Credit Agreement, the Stream Agreement, the Intercreditor Agreement, the Offtake Agreement, the 2021 Subscription Agreement and the Warrant Certificates.
1.1.108"Lone Tree Contingent Consideration Agreement" means the contingent consideration agreement dated as of September 3, 2021 delivered by the Seller in favour of NGM in connection with the Lone Tree Exchange Agreement.
1.1.109"Lone Tree Exchange Agreement" means the exchange agreement dated as of September 3, 2021 between NGM, Goldcorp Dee LLC, Au-Reka Gold LLC and the Seller.
1.1.110"Lone Tree Guarantee" means the guarantee dated as of September 3, 2021 delivered by the Seller in favour of NGM in connection with the obligations of its affiliates under the Lone Tree Contingent Consideration Agreement.
1.1.111"Lone Tree Owner" means Goldcorp Dee LLC, a limited liability company existing under the laws of the State of Nevada, and its permitted successors and assigns.
1.1.112"Lone Tree Project" means the Lone Tree mining project and processing facilities in Humboldt County, Nevada as described in the Lone Tree Exchange Agreement.
1.1.113"Lone Tree Project Property" means all of the property, assets, undertaking, approvals, licenses, permits and rights of the Group Members in and relating to the Lone Tree Project, whether now owned or existing or hereafter acquired or arising, including real property, personal property and Mineral Interests, and specifically including, but not limited to: the Lone Tree Project Real Property and Minerals and other minerals produced from the Lone Tree Project Real Property; all accounts, instruments, chattel paper, deposit accounts, documents, intangibles, goods (including inventory, equipment and fixtures), money, letter of credit rights, supporting obligations, claims, causes of action and other legal rights and investment property in each case relating to the Granite Creek Project; all products, proceeds (including proceeds of proceeds), rents and profits of the foregoing; and all books and records of the Group Members related to any of the foregoing.
1.1.114"Lone Tree Project Real Property" means all real property interests, all mineral claims, mineral leases and other mineral rights, concessions, unpatented mining claims and interests, and all surface access rights held by any Group Member relating to the Lone Tree Project and all buildings, structures, improvements, appurtenances and fixtures thereon or attached thereto, whether created privately or by the action of any Governmental Body. "Lone Tree Project Real Property" shall also include any term extension, renewal, replacement, conversion or substitution of any such real property interests, mineral claims, mineral leases, mineral rights, concessions, unpatented mining claims or interests, and surface access rights, owned or in respect of which an interest is held, directly or indirectly, by any Group Member at any time during the term of this Agreement, whether or not such ownership or interest is held continuously.
1.1.115"Majority Buyers" means, at any time, one or more Buyers holding greater than 50% in the aggregate of the Commitments or, if the Prepayment has been made, of the Prepayment Balance.
1.1.116"Mandatory Repayment Amount" has the meaning ascribed to it in Section 2.4.7.
1.1.117"Mandatory Repayment Quantity" has the meaning ascribed to it in Section 2.4.7(a).
1.1.118"Material Adverse Effect" means, individually or in the aggregate, any event, change or effect that could reasonably be expected to have a materially adverse effect on  the business, affairs, capitalization, assets, liabilities, results of operations, condition (financial or otherwise) of the Seller, the Owners or the Seller Parties, taken as a whole, the development or operation or economic viability of a Project as contemplated by the relevant Mine Plan (as in effect at the time of such event, change or effect), the ability of the Seller or any other Seller Party to consummate the transactions contemplated by the Gold Prepay Facility Documents or to perform their respective obligations under the Gold Prepay Facility Documents or the Warrant Certificates, or the rights and remedies of the Administrative Agent or Buyers under the Gold Prepay Facility Documents or the Warrant Certificates.
1.1.119"Material Contracts" means the Contracts listed in Schedule 1.1.119, the Material Project Agreements, any Contract involving the potential expenditure by or revenue to any Project Entity of more than $[Redacted – commercially sensitive information] in the aggregate or in excess of $[Redacted – commercially sensitive information] in any Fiscal Year (other than any Contract for Permitted Debt or a Permitted Acquisition), and any other Contract, the breach, loss or termination of which would, or could reasonably be expected to, be material to any of the Project Entities or otherwise result in a Material Adverse Effect.
1.1.120"Material Project Agreements" means the Contracts listed in Schedule 1.1.120, and any other Project Agreement, the breach, loss or termination of which would, or could reasonably be expected to, be material to the development and ongoing operation of commercial production (including commercial production transactions) of the Project or otherwise result in a Material Adverse Effect relating to the Project.
1.1.121"Material Project Authorizations" means the Project Authorizations listed in Schedule 1.1.121, and any other Project Authorization, the breach, loss or termination of which would, or could reasonably be expected to, be material to the development and ongoing operation of commercial production (including commercial production transactions) of a Project or otherwise result in a Material Adverse Effect relating to a Project.
1.1.122"McCoy-Cove Owner" means Au-Reka Gold LLC, a limited liability company existing under the laws of the State of Delaware, and its permitted successors and assigns.
1.1.123 "McCoy-Cove Project" means the McCoy-Cove Project and the Cove property, located 50 kilometres southwest of Battle Mountain, Nevada and wholly-owned by McCoy-Cove Owner, a wholly owned subsidiary of Premier Gold.
1.1.124"McCoy-Cove Technical Report" means the technical report titled "Preliminary Economic Assessment for the Cove Project, Lander County, Nevada" dated January 25, 2021 (effective

January 1, 2021), prepared by Dagny Odell, P.E., Laura Symmes, SME and T.R. Raponi of Practical Mining LLC.
1.1.125"Milestone Payment Rights Agreement" means the milestone payment rights agreement between inter-alia, Waterton Nevada Splitter, LLC, Waterton Nevada Splitter II, LLC and the Seller dated October 15, 2021.
1.1.126"Mine Plans" means the exploration, development and mine plans for each of the Projects, as applicable, each as approved by the Board, as the same may be amended, revised, supplemented or replaced from time to time in accordance with the terms of this Agreement.
1.1.127"Mineral Interest" means any royalty, stream, participation or production interest, or any agreements that are similar to a royalty, stream, participation or production interest agreement, in each case in respect of any Minerals.
1.1.128"Minerals" means any and all marketable metal bearing material in whatever form or state that is mined, produced, extracted or otherwise recovered from any Project Real Property, and including any such material derived from any processing or reprocessing of any tailings, waste rock or other waste products originally derived from Project Real Property, and including ore and any other products resulting from the further milling, processing or other beneficiation of Minerals, including doré.
1.1.129"Monthly Operations Report" means a written report prepared by or on behalf of the Seller in relation to the immediately preceding calendar month, which report shall include all material information pertaining to the development or operations of each Project, in the form attached hereto as Schedule 1.1.129.
1.1.130"National Instrument 43-101" means National Instrument 43-101 Standards of Disclosure for Mineral Projects of the Canadian Securities Administrators and the companion policy thereto.
1.1.131"Net Insurance Proceeds" means the aggregate cash proceeds of insurance received by any Group Member in respect of any loss, damage to or destruction of any of the Collateral after deducting therefrom all reasonable fees, costs and expenses (including legal and accounting fees) incurred in connection with the collection of such proceeds (as evidenced by supporting documentation provided to the Buyers upon request), without deduction for any insurance premiums or similar payments, provided however that insurance proceeds arising from third-party liability insurance shall not constitute Net Insurance Proceeds.
1.1.132"Nevada Security Documents" means: deed of trust and UCC financing statement governed by Nevada law by the Ruby Hill Owner to the trustee set out therein for the benefit of OMF Fund III (Hg) Ltd., as Administrative Agent for the Buyers; deed of trust and UCC financing statement governed by Nevada law by the Granite Creek Owner to the trustee set out therein for the benefit of OMF Fund III (Hg) Ltd., Administrative Agent for the Buyers; and any subordination or other instruments prepared and held from time to time by the Administrative Agent under Nevada law as Security Documents.
1.1.133"NGM" means Nevada Gold Mines LLC.
1.1.134"NGM Direct Agreement" means a direct agreement in respect of the NGM Toll Treatment Agreements, between NGM and the Collateral Agent in form and substance satisfactory to the Buyers, acting reasonably.

1.1.135"NGM Toll Treatment Agreements" means, collectively, the toll milling agreement among NGM, the Granite Creek Owner and Au-Reka Gold LLC effective as of October 14, 2021, and the toll milling agreement between NGM and Au-Reka Gold LLC effective as of October 14, 2021.
1.1.136"Obligations" means all indebtedness, liabilities and other obligations including, without limitation, the Termination Amount, owed to the Administrative Agent, the Collateral Agent, the Buyers or any Affiliate of a Buyer, hereunder, under any other Gold Prepay Facility Document or under any Permitted Hedging Arrangement entered into with a Buyer or an Affiliate of a Buyer, in each case whether actual or contingent, direct or indirect, matured or not, now existing or hereafter arising, including for certainty any existing Hedging Arrangements entered into between the Group Members and the Buyer or its Affiliates prior to the date hereof.
1.1.137"OFAC" means The Office of Foreign Assets Control of the US Department of the Treasury.
1.1.138"Officer's Certificate" means a certificate in form satisfactory to the Administrative Agent, acting reasonably, in the case of any such certificate of the Seller, signed by the Chief Executive Officer or the Chief Financial Officer of the Seller, and in all other cases, of the applicable Person required to provide such certificate signed by the President or a Vice-President of such Person or by such other of its senior officers, managers or directors as may be acceptable to the Administrative Agent.
1.1.139"Offtake Agreement" means the amended and restated offtake agreement dated December 13, 2021 between, among others, the purchasers thereunder and the Seller, as seller, providing for, among other things, the purchase and sale of Refined Gold, as assigned pursuant to a purchaser’s acknowledgement dated January 11, 2022 among OMF Fund II (O) Ltd., OMF Fund III (CR) Ltd., as assignors, and TRR Offtakes LLC, as assignee, and acknowledged by Goldcorp Dee LLC.
1.1.140"Order" means any order, directive, decree, judgment, ruling, award, injunction, direction or request of any Governmental Body or other decision-making authority of competent jurisdiction.
1.1.141"Original Aggregate Gold Quantity" means [Redacted – commercially sensitive information] ounces of Refined Gold.
1.1.142"Original Currency" has the meaning ascribed to such term in Section 11.6.1.
1.1.143"Original Final Delivery Date" means September 30, 2025.
1.1.144"Original Prepay Agreement" has the meaning ascribed to such term in the recitals.
1.1.145"Original Prepay Date" means December 13, 2021.
1.1.146"Original Prepay First Amendment Date" means April 12, 2022, the date on which all of the conditions precedent set forth in Section 8.1 of the Original Prepay Agreement were satisfied by the Seller Parties or waived by the Buyers.
1.1.147 "Original Prepayment" has the meaning ascribed to it in Section 2.1.1.
1.1.148"Orion Convertible Credit Agreement" means the convertible debt agreement dated December 13, 2021 and between the parties hereto.
1.1.149"Other Currency" has the meaning ascribed to such term in Section 11.6.1.

1.1.150"Other Rights" means all licenses, approvals, authorizations, consents, rights (including surface rights, access rights and rights of way), privileges, concessions, unpatented mining claims or franchises held by a Group Member or required to be obtained from any Person (other than a Governmental Body) for the development and operation of the Project, as contemplated by the current or then applicable Mine Plan.
1.1.151"Owners" means together, Ruby Hill Owner, Granite Creek Owner and Lone Tree Owner.
1.1.152"Payor" has the meaning ascribed to it in Section 3.6.2.
1.1.153"Payment" has the meaning ascribed to such term in Section 3.6.1.
1.1.154"Permitted Acquisition" means an Acquisition by the Seller or Premier Gold (i) in which the business of the entity being acquired is (in the case of a share Acquisition) or the assets being acquired are used in or relate to (in the case of an asset Acquisition) a business engaged in the exploration or mining of base or precious metals or such other line of business as is substantially similar, ancillary or related thereto or a reasonable extension thereof, and (ii) to the extent such Acquisition is not made in connection with the development, expansion or working capital requirements of one or more of the Projects, the consideration paid for such Acquisition shall not be derived from the Prepayment, and provided further such Acquisition would not reasonably be expected to (a) result in a Material Adverse Effect, (b) impair the ability of the Seller Parties to perform and comply with their obligations under the Gold Prepay Facility Documents, or (c) materially impair the ability of the Project Entities to construct, develop and operate the Projects in accordance with the Construction Budget, the Project Schedule and the Mine Plan.
1.1.155"Permitted Asset Disposition" means, as at any particular time, a sale, transfer or other Disposition of: tangible personal property that is no longer required in the conduct of the business of the Project Entities or is being replaced, to a maximum aggregate amount in each Fiscal Year of the Seller of $[Redacted – commercially sensitive information] (whether in cash or other property);  minerals pursuant to this Agreement, the Stream Agreement, the Offtake Agreement, royalty agreements entered into (and amended, as applicable) in compliance with the terms of this Agreement or otherwise in the ordinary course of business in compliance with the terms of this Agreement including delivery of Minerals by a Project Entity (through, if applicable, the corporate structure) up the corporate chain to the Seller; and Abandonment Property as permitted under the Stream Agreement provided that the Buyers shall have determined, acting in a commercially reasonable manner, that it is not economical to mine Minerals from the Abandonment Property.
1.1.156"Permitted Debt" means:
(a)the Obligations;
(b)obligations owing under the Stream Agreement;
(c)obligations of the Seller, as seller, and the Guarantors, as guarantors, under the Convertible Debt Agreements;
(d)Debt of the Owner secured by Encumbrances permitted pursuant to paragraph (j) of the definition of Permitted Encumbrances;
(e)obligations under Permitted Hedging Arrangements;
(f)Subordinated Intercompany Debt;

(g)deposits received from customers in the ordinary course of business;
(h)unsecured trade payables incurred in the ordinary course of business;
(i)Debt in respect of surety or completion bonds, standby letters of credit or letters of guarantee securing mine closure, asset retirement and environmental reclamation obligations in connection with the Projects or the Plants to the extent required by Applicable Laws or a Governmental Body;
(j)Guarantees by the Seller of Debt of a Subsidiary that, other than Lone Tree Owner, is not a Project Entity, provided recourse on such Guarantee is limited to the pledge of equity of such Subsidiary held by the Seller;
(k)Guarantees by Premier Gold of Debt of a Subsidiary that, other than Lone Tree Owner, is not a Project Entity, provided recourse on such Guarantee is limited to the pledge of equity of such Subsidiary held by Premier Gold;
(l)the Waterton Payments subject to the Waterton Subordination Agreement;
(m)obligations under the Lone Tree Guarantee and the Lone Tree Contingent Consideration Agreement;
(n)Debt of the Project Entities (other than the Granite Creek Owner and Ruby Hill Owner) incurred for the bona fide purpose of development, operation or construction of a Project;
(o)Debt of the Granite Creek Owner and Ruby Hill Owner incurred for the bona fide purpose of development, operation or construction of Granite Creek Project or Ruby Hill Project, provided that such Debt is subordinated to the Obligations, on terms and conditions satisfactory to the Buyers;
(p)Debt of the Lone Tree Owner incurred for the bona fide purpose of development, operation or construction of Buffalo Mountain; and
(q)any other Debt of the Project Entity permitted in writing by the Administrative Agent.
1.1.157"Permitted Encumbrances" means, in respect of any Project Property, any of the following:
(a)Encumbrances arising from court or arbitral proceedings or any judgment rendered, claim filed or registered related thereto, provided that the judgment or claim secured thereby are being contested in good faith by such Person, adequate reserves with respect thereto are maintained on the books of such Person in accordance with IFRS, execution thereon has been stayed and continues to be stayed and such Encumbrances do not result in an Event of Default or materially impair the operation of the business of any Project Entity or any Project;
(b)good faith deposits made in the ordinary course of business to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money), leases, surety, customs, performance bonds and other similar obligations, provided such Encumbrances do not materially impair the operation of the business of any Project Entity or the Project;
(c)Encumbrances made or incurred in the ordinary course of business to secure  workers' compensation, surety or appeal bonds, letters of credit, costs of litigation when required by law, Order, and public and statutory obligations, or  the discharge of Encumbrances or claims incidental to construction and mechanics', warehouseman's, carriers' and other similar liens or construction and mechanics' and other similar Encumbrances, provided such Encumbrances do not materially impair the operation of the business of any Project Entity or the Project (which for greater certainty shall include all Encumbrances required to be delivered in connection with surety bonds in respect of the Projects and that the amount of cash collateral subject to Encumbrances for surety bonding shall not exceed $[Redacted – commercially sensitive information] without the prior consent of the Buyers, not to be unreasonably withheld);
(d)any development or similar agreements concerning real property of such Person or any Project Entity or the Project entered into with a Governmental Body or public utility from time to time which do not and will not in the aggregate materially and adversely affect the Security or materially detract from the value of such property or materially impair its use in the operation of the business of such Person or any Project Entity or the Project, and which are not violated in any material respect;
(e)any Inchoate Lien;
(f)such minor defects as may be revealed by an up to date plan of survey of any property and any minor registered or unregistered encumbrances, including, without limitation, easements, rights of way, encroachments, restrictive covenants, servitudes or other similar rights in land granted to or reserved by other Persons, rights of way for sewers, electric lines, telephone lines and other similar purposes, or zoning by-laws or other restrictions as to the use of real property which defects, encumbrances, easements, servitudes, rights of way and other similar rights and restrictions do not in the aggregate materially detract from the value of the said properties or materially impair their use in the operation of the business of any Project Entity or the Project;
(g)security or deposits given to a public utility or any Governmental Body when required by such utility or Governmental Body pursuant to any Project Agreement, or in the ordinary course of business;
(h)the Security;
(i)the Encumbrances securing the obligations under the Stream Agreement, provided that such Encumbrances are subject to the Intercreditor Agreement;
(j)Encumbrances securing Purchase Money Obligations and Capitalized Lease Obligations relating solely to the acquisition of mobile equipment necessary for the development, construction or operation of the Projects, provided that the aggregate of the Debt outstanding at any time in respect of the Purchase Money Obligations and Capitalized Lease Obligations referred to in this paragraph (j) shall not exceed $[Redacted – commercially sensitive information]; and provided that such Encumbrances extend only to the property clearly and individually identified as acquired or financed thereby (including the proceeds of such property) and no recourse is available to any other Project Property;
(k)Encumbrances for Taxes, assessments or governmental charges or levies not at the time due or delinquent provided that the claims secured thereby are being contested in good faith and adequate reserves with respect thereto are maintained in accordance with IFRS and such Encumbrances do not result in an Event of Default or materially impair the operation of the business of any Project Entity or any Project;

(l)Encumbrances and charges incidental to construction or current operations (including, without limitation, carrier's warehouseman's, mechanics', materialmen's and repairmen's liens) that have not at such time been filed pursuant to law or which relate to obligations not due or delinquent provided that the claims secured thereby are being contested in good faith and adequate reserves with respect thereto are maintained in accordance with IFRS and such Encumbrances do not result in an Event of Default or materially impair the operation of the business of any Project Entity or any Projects;
(m)the right reserved to or vested in any Governmental Body by the terms of any lease, licence, franchise, grant or permit acquired by a Project Entity or by any statutory provision, to terminate any such lease, licence, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof, provided such Encumbrances do not result in an Event of Default or materially impair the operation of the business of any Project Entity or any Projects;
(n)the restrictions, exceptions, reservations, limitations, provisos and conditions, if any, expressed in any original patents or grants from any Governmental Body, and such Encumbrances do not result in an Event of Default or materially impair the operation of the business of any Project Entity or any Projects;
(o)in respect of any unpatented mining claim included in any Project the paramount title of the United States of America;
(p)Encumbrances on concentrates or minerals or the proceeds of sale of such concentrates or minerals arising or granted pursuant to a processing or refining arrangement entered into in the ordinary course and upon usual market terms, securing only the payment of the fees, costs and expenses attributable to the processing of such concentrates or minerals under any such processing or refining arrangement, but only insofar as such Encumbrances relate to obligations which are at such time not past due or the validity of which are being contested in good faith by appropriate proceedings and adequate reserves with respect thereto are maintained in accordance with IFRS and such Encumbrances do not result in an Event of Default or materially impair the operation of the business of any Project Entity or any Projects;
(q)Encumbrances granted as credit support for Permitted Hedging Arrangements (other than with a Buyer or an Affiliate of a Buyer), subject to the execution of an intercreditor agreement by any hedge providers in form and substance satisfactory to the Administrative Agent, acting reasonably;
(r)the Royalties as they exist as of the Original Prepay Date, or as amended following the date hereof in accordance with this Agreement;
(s)the Encumbrances securing the obligations under the Milestone Payment Rights Agreement or the Contingent Value Rights Agreement, provided that such Encumbrances are subject to the Waterton Subordination Agreement;
(t)the Encumbrances under the Lone Tree Guarantee consisting solely of a customary assignment and postponement of intercompany claims;
(u)the Encumbrances securing Debt of the Project Entities (other than the Granite Creek Owner and Ruby Hill Owner) incurred for the bona fide purpose of development, operation or construction of a Project;

(v) the Encumbrances securing Permitted Debt under clause (o) of such definition; or
(w)other Encumbrances agreed to in writing by the Buyers;
provided, however, that no Encumbrance described in paragraphs (a) through (e) above shall constitute a Permitted Encumbrance if it was incurred in connection with the borrowing of money.
1.1.158"Permitted Hedging Arrangements" means Hedging Arrangements of a Project Entity which have been entered into for bona fide business purposes, and not for speculative purposes, and pursuant to a hedging plan and policy as may be adopted by the Seller from time to time, provided that such hedging plan and policy is approved by the Administrative Agent, acting reasonably.
1.1.159"Permitted Restricted Payments" means:
(a)payments of the Seller under this Agreement, subject to the terms of the Intercreditor Agreement;
(b)payments of the Seller under the Stream Agreement, subject to the terms of the Intercreditor Agreement;
(c)payments of the Seller or the Lone Tree Owner under the Lone Tree Exchange Agreement, the Lone Tree Contingent Consideration Agreement or the Lone Tree Guarantee, provided that such payments are not made from proceeds of the Prepayment, the Stream Agreement or the Convertible Debt Agreements;
(d)payments of the Seller under the Convertible Debt Agreements;
(e)payments of the Seller under the Royalties;
(f)payments among Project Entities;
(g)regularly scheduled payments by a Project Entity in respect of Permitted Debt regarding Purchase Money Obligations and Capitalized Lease Obligations, Debt incurred for the bona fide purpose of development, operation or construction of a Project or Plant, Permitted Hedging Arrangements and other Permitted Debt permitted by the Administrative Agent respectively, subject to any subordination or intercreditor agreement, if applicable;
(h)the Waterton Payments subject to the Waterton Subordination Agreement; and
(i)required payments by the Owner in respect of Permitted Debt under clause (i) of such definition regarding reclamation obligations.
1.1.160"Person" means and includes individuals, corporations, bodies corporate, limited or general partnerships, joint stock companies, limited liability companies, joint ventures, associations, companies, trusts, banks, trust companies, Governmental Bodies or any other type of organization or entity, whether or not a legal entity.
1.1.161"Plants" means the processing facilities and related infrastructure at the Buffalo Mountain Project, and the Lone Tree Project.
1.1.162"Pledge Agreement" means an agreement pursuant to which the Seller Parties pledges its equity interests in, and intercompany debt of, any Seller Party in favour of the Collateral Agent.

1.1.163"Premier Gold" means Premier Gold Mines USA, Inc., a corporation incorporated under the laws of Delaware, and its permitted successors and assigns.
1.1.164"Prepayment" has the meaning ascribed to such term in Section 2.1.2.
1.1.165"Prepayment Balance" means the amount of the outstanding Prepayment under this Agreement from time to time, which Prepayment Balance (i) was initially equal to the amount of the Original Prepayment on the Original Prepay First Amendment Date, (ii) shall be equal to the amount of the Prepayment on the 2023 Accordion Closing Date; and (iii) shall be adjusted from time to time in accordance with this Agreement.
1.1.166"Proceeds Accounts" means the US dollar bank account in the name of the Ruby Hill Owner maintained to be provided by the Seller to the Administrative Agent in writing, and the US dollar bank account in the name of the Granite Creek Owner numbered [Redacted – commercially sensitive information] maintained with [Redacted – commercially sensitive information].
1.1.167"Project Agreements" means all Contracts listed in Schedule 1.1.167 and all other Contracts of any Group Member relating to the ownership, lease or use of the Projects or the Project Property, the development and mining operations of the Projects, the sale or disposition of mineral production from the Projects, including sales, royalty, streaming and off-take agreements and other similar arrangements, and any option, right of first refusal or right, title, interest, reservation, claim, rent, royalty, or payment in the nature of rent or royalty, or right capable of becoming an option, right of first refusal or right, title, interest, reservation, claim, rent, royalty, or payment in the nature of rent or royalty, in respect of the Project Property, or the mineral production or proceeds therefrom, in each case, whether entered into prior to or after the date of this Agreement.
1.1.168"Project Authorizations" means all Authorizations and Other Rights (including environmental Authorizations) necessary for the development and mining operations of the Projects, and the ongoing operation of commercial production transactions.
1.1.169"Project Costs" in respect of a Project means all capital expenditures incurred by the applicable Project Entity on a consolidated basis for the purposes of developing the Project, included escalation, contingencies, initial working capital, Taxes, duties, expenditures for plant equipment, spares and other capital goods, inventory, capital expenditures required to maintain the Project at its design capacity (including repairs and replacements funded by insurance proceeds), interest during construction, financing fees and expenses and other development costs, as initially set out in the Construction Budget, and as the same may be amended from time to time in accordance with the terms hereof.
1.1.170"Project Entity" means from time to time, the Seller, Premier Gold, Ruby Hill Owner, Granite Creek Owner, Lone Tree Owner and any other Person that is an Affiliate of a Group Member (now or hereafter formed or acquired) that holds or acquires directly or indirectly any interest in the Project Property, other than any Person holding an interest in the Project Property solely through its interest in the Seller.
1.1.171"Project Property" means all of the property, assets, undertaking, approvals, licenses, permits and rights of the Group Members in and relating to the Projects, whether now owned or existing or hereafter acquired or arising, including real property, personal property and Mineral Interests, and specifically including, but not limited to: the Project Real Property and Minerals; all accounts, instruments, chattel paper, deposit accounts, documents, intangibles, goods (including inventory, equipment and fixtures), money, letter of credit rights, supporting obligations, claims, causes of action and other legal rights and investment property in each case relating to the Projects; all products, proceeds (including proceeds of proceeds), rents and profits of the foregoing; and all books and records of the Group Members related to any of the foregoing.

1.1.172"Project Real Property" means all real property interests, all mineral claims, mineral leases and other mineral rights, concessions, unpatented mining claims and interests, and all surface access rights held by any Group Member relating to the Projects (which as of the date hereof, are as set forth in Schedule 1.1.172), and all buildings, structures, improvements, appurtenances and fixtures thereon or attached thereto, whether created privately or by the action of any Governmental Body. "Project Real Property" shall also include any term extension, renewal, replacement, conversion or substitution of any such real property interests, mineral claims, mineral leases, mineral rights, concessions, unpatented mining claims or interests, and surface access rights, owned or in respect of which an interest is held, directly or indirectly, by any Group Member at any time during the term of this Agreement, whether or not such ownership or interest is held continuously. The Project Real Property is depicted on the maps attached at Schedule 1.1.172.
1.1.173"Project Schedule" for a Project means the project summary schedule for the construction of the Project as delivered to the Buyer on the Original Prepay Date, as the same may be amended, revised, supplemented or replaced from time to time in accordance with the terms of this Agreement.
1.1.174"Projects" means (i) the Granite Creek Project; (ii) the Ruby Hill Project; and (iii) the Lone Tree Project.
1.1.175"Public Disclosure Documents" means, collectively, all of the documents which have been filed by or on behalf of the Seller with the relevant Securities Regulators pursuant to the requirements of Securities Laws, including all documents publicly available on the Seller's SEDAR+ profile or the SEC's website at www.sec.gov.
1.1.176"Purchase Money Obligations" means the outstanding balance of the purchase price of real and/or personal property, title to which has been acquired or will be acquired upon payment of such purchase price, or indebtedness to non-vendor third parties incurred to finance the acquisition of such new and not replacement real and/or personal property, or any refinancing of such indebtedness or outstanding balance.
1.1.177"Purchasers" has the meaning ascribed to such term in the Stream Agreement.
1.1.178"Purchasers' Agent" has the meaning ascribed to such term in the Stream Agreement.
1.1.179"Quarterly Amortization Amount" means: [Redacted – commercially sensitive information], subject to adjustment pursuant to Section 2.6.
1.1.180"Quarterly Date" means March 31, June 30, September 30 and December 31 in each year.
1.1.181"Quarterly Gold Delivery" has the meaning ascribed to such term in Section 2.4.2, subject to adjustment pursuant to Section 2.6.
1.1.182"Quarterly Gold Quantity" means on each Quarterly Date the amount of ounces of Refined Gold outlined in Schedule 1.1.182 attached hereto; in each case, subject to adjustment pursuant to Section 2.6.
1.1.183"Quarterly Operations Report" means a written report in respect of each Project prepared by or on behalf of the Seller in relation to the immediately preceding Fiscal Quarter, which report shall include all material information pertaining to the development or operations of each Projects, including the following information for such Fiscal Quarter:

(a)a review of the permitting, development or operating activities for the month and a report on any material issues, departures from, or contemplated or potential changes to the Project Schedule or the Mine Plan for each Project, as applicable;
(b)until the Completion Date for such Project:
(i)a summary of the actual Project Costs incurred on a cumulative and monthly basis (including costs committed to and/or actually funded, and, if applicable, the expected time of funding);
(ii)material variances of actual Project Costs from projected Project Costs in the Construction Budget;
(iii)the percentage completion of the major elements of construction compared to the Project Schedule; and
(iv)the anticipated Completion Date.
(c)details of any material health or safety violations and/or material violations of any Applicable Laws, or any material non-compliance with the ICMM Guidelines, the HSEC Policy or the Anti-Corruption Policy.
The Quarterly Operations Report shall also contain a report on any Encumbrances placed on the Project Property securing amounts greater than $[Redacted – commercially sensitive information] in the aggregate, other than the Security.
1.1.184"Quarterly Production Report" means a written report prepared by or on behalf of the Seller in relation to a Fiscal Quarter with respect to each Project that contains, for such Fiscal Quarter:
(a)the estimated tonnes and estimated grade of Minerals mined during such Fiscal Quarter;
(b)the estimated tonnes and estimated grade of Minerals stockpiled during such Fiscal Quarter (and the total stockpile at the end of such month);
(c)the estimated tonnes and estimated grade of Minerals processed during such Fiscal Quarter and recoveries for gold, silver, and other types of marketable minerals;
(d)the number of ounces of gold sold to an offtaker or otherwise outturned by any applicable refinery during such Fiscal Quarter; and
(e)the estimated number of ounces of gold contained in Minerals processed as of the end of such month that have not yet been delivered to an offtaker or otherwise outturned by an applicable refinery.
1.1.185"Real Property" means the Project Real Property and all other real property interests, mineral claims, mineral leases and other mineral rights, concessions, unpatented mining claims and interests, and all surface access rights held by any Project Entity and all buildings, structures, improvements, appurtenances and fixtures thereon or attached thereto, whether created privately or by the action of any Governmental Body (which, as of the date hereof, to the extent not constituting Project Real Property, are as set forth in Schedule 1.1.185).

1.1.186"Refined Gold" means marketable metal bearing material in the form of gold bars or coins that is refined to standards meeting or exceeding 995 parts per 1,000 fine gold, and otherwise conforming to the London Bullion Market Association specifications for good delivery.
1.1.187"Related Party" means, with respect to any Person (the "first named Person"), any Person that does not deal at arm's length with the first named Person or is an Associate of the first named Person and, in the case of any Group Member, includes: any director, officer, employee or Associate of the Seller or any of its Affiliates; any Person that does not deal at arm's length with the Seller or any of its Affiliates; and any Person that does not deal at arm's length with, or is an Associate of, a director, officer, employee or Associate of the Seller or any of its Affiliates.
1.1.188"Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including the movement of Hazardous Substances through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.
1.1.189"Restricted Payment" means, any payment by such Person to any other Person  of any dividends or any other distribution on any shares of its capital or other equity interests, on account of, or for the purpose of setting apart any property for a sinking or other analogous fund for, the purchase, redemption, retirement or other acquisition of any shares of its capital or other equity interests or any warrants, options or rights to acquire any such shares, of any principal of, or interest or premium on, or of any amount in respect of a sinking or analogous fund or defeasance fund for, any Debt of such Person ranking in right of payment, pari passu with or subordinate to the Obligations, or of any management, consulting or similar fee, or any material bonus or comparable payment, or material payment by way of gift or other gratuity, to any Related Party, unless such payment is to a director, officer or employee of the applicable Group Member in that capacity and consists of reimbursement for reasonable and ordinary course expenses related to the business of a Project Entity incurred by such individual in accordance with the policies in effect governing such reimbursements.
1.1.190"Royalties" means the royalties set forth on Schedule 1.1.190.
1.1.191"Ruby Hill Acquired Entity" means the Ruby Hill Owner.
1.1.192"Ruby Hill Acquired Entity Financial Statements" means unaudited financial statements for Ruby Hill Owner as at and for each of the fiscal years ended on December 31, 2020 and 2019, including the notes thereto and the unaudited balance sheet and statement of cash flows of Ruby Hill Owner as at and for the three-month period ended March 31, 2021, which form part of the Public Disclosure Documents.
1.1.193"Ruby Hill Acquisition" means the indirect acquisition by the Seller of the Ruby Hill Project through the acquisition of, directly or indirectly, all of the outstanding membership interest of the Ruby Hill Acquired Entity pursuant to the Ruby Hill Acquisition Agreement.
1.1.194"Ruby Hill Acquisition Agreement" means the membership interest purchase agreement dated as of September 3, 2021 among Waterton Nevada Splitter, LLC, Waterton Nevada Splitter II, LLC and Premier Gold and the Seller.
1.1.195"Ruby Hill Owner" means Ruby Hill Mining Company, LLC, a limited liability company existing under the laws of the State of Nevada, and its permitted successors and assigns.
1.1.196"Ruby Hill Project" means the Ruby Hill mine in Eureka County, Nevada as described in the Ruby Hill Technical Report.

1.1.197"Ruby Hill Project Property" means all of the property, assets, undertaking, approvals, licenses, permits and rights of the Group Members in and relating to the Ruby Hill Project, whether now owned or existing or hereafter acquired or arising, including real property, personal property and Mineral Interests, and specifically including, but not limited to: the Ruby Hill Project Real Property and Minerals; all accounts, instruments, chattel paper, deposit accounts, documents, intangibles, goods (including inventory, equipment and fixtures), money, letter of credit rights, supporting obligations, claims, causes of action and other legal rights and investment property in each case relating to the Ruby Hill Project; all products, proceeds (including proceeds of proceeds), rents and profits of the foregoing; and all books and records of the Group Members related to any of the foregoing.
1.1.198"Ruby Hill Project Real Property" means all real property interests, all mineral claims, mineral leases and other mineral rights, concessions, unpatented mining claims and interests, and all surface access rights held by any Group Member relating to the Ruby Hill Project and all buildings, structures, improvements, appurtenances and fixtures thereon or attached thereto, whether created privately or by the action of any Governmental Body. "Ruby Hill Project Real Property" shall also include any term extension, renewal, replacement, conversion or substitution of any such real property interests, mineral claims, mineral leases, mineral rights, concessions, unpatented mining claims or interests, and surface access rights, owned or in respect of which an interest is held, directly or indirectly, by any Group Member at any time during the term of this Agreement, whether or not such ownership or interest is held continuously.
1.1.199"Ruby Hill Technical Report" means the report titled "NI 43-101 Report on 2021 Ruby Hill Mineral Resource Estimate, Eureka Country [sic], Nevada, USA" dated October 22, 2021 with an effective date of July 31, 2021 prepared for the Ruby Hill Owner by Wood Canada Limited.
1.1.200"Sale-Leaseback" means an arrangement under which title to any property or an interest therein is transferred by or on the direction of a Person ("X") to another Person which leases or otherwise grants the right to use such property, asset or interest (or other property, which X intends to use for the same or a similar purpose) to X (or nominee of X), whether or not in connection therewith X also acquires a right or is subject to an obligation to acquire the property, asset or interest, and regardless of the accounting treatment of such arrangement.
1.1.201"Sanctioned Entity" means a country or a government of a country, an agency of the government of a country, an organization directly or indirectly controlled by a country or its government, or a Person resident in or determined to be resident in a country, in each case, that is subject to a country Sanctions program administered and enforced by OFAC or by any Canadian Governmental Body.
1.1.202"Sanctioned Person" means any Person listed in any sanctions-related list of designated Persons maintained by any Canadian Governmental Body, or a Person named on the list of Specially Designated Nationals maintained by OFAC.
1.1.203"Sanctions" means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by OFAC or any Canadian Governmental Body.
1.1.204"SEC" means the U.S Securities and Exchange Commission.
1.1.205"Securities Laws" means all applicable securities laws and the respective regulations made thereunder, together with applicable published fee schedules, prescribed forms, policy statements, notices, orders, blanket rulings and other regulatory instruments of the Securities Regulators, and all rules and policies of the TSX and any other stock exchange on which securities of the Seller are traded.

1.1.206"Securities Regulators" means, collectively, the securities regulators or other securities regulatory authorities in each of the provinces and territories of Canada in which the Seller is a reporting issuer, the United States and in any other jurisdictions whose Securities Laws are applicable to the Seller.
1.1.207"Security" means the Encumbrances granted in favour of the Collateral Agent pursuant to the Security Documents.
1.1.208"Security Agreement" means an agreement governed by Ontario law pursuant to which the Seller grants a security interest to the Collateral Agent in all of its presently held and future acquired Collateral.
1.1.209"Security Documents" means any Guarantees in favour of the Collateral Agent in respect of the Obligations, the General Security Agreements, the Security Agreement, the Pledge Agreements, the Nevada Security Documents and any other security documents held from time to time by the Collateral Agent securing or intended to secure payment and performance of the Obligations, including the security described in Section 5.1.
1.1.210"SEDAR" means the System for Electronic Document Analysis and Retrieval of the Canadian Securities Administrators.
1.1.211"Seller" means i-80 Gold Corp., a corporation incorporated under the laws of British Columbia, and its permitted successors and assigns.
1.1.212 "Seller Collateral" means (a) any and all marketable metal bearing material owned or held by Seller, in whatever form or state, that was mined, produced, extracted or otherwise recovered from the Ruby Hill Project Real Property and the Granite Creek Project Real Property, and including ore and any other products resulting from the further milling, processing or other beneficiation of minerals, including doré and refined gold and silver and any proceeds thereof, (b) any debts, liabilities or obligations owing by a Seller Party to the Seller, and (c) all shares from time to time issued by a Guarantor and held by Seller.
1.1.213"Seller Parties" means the Seller and the Guarantors, and "Seller Party" means any one of them.
1.1.214"Stream Agreement" means the purchase and sale agreement (silver) dated December 13, 2021 between the Seller, as seller, Purchasers' Agent and the Purchasers, providing for the purchase and sale of refined silver referenced to production from the Projects.
1.1.215"Stream Collateral Agent" means OMF Fund III (Hg) Ltd., in its capacity as stream collateral agent for the Purchasers under the Stream Agreement, as appointed pursuant to the Intercreditor Agreement, or any successor Stream Collateral Agent appointed thereunder.
1.1.216"Subordinated Intercompany Debt" means any debts, liabilities or obligations owing by the Seller Party to any other Group Member, on any account and in any capacity, subordinated in accordance with the provisions of the Subordination and Postponement of Claims.
1.1.217"Subordination and Postponement of Claims" means a subordination and postponement of claims in favour of the Administrative Agent in respect of Debt of a Seller Party owing to another Seller Party pursuant to which, among other things, the holder of such Debt agrees that such Debt will be subordinated and postponed to the Obligations and that no interest or principal in respect of such Subordinated Intercompany Debt shall be payable other than Permitted Restricted Payments, no Encumbrances have been or will be taken by such holder of such Debt, and no remedies will be exercised by such holder of such Debt, in each case while any Obligations remain outstanding, and which shall otherwise be in form and substance satisfactory to the Collateral Agent, acting reasonably.
1.1.218"Subscription Agreements" means, collectively, the 2021 Subscription Agreement and the 2023 Subscription Agreement.
1.1.219"Subsidiary" means, with respect to any Person, any other Person which is Controlled directly or indirectly by that Person, and "Subsidiaries" means all of such other Persons.
1.1.220"Tax Returns" means all returns, declarations, reports, estimates, information returns, and statements required to be filed in respect of any Taxes, including any schedule or attachment thereto or amendment thereof.
1.1.221"Taxes" means all present and future taxes (including, for certainty, real property taxes), levies, imposts, stamp taxes, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Body, including any interest, additions to tax or penalties applicable thereto, and "Tax" shall have a corresponding meaning.
1.1.222"Technical Committee" means a committee as set out in Section 7.1.
1.1.223"Technical Reports" means the McCoy-Cove Technical Report, the Granite Creek Technical Report and the Ruby Hill Technical Report.
1.1.224"Termination Amount" means, with respect to any Buyer Hedge Arrangement, any Close-out Amount, Early Termination Amount (as those terms are defined under the ISDA Master Agreement, as applicable) or equivalent amount under such other governing hedge agreement payable by the Buyer upon the termination of its Buyer Hedge Arrangement by reason of the occurrence of an Event of Default and the exercise by the Buyer of its rights under Section 9.2.1(b).
1.1.225"Time of Delivery" has the meaning ascribed to such term in Section 3.5.3.
1.1.226"TSX" means the Toronto Stock Exchange.
1.1.227"USA Patriot Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.
1.1.228"Warrant Certificates" means, collectively, the 2021 Warrant Certificate and the 2023 Warrant Certificate.
1.1.229"Warrants" means, collectively, the 2021 Warrants and the 2023 Warrants.
1.1.230"Waterton Payments" means all payments and any other obligations owing from time to time, including prepayments, pursuant to the Milestone Payment Rights Agreement or the Contingent Value Rights Agreement.
1.1.231"Waterton Subordination Agreement" means the subordination agreement(s) to be entered into between, among others, Waterton Nevada Splitter, LLC, Waterton Nevada Splitter, LLC II, the Administrative Agent and the Seller, in form and substance satisfactory to the Administrative Agent, and including any corresponding subordination agreement entered into by any assignee or transferee of any of the Waterton Payments.

1.2Certain Rules of Interpretation
1.2.1In this Agreement, unless otherwise specifically provided or unless the context otherwise requires:
(a)the terms "Agreement", "this Agreement", "the Agreement", "hereto", "hereof", "herein", "hereby", "hereunder" and similar expressions refer to this Agreement in its entirety and not to any particular Article, Section, Schedule, or other portion hereof or thereof;
(b)references to a "paragraph", "Section" or "Article" followed by a number or letter refer to the specified paragraph, Section or Article of this Agreement;
(c)the division of this Agreement into articles, sections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.
(d)words importing the singular shall include the plural and vice versa, and words importing gender shall include all genders;
(e)the words "including", "includes" and "include" shall be deemed to be followed by the words "without limitation";
(f)the terms "party" and "the parties" refer to a party or the parties to this Agreement, and references to a Person in this Agreement means such Person or its successors or permitted assigns;
(g)references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement;
(h)references to statutes or regulations are to be construed as including all statutory and regulatory provisions consolidating, amending, supplementing, interpreting or replacing the statute or regulation referred to; and
(i)except as otherwise specifically provided herein, where any payment is required to be made or any other action is required to be taken on a particular day and such day is not a Business Day and, as a result, such payment cannot be made or action cannot be taken on such day, then this Agreement shall be deemed to provide that such payment shall be made or such action shall be taken on the first Business Day after such day.
1.3Currency and Manner of Payment.
Any reference in this Agreement to currency or to "$", unless otherwise expressly indicated, shall be to the lawful currency of the United States of America. Any amounts to be advanced, paid, prepaid, or repaid in cash shall be made in United States dollars. All payments made by the Parties to each other under this Agreement in cash shall be made in such currency in immediately available funds by means of electronic transfer to the account designated by the recipient Party in writing from time to time. Any change to a Party's designated account information under this Agreement shall only be effective if designated in writing and confirmed verbally by a representative from each of the Administrative Agent and the Seller, with these representatives being familiar with each other.

1.4Ounces of Refined Gold
Any reference in this Agreement to ounces of Refined Gold shall be to troy ounces (one troy ounce being equal to 31.1034768 grams).
1.5Time of Essence.
Time shall be of the essence of this Agreement.
1.6Knowledge.
Where any representation or warranty contained in this Agreement is expressly qualified by reference to the "knowledge" of the Seller, it shall be deemed to refer to the actual knowledge of any officer, director or member of management of the Seller and all information which ought to have been known by any of them after conducting a reasonable inquiry into the matters in question, whether or not any such inquiry was actually made.
1.7Paramountcy.
1.7.1If there is any inconsistency between the terms of this Agreement and the other Gold Prepay Facility Documents (other than the Intercreditor Agreement), the provisions hereof shall prevail to the extent of the inconsistency.
1.7.2In the event of any conflict or inconsistency between the provisions of this agreement and the provisions of the Intercreditor Agreement, the provisions of the Intercreditor Agreement shall prevail and be paramount. If any covenant, representation, warranty or event of default contained in any other Gold Prepay Facility Document is in conflict with or is inconsistent with a provision of this agreement relating to the same specific matter, such covenant, representation, warranty or event of default shall be deemed to be amended to the extent necessary to ensure that it is not in conflict with or inconsistent with the provision of this agreement relating to the same specific matter.
1.8Interest Act.
For the purposes of the Interest Act (Canada) and disclosure under such statute, whenever interest to be paid under this Agreement or any other Gold Prepay Facility Document is to be calculated on the basis of a year of three-hundred sixty (360) days or any other period of time that is less than a calendar year, the yearly rate of interest to which the rate determined pursuant to such calculation is equivalent is the rate so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by three-hundred sixty (360) or such other period of time, as the case may be.
1.9No Subordination.
The use of the term "Permitted Encumbrances" to describe any interests and Encumbrances permitted hereunder shall mean that they are permitted to exist (whether in priority to or subsequent in priority to the Security, as determined by Applicable Law), and shall not be interpreted as meaning that such interests and Encumbrances are entitled to priority over the Security.

1.10Schedules, etc.
The following are the schedule(s) attached to this Agreement:

Schedule A	—	Buyer Prepayment Commitments
Schedule 1.1.47	—	Form of Completion Certificate
Schedule 1.1.49	—	Form of Compliance Certificate
Schedule 1.1.119	—	Material Contracts
Schedule 1.1.120	—	Material Project Agreements
Schedule 1.1.121	—	Material Project Authorizations
Schedule 1.1.129	—	Monthly Operations Report
Schedule 1.1.167	—	Project Agreements
Schedule 1.1.172	—	Project Real Property
Schedule 1.1.185	—	Other Real Property
Schedule 1.1.190	—	Royalties
Schedule 4.1.1	—	Organization and Powers
Schedule 4.1.2	—	Authorization; No Conflict
Schedule 4.1.4	—	Consents
Schedule 4.1.5	—	Corporate Structure; Subsidiaries; Other Ventures
Schedule 4.1.6	—	Principal Place of Business and Other Locations
Schedule 4.1.12	—	Maintenance of Project Property
Schedule 4.1.17	—	Bank Accounts
Schedule 4.1.21	—	Environmental Compliance
Schedule 4.1.22	—	Community Matters
Schedule 4.1.23	—	Employee and Labour Matters
Schedule 4.1.26.6	—	Audits
Schedule 4.1.26.8	—	Taxes
Schedule 4.1.29.3	—	Off-Balance Sheet Transaction
Schedule 4.1.31	—	Related Party Transactions
Schedule 4.1.33	—	Litigation
Schedule 4.1.37.3	—	Public Disclosure Documents

Article 2
GOLD PREPAYMENT AND DELIVERY
2.1Gold Prepayment.
2.1.1On the Original Prepay First Amendment Date, the Buyers made available to the Seller the aggregate amount of $45,000,000 (the "Original Prepayment") as a prepayment on account of the future delivery by the Seller of the Original Aggregate Gold Quantity to the Buyers in accordance with the Original Prepay Agreement.
2.1.2The Buyers, in reliance on each of the representations, warranties and covenants set out herein, and upon and subject to the provisions of this Agreement, including without limitation, the satisfaction of the conditions set out in Article 8, hereby agree to make available to the Seller an additional aggregate amount of $20,000,000 (the "2023 Accordion Prepayment"; together with the Original Prepayment, the "Prepayment") as a prepayment on account of the future delivery by the Seller of the Aggregate Gold Quantity to the Buyers in accordance with this Agreement.
2.2Availment.
2.2.1The Original Prepayment was made available to the Seller in a single payment on the Original Prepay First Amendment Date.
2.2.2The 2023 Accordion Prepayment will be available to the Seller, upon its request, in a single payment on the 2023 Accordion Closing Date.
2.3Use of Proceeds.
2.3.1The Seller shall use the Original Prepayment to fund the development, expansion and working capital requirements of the Projects (for greater certainty including outstanding contingent consideration payments in respect of the Granite Creek Project and the Ruby Hill Project).
2.3.2The Seller may use the 2023 Accordion Prepayment to support the development, expansion and working capital, exploration, and capital expenditure requirements of the Group Members' portfolio of precious metals and poly-metallic assets, including but not limited to the Projects and their respective deposits, FAD, Lone Tree Project, the Buffalo Mountain Project and the McCoy-Cove Project (for greater certainty including outstanding Waterton Payments1).
2.4Delivery of Aggregate Gold Quantity.
2.4.1In consideration for the payment of the Original Prepayment (and the 2023 Accordion Prepayment, if any) to the Seller, the Seller shall, subject to Section 9.2, deliver the Aggregate Gold Quantity to the Buyers in accordance with Sections 2.4 and 3.5.
2.4.2Commencing on March 31, 2022 and on each Quarterly Date thereafter, subject to Section 2.4.8, the Seller shall deliver the Quarterly Gold Quantity to the Buyers in respect of the then outstanding Prepayment Balance (each such delivery, a "Quarterly Gold Delivery"), together with payment in cash of any fees and expenses then due and owing to the Buyers hereunder. Upon the completion of each Quarterly Gold Delivery, the Prepayment Balance shall be reduced by the Quarterly Amortization Amount. On the Original Final Delivery Date any portion of the Original Aggregate Gold Quantity that has not been delivered to the Buyers in accordance with the terms hereof shall be due and
1 Bennett note to Torys: revision here is to capture outstanding milestone payment at Ruby Hill (which is not "contingent")

deliverable to the Buyers on the Original Final Delivery Date in accordance with Section 3.5, together with payment in cash of any other amounts due and owing to the Buyers hereunder. On the Final Delivery Date, any portion of the 2023 Accordion Aggregate Gold Quantity that has not been delivered to the Buyers in accordance with the terms hereof shall be due and deliverable to the Buyers on the Final Delivery Date in accordance with Section 3.5, together with payment in cash of any other amounts due and owing to the Buyers hereunder.
2.4.3In the event that any Net Insurance Proceeds in a Fiscal Year have not been applied to repair and replace property as set forth in Section 3.11 within the time period specified therein, such Net Insurance Proceeds will be applied to repay all or a portion of the Prepayment Balance in accordance with Section 2.4.7.
2.4.4In the event that any Seller Party receives any liquidated damages for any reason under any Material Contract, it will apply the amounts received to repay all or a portion of the Prepayment Balance in accordance with Section 2.4.7.
2.4.5In the event that any Seller Party receives any Buydown Amounts or any other amounts paid to such Person on the termination of a Material Contract, it will apply the amounts received to repay all or a portion of the Prepayment Balance in accordance with Section 2.4.7.
2.4.6In the event that any Seller Party disposes of property other than a Permitted Asset Disposition, it will apply the amounts received to repay all or a portion of the Prepayment Balance in accordance with Section 2.4.7.
2.4.7Upon the occurrence of any of the events specified in Sections 2.4.3, 2.4.4, 2.4.5 or 2.4.6, the applicable Seller Party shall cause the applicable amount set forth in such Section (the "Mandatory Repayment Amount") to be repaid in respect of the Prepayment Balance then outstanding as follows:
(a)the Seller or applicable Seller Party shall pay the Mandatory Repayment Amount to the Buyers in cash and the Prepayment Balance shall be reduced by the amount of such payment;
(b)upon such payment being made, subject to Section 2.4.8, the Seller shall be deemed to have delivered to the Buyers an amount of Refined Gold (the "Mandatory Repayment Quantity") equal to the Quarterly Gold Quantity multiplied by a fraction, the numerator of which is the Mandatory Repayment Amount, and the denominator of which is the Quarterly Amortization Amount; and
(c)the Mandatory Repayment Quantity will be applied against the Seller's Quarterly Gold Delivery obligations in inverse order of maturity such that Quarterly Gold Deliveries will continue on each Quarterly Date following delivery of the Mandatory Repayment Quantity as contemplated by Section 2.4.2 until the Aggregate Gold Quantity has been delivered to the Buyers hereunder.
2.4.8The Seller may, at any time prior to the Final Delivery Date and at its sole option, satisfy its obligation to deliver to the Buyers the remaining Aggregate Gold Quantity outstanding by delivering to the Buyers:
(a)all, but not less than all, of that number of ounces of Refined Gold (the "Early Delivery Quantity") equal to the greater of:
(i)the portion of the Aggregate Gold Quantity remaining outstanding; and

(ii)the Prepayment Balance divided by the Gold Price, in each case, as of and on the trading day immediately preceding the applicable Date of Delivery; and
(b)cash in an amount equal to any fees and expenses then due and owing to the Buyers hereunder.
Any such delivery shall only be made on a Business Day and shall only be effected on at least ninety (90) days' notice in writing to the Administrative Agent, which notice, once given, shall be irrevocable and binding upon the Seller.
2.4.9Notwithstanding any other provision of this Agreement to the contrary, in no event shall the Seller be required to deliver more Refined Gold to the Buyers under this Agreement than the Aggregate Gold Quantity, other than as a result of Section 2.4.8(a). Upon delivery of the Aggregate Gold Quantity (or the Early Delivery Quantity in the case the Seller exercises its option under Section 2.4.8) to the Buyers hereunder, the Prepayment Balance shall be reduced to nil.
2.5Arrangement Fee
The Seller shall pay the Arrangement Fee, such payment to be deducted by the Buyers from the 2023 Prepayment Amount made available by the Buyers on the 2023 Accordion Closing Date.
2.6Accordion– Increase to Prepayment
2.6.1Upon a positive construction decision by the Board for both (a) the Plant at the Lone Tree Project, and (b) any two of the following: the Ruby Hill underground development (including ruby deep and/or blackjack deposits), the Granite Creek open pit development, or the McCoy-Cove Project, in all cases based on a feasibility study prepared by a recognized engineering firm which study is in form and substance satisfactory to the Buyers, acting reasonably, the Seller may, by delivering a written request therefor (an "Increase Request") to the Administrative Agent, request an increase in the Prepayment (the "Increase") by an additional amount not exceeding $50,000,000 in aggregate for all Increases. Any Increase Request shall be delivered at least forty-five (45) days, but not more than ninety (90) days, before the proposed funding date of the requested Increase (the "Increase Funding Date"), and shall specify the requested amount of such Increase, the requested Increase Funding Date and certify that no Default or Event of Default has occurred and is continuing or would occur as a result of the Increase and the representations and warranties contained herein and the other Gold Prepay Facility Documents remain true and correct after giving effect to such Increase. In addition, the Increase Request shall include (i) an amendment to the Waterton Subordination Agreement permitting the increase in the Obligations under this Agreement, in form and substance satisfactory to the Buyers, (ii) the proposed increase in the Aggregate Gold Quantity, and (iii) a proposed quarterly delivery and quarterly amortization schedule (the "Increase Delivery Schedule") adjusting the amounts of the Quarterly Gold Delivery and the Quarterly Gold Quantity, which Increase Delivery Schedule will, from the Increase Funding Date to the Original Final Delivery Date, provide the Buyers with an internal rate of return on such Increase of [Redacted – commercially sensitive information]% based on consensus gold prices at the time of the Increase Request.
2.6.2Upon its confirmation of the satisfaction of the foregoing conditions and any other conditions required by the Administrative Agent (including entering into an amending agreement to this Agreement), and subject to the approval of each Buyer of the Increase Delivery Schedule, each Buyer shall provide its Applicable Percentage of the requested Increase and the Administrative Agent will prepare and deliver to the Seller and each Buyer a new Schedule A, setting forth the Commitments of the Buyers following the Increase. Such new Schedule A, and the revised Commitments of the Buyers set forth therein, will become effective the next Business Day following delivery by the Administrative Agent thereof to the Seller.

2.6.3Draws in respect of any Increase:
(a)must be used solely for the purposes of the development of the Plant at the Lone Tree Project and the Projects;
(b)shall constitute part of the Prepayment, and shall be added to the amount of the Prepayment Balance; and
(c)shall otherwise be subject to all other terms and conditions hereof, including but not limited to the conditions precedent to drawdown.
Article 3
OTHER PROVISIONS RELATING TO THE GOLD PREPAYMENT AND DELIVERY
3.1Purchase and Sale Transaction.
The Seller and Buyers intend that the transactions under this Agreement constitute a purchase and sale transaction, and not an obligation for borrowed money or royalty obligation. The Seller and Buyers shall characterize the transactions under this Agreement as the purchase and sale of gold for all purposes, including filings, communications and other representations made with or to any authority for Tax, accounting or financial reporting purposes, and shall work together with the mutual objective of ensuring that the transactions under this Agreement are treated as purchase and sale transactions, and are not considered an obligation for borrowed money or royalty obligation.
3.2Several Obligations.
Each Buyer is severally liable for its Applicable Percentage of the Prepayment and the Buyers are not jointly liable or jointly and severally liable. No Buyer shall be obligated to fund its portion of the Prepayment unless it is reasonably confident that the other Buyers will fund their respective portions of the Prepayment.
3.3Application of Deliveries and Payments.
3.3.1All deliveries and payments hereunder shall be made to the Buyers pro rata according to their Applicable Percentage.
3.3.2Any amounts repaid pursuant to Section 2.4 shall not be added back to the Prepayment, and the Buyers' Commitments in respect thereof shall be cancelled.
3.4Cash Payments.
All cash payments required to be made pursuant to this Agreement shall be made by the Seller to the Buyers by way of deposit by or on behalf of the Seller to the account specified therefor by the Buyers to the Seller from time to time no later than 1:00 p.m. (New York City time) on the due date thereof. Any payments received after such time shall be considered for all purposes as having been made on the next following Business Day unless the applicable Buyer otherwise agrees in writing.
3.5Procedure for Deliveries of Refined Gold.
3.5.1Each delivery of Refined Gold to the Buyers hereunder shall be made by delivering to each Buyer an amount of Refined Gold equal to such Buyer's Applicable Percentage of the total number of ounces to be delivered to the Buyers in such delivery, free and clear of all Encumbrances. Each delivery of Refined Gold to the Buyers hereunder shall be made no later than noon (London time) on the due date thereof. Any deliveries received after such time shall be considered for all purposes (other than Sections 3.5.3 and 3.5.4) as having been made on the next Business Day unless the applicable Buyer otherwise agrees in writing. Each delivery of Refined Gold to the Buyers hereunder shall be made unconditionally in full. All costs and expenses pertaining to each delivery of Refined Gold to the Buyers shall be borne by the Seller. For greater certainty, subject to the provisions of Section 3.6, the Buyers shall not be responsible for any refining, treatment or other charges, penalties, insurance, deductions, transportation, settlement, financing, price participation charges or other charges, penalties, deductions, set-offs, Taxes or expenses pertaining to and/or in respect of the delivery to them of Refined Gold delivered to them hereunder, all of which shall be for the account of the Seller.
3.5.2The Refined Gold delivered by the Seller to the Buyers pursuant to this Agreement need not come from gold physically produced by the Seller or its Affiliates at the Projects or any other mining project, provided that the Seller shall not deliver to the Buyers any Refined Gold that has been directly or indirectly purchased on a commodity exchange. The Refined Gold to be delivered by the Seller to the Buyers pursuant to this Agreement shall conform in all respects with the London Bullion Market Association specifications for good delivery, and the Buyers shall not be required to accept delivery of any Refined Gold that does not meet such specifications. If the London Bullion Market Association ceases to exist or ceases to publish rules for the good delivery of gold or such rules should no longer be internationally recognized as the basis for good delivery of gold, the Administrative Agent may designate, for purposes of this Agreement, a new basis for determining good delivery of Refined Gold. Until the Administrative Agent makes such designation, deliveries of Refined Gold by the Seller to the Buyers under this Agreement shall conform to the last set of rules for good delivery in effect under this Agreement immediately prior to the time such rules ceased to be published or recognized.
3.5.3The applicable amount of Refined Gold shall be delivered to each of the Buyers by way of credit (in metal) to the respective metal account or accounts in London designated by the Buyers pursuant to Section 3.5.6. Delivery by the Seller of the applicable amount of Refined Gold to the Buyers shall be deemed to have been made at the time and on the date Refined Gold is credited to the designated metal accounts of the Buyers (the "Time of Delivery" on the "Date of Delivery"). Title to, and risk of loss of, Refined Gold shall pass from the Seller to the applicable Buyer at the Time of Delivery. The Seller hereby represents and warrants to and covenants with the Buyers that, immediately prior to the Time of Delivery the Seller will be the sole legal and beneficial owner of the Refined Gold credited to a metal account of a Buyer, the Seller will have good, valid and marketable title to such Refined Gold, and  such Refined Gold will be free and clear of all Encumbrances (other than the Security or Permitted Encumbrances specified in paragraph (i) of that definition).
3.5.4On each Date of Delivery, the Seller shall deliver a statement to each Buyer by email (at the email addresses specified by the Buyers from time to time) that shall include:  the number of ounces of Refined Gold delivered to such Buyer and the total number of ounces of Refined Gold delivered to all Buyers pursuant to the applicable delivery, together with a calculation of any adjustments made pursuant to this Agreement; the Date of Delivery and Time of Delivery; the amount of the reduction in the Prepayment Balance in accordance with this Agreement as a result of such delivery; a cumulative schedule showing in tabular form, the date of each delivery of Refined Gold under this Agreement, the number of ounces of Refined Gold delivered and the resulting Prepayment Balance and outstanding Aggregate Gold Quantity following such delivery; and such other information as may be reasonably requested by the Buyers to allow the Administrative Agent and Buyers to verify all aspects of the deliveries of Refined Gold under this Agreement and the amount of the Prepayment Balance.
3.5.5Notwithstanding any other provision in this Agreement to the contrary, a Buyer may assign or transfer, in whole or in part, its right to receive any one or more deliveries of Refined Gold hereunder, to any Person. Any such assignment or transfer shall become effective when the Seller and the Administrative Agent have been notified thereof by such Buyer. Upon such notification being given, the

Seller Parties shall cooperate fully with such Buyer and such assignee or transferee in making the necessary arrangements to make deliveries of Refined Gold to such assignee or transferee and otherwise giving effect to such assignment or transfer.
3.5.6Each Buyer shall designate a metal account or accounts in London for the purpose of receiving deliveries of Refined Gold from the Seller hereunder. The designation shall be made by electronic communication to the Seller, which designation shall be effective until changed by the relevant Buyer. Any such change shall be made at least ten (10) Business Days prior to a delivery of Refined Gold in order to be effective for such deliver.
3.6Payments – No Deduction.
3.6.1All deliveries of Refined Gold and all payments and transfers of property of any kind made in respect of this Agreement or any other Gold Prepay Facility Document (each such amount, a "Payment") shall be made in full without set-off or counterclaim, and free of and without deduction or withholding for any Taxes, other than Excluded Taxes, except to the extent otherwise required by Applicable Law.
3.6.2If the payor of any Payment (the "Payor") is required by Applicable Law to deduct or withhold any Taxes, other than Excluded Taxes, from or in respect of any Payment (any such Tax withheld by the Payor, an "Indemnified Withholding Tax") to a Buyer, then the amount otherwise payable to such Buyer shall be increased by such amount ("Additional Amounts") as may be necessary so that after making all required deductions or withholdings such Buyer receives an amount equal to the sum it would have received if no deduction or withholding had been made from such Payment, and the Payor shall pay the full amount deducted to the relevant taxation or other authority in accordance with Applicable Law.
3.6.3If a Buyer becomes liable for any Tax on any Payment, other than (i) any Excluded Taxes or (ii) any Indemnified Withholding Tax in respect of which the Buyer has received Additional Amounts in accordance with Section 3.6.2 (any such other Tax, an "Indemnified Other Tax"), then the Payor shall indemnify such Buyer for such Tax, and the indemnity payment shall be increased as may necessary so that after the imposition of any Tax on the indemnity payment (including Tax in respect of any such increase in the indemnity payment), such Buyer shall receive the full amount of Taxes for which it is liable, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Body. A certificate as to the amount of such Indemnified Other Tax delivered to the Payor by such Buyer shall be conclusive absent manifest error.
3.6.4If requested by the Seller, the Buyer shall use reasonable commercial efforts to dispute the imposition or assertion by the relevant Governmental Body of any Indemnified Taxes, all at the Seller's expense; provided, however, that the Buyer may refuse to do so if doing so would have an adverse impact on it (including by disputing the imposition or assertion of such Taxes if there is no reasonable basis to do so), as determined by the Buyer, acting reasonably. In the event that the Buyer proceeds with disputing the imposition or assertion of such Taxes, the Buyer will have carriage of such dispute and any related communications and proceedings, provided that Buyer shall (i) timely keep the Seller informed of any material developments relating to the dispute and proceedings, (ii) timely provide the Seller with copies of any written correspondence with the relevant Governmental Body relating to the dispute or proceedings, (iii) give due consideration to any suggestions by the Seller relating to the conduct of the dispute or proceedings, and (iv) not settle, compromise or otherwise resolve such dispute without the consent of the Seller, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding clause (iv) of the immediately foregoing sentence, the Buyer shall be entitled to discontinue such dispute at any time that it determines, acting reasonably, that the continuation of such dispute would have an adverse impact on it. In no event shall the Buyer have any liability whatsoever to the Seller for any decision by it to commence, settle, compromise, resolve or discontinue such dispute, the manner in which the Buyer carries out such dispute or the results thereof.
3.6.5If a Buyer receives a refund of any Indemnified Taxes, or the Buyer, acting reasonably, determines that, because of the payment of such Indemnified Taxes, it has benefited from a reduction in Excluded Taxes otherwise payable by it, it shall pay to the Payor an amount equal to such refund or reduction (but only to the extent of indemnity payments made, or Additional Amounts paid, by the payor under this Section 3.6 with respect to the Taxes giving rise to such refund or reduction), net of all out-of-pocket expenses of such Buyer, as the case may be, and without interest (other than any net after-Tax interest paid by the relevant Governmental Body with respect to such refund). The Payor, upon the request of a Buyer, agrees to repay the amount paid over to the Payor to such Buyer, without interest, if such Buyer is required to repay such refund or reduction to such Governmental Body. This paragraph shall not be construed to require a Buyer to make available its Tax Returns (or any other information relating to its Taxes that it deems confidential) to the Seller or any other Person, to arrange its affairs in any particular manner or to claim any available refund or reduction.
3.6.6Any Buyer that is entitled to an exemption from or reduction of Taxes under the law of the jurisdiction in which the Seller or any Payor is resident for tax purposes, any treaty to which such jurisdiction is a party, or otherwise, with respect to any payments made in respect of this Agreement shall, at the request of the Seller, deliver to the Seller (with a copy to the Administrative Agent), at the time or times prescribed by Applicable Law or reasonably requested by the Seller or the Administrative Agent, such properly completed and executed documentation prescribed by Applicable Law (if any) or as reasonably requested by the Seller or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding Taxes. In addition, any Buyer, if requested by the Seller or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law (if any) or reasonably requested by the Seller or the Administrative Agent as will enable the Seller or the Administrative Agent to determine whether or not such Buyer is subject to withholding or information reporting requirements. Notwithstanding the foregoing, no Buyer shall be required to deliver any documentation pursuant to this Section 3.6.6 that such Buyer is not legally able to deliver.
3.6.7Following the execution and delivery of this Agreement, each of the parties hereto will co-operate reasonably with the other parties hereto in implementing any proposed adjustments to the structure or terms of this Agreement to facilitate the reduction of the Seller's or any other Group Member's obligations to pay any Additional Amounts or Indemnified Other Taxes pursuant to this Section 3.6 or for any other reasonable tax planning purpose of any party, provided that such adjustments have no material adverse impact on the non-proposing party and that the costs of such adjustments shall be paid for by the proposing party. For greater certainty, if, as a result of a change in Applicable Law or in the interpretation of any Applicable Law by a relevant Governmental Body (a "Change in Law"), the Seller or any other Group Member is required to pay any Indemnified Taxes pursuant to this Section 3.6 which are materially in excess of the Indemnified Taxes which would have been paid to a Buyer prior to the Change in Law, the parties agree that, upon the request of the Seller, the parties shall negotiate in good faith to implement any proposed adjustments to the structure or terms of this Agreement and any other relevant agreement between the Parties so that the Seller is no longer materially and adversely affected by such Change in Law; provided that, notwithstanding anything in this Agreement to the contrary, no party shall be obligated to execute any such amendment if doing so would have an adverse impact on such party, as determined by such party in its sole and absolute discretion acting reasonably.
3.7Illegality.
If any Applicable Law comes into force after the Original Prepay Date, or if any change in any existing Applicable Law or in the interpretation or application thereof by any court or Governmental Body now or hereafter makes it unlawful for a Buyer to have advanced or acquired an interest in the Prepayment or to give effect to its obligations in respect thereof, such Buyer may, by written notice thereof to the Seller, declare its obligations under this Agreement to be terminated, and the Seller shall pay to such Buyer, within the time required by such law, such Buyer's Applicable Percentage of the Prepayment Balance and any other amounts owing under this Agreement as may be applicable to the date of such payment. If any such event shall, in the opinion of such Buyer, only affect part of its obligations under this Agreement, the remainder of this Agreement shall be unaffected, and the obligations of the Seller Parties under the Gold Prepay Facility Documents shall continue. Each Buyer agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the judgment of such Buyer, acting reasonably, otherwise be materially disadvantageous to such Buyer.
3.8Change in Circumstances.
3.8.1If the introduction of or any change in any Applicable Law relating to a Buyer or any change in the interpretation or application thereof by any Governmental Body or compliance by a Buyer with any request or direction of any Governmental Body:
(a)subjects such Buyer or causes the withdrawal or termination of a previously granted exemption with respect to any Taxes or changes the basis of taxation of payments due to the Buyer or increases any existing Taxes on payments of amounts owing to such Buyer (other than Excluded Taxes);
(b)imposes, modifies or deems applicable any reserve, liquidity, cash margin, capital, special deposit, deposit insurance or assessment, or any other regulatory or similar requirement against assets held by, or deposits in or for the account of, or loans by, or any other acquisition of funds for loans by, such Buyer;
(c)imposes on such Buyer or requires there to be maintained by such Buyer any capital adequacy or additional capital requirement (including, without limitation, a requirement which affects such Buyer's allocation of capital resources to its obligations) in respect of such Buyer's obligations hereunder; or
(d)imposes on such Buyer any other condition or requirement with respect to this Agreement (other than Excluded Taxes);
and such occurrence has the effect of:
(e)increasing the cost to such Buyer of agreeing to make or making, maintaining or funding the Prepayment, the Prepayment Balance or any portion thereof;
(f)reducing the amount of the Obligations owing to such Buyer;
(g)directly or indirectly reducing the effective return to such Buyer under this Agreement or on its overall capital as a result of entering into this Agreement or as a result of any of the transactions or obligations contemplated by this Agreement (other than a reduction resulting from a higher rate of income tax being imposed on such Buyer's overall income); or
(h)causing such Buyer to make any payment or to forego any fees or other return on or calculated by reference to any sum received or receivable by such Buyer hereunder;
then such Buyer shall also provide a notice to the Seller with sufficient particulars (including, for greater certainty, the details of calculations relevant thereto), the facts relevant to the application of this

Section 3.8, and, absent manifest error in such notice, the Seller shall promptly upon demand by such Buyer pay or cause to be paid to such Buyer such additional amounts as shall be sufficient to fully indemnify such Buyer for such additional cost, reduction, payment, foregone return provided that the Seller shall not be required to pay such additional amounts unless such additional amounts are being demanded by such Buyer as a general practice from its Sellers similarly obligated. Such Buyer shall provide to the Seller a certificate in respect of the foregoing which incorporates reasonable supporting evidence thereof and any such certificate will be prima facie evidence thereof except for manifest error.
3.8.2For purposes of the foregoing, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof and all requests, rules, regulations, guidelines or directives whether concerning capital adequacy or liquidity promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed a "change in Applicable Law" regardless of the date enacted, adopted, applied or issued.
3.9Payment of Costs and Expenses.
3.9.13.9.1    The Seller shall pay to the Administrative Agent and the Buyers all reasonable and documented out of pocket due diligence expenses, including but not limited to documented legal and mining consultants' costs incurred by the Administrative Agent and the Buyers on or prior to the date of this Agreement, including all reasonable and documented out of pocket costs associated with the drafting of this Agreement.
3.9.23.9.2 The Seller shall pay to the Administrative Agent and the Buyers on demand all reasonable and documented costs and expenses of the Administrative Agent and the Buyers and their agents, counsel, and any receiver or receiver-manager appointed by them or by a court (including, without limitation, all reasonable fees, expenses and disbursements of legal counsel) in connection with this Agreement and the other Gold Prepay Facility Documents incurred after the date of this Agreement in connection with the following:
(a)the closing and funding of this Agreement;
(b)any actual or proposed amendment or modification of the Gold Prepay Facility Documents or any waiver thereunder and all instruments supplemental or ancillary thereto;
(c)the registration, maintenance and/or discharge of any of the Security in any public record office; and
(d)the defence, establishment, protection or enforcement of any of the rights or remedies of the Buyers under this Agreement, any of the other Gold Prepay Facility Documents or the Warrant Certificates, including all costs and expenses of establishing the validity and enforceability of, or of collection of amounts owing under, any of the Security Documents or any enforcement of the Security.

3.10Indemnities.
3.10.1The Seller Parties shall, jointly and severally, indemnify and save harmless the Administrative Agent and the Buyers from all claims, demands, liabilities, damages, losses, costs, charges and expenses (including the reasonable and documented fees, expenses and disbursements of one outside legal counsel, per applicable jurisdiction to the Buyers and, in the case of an actual or perceived conflict of interest where the party to be indemnified affected by such conflict informs the Seller of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected party, but excluding consequential special, exemplary, indirect, incidental or punitive damages or loss of profits or opportunity except to the extent such losses are awarded to a third party in connection with a claim by a third party), which may be incurred by the Administrative Agent or the Buyers as a consequence of or in respect of default by the Seller in the payment when due of any Obligation or any other Default or Event of Default hereunder which is continuing, the entering into by the Administrative Agent and the Buyers of this Agreement and any amendment, waiver or consent relating hereto, and the performance by the Administrative Agent and the Buyers of their obligations under this Agreement (which for greater certainty will not include any grossly negligent act or wilful misconduct on the part of the Administrative Agent or any Buyer or any changes in the value of the Prepayment Balance as a result of market interest rate fluctuations and credit rate spread), the application by the Seller of the proceeds of the Prepayment, the development or operation of the Project, or the entering into of the 2023 Warrant Certificate, the issuance of the 2023 Warrants, the amendment to the 2021 Warrant Certificate and the extension of the expiry date of the 2021 Warrants to December 13, 2025, except for any such any such claim, demand, liability, damage, loss, cost, charge or expense that a non-appealable court of competent jurisdiction determined arose on account of the relevant Indemnified Party's gross negligence or wilful misconduct. A certificate of an officer of the Administrative Agent or the applicable Buyer as to any such claim, demand, liability, damage, loss, cost, charge or expense and containing reasonable details of the calculation shall be, absent manifest error, prima facie evidence of the amount of such claim, demand, liability, damage, loss, cost, charge or expense.
3.10.2The Seller Parties shall, jointly and severally, indemnify and save harmless the Administrative Agent and each Buyer and their Affiliates, agents, officers, directors and employees (each an "Indemnified Party") from all Claims which may be asserted against or incurred by such Indemnified Party under or on account of any applicable Environmental Law (including the assertion of any Encumbrance thereunder), whether upon realization of the Security, or as a Buyer to the Seller, or as successor to or assignee of any right or interest of any Project Entity or as a result of any order, investigation or action by any Governmental Body relating to any one of their business or property in which it has a direct or indirect interest, including any Claims arising from:
(a)the Release of a Hazardous Substance, the threat of the Release of any Hazardous Substance, or the presence of any Hazardous Substance affecting the real or personal property directly or indirectly owned or operated by any Group Member, whether or not the Hazardous Substance originates or emanates from such Group Member's directly or indirectly held property or any other real property or personal property located thereon;
(b)the Release of a Hazardous Substance owned by, or under the charge, management or control of any Group Member or any predecessors or assignors thereof;
(c)any costs of removal or remedial action incurred by any Governmental Body or any costs incurred by any other Person or damages from injury to, destruction of, or loss of natural resources in relation to the real property or personal property directly or indirectly owned or operated by any Group Member or any contiguous real property or personal property located thereon, including reasonable and documented costs of assessing such injury, destruction or loss incurred pursuant to Environmental Law;

(d)liability for personal injury or property damage arising by reason of any civil law offences or quasi-criminal offences or under any statutory or common tort law theory and any and all other third party Claims of any and every nature whatsoever, including, without limitation, damages assessed for the maintenance of a public or private nuisance or for the carrying on of a dangerous activity at, near, or with respect to the real or personal property directly or indirectly owned or operated by any Group Member; and/or
(e)any other matter relating to the environment and Environmental Law affecting the property or the operations and activities of any Group Member within the jurisdiction of any Governmental Body;
except for any such Claims that a non-appealable court of competent jurisdiction determined arose on account of the relevant Indemnified Party's gross negligence or wilful misconduct.
3.11Maximum Rate of Interest.
3.11.1Notwithstanding anything herein or in any of the other Gold Prepay Facility Documents to the contrary, in the event that any provision of this Agreement or any other Gold Prepay Facility Document would oblige the Seller to make any payment of any amount payable to the Buyers in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by the Buyers of interest at a criminal or prohibited rate (as such terms are construed under the Criminal Code (Canada) or any other Applicable Law), then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with the same effect as if adjusted at the Original Prepay Date to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by the Buyers of interest at a criminal or prohibited rate, such adjustment to be effected to the extent necessary in each case, as follows:
(a)by reducing any fees and other amounts which would constitute interest for the purposes of Section 347 of the Criminal Code (Canada) or any other Applicable Law; and
(b)any amount or rate of interest referred to in this Section 3.11 shall be determined in accordance with generally accepted actuarial practices and principles over the maximum term of this Agreement (or over such shorter term as may be required by Section 347 of the Criminal Code (Canada) or any other Applicable Law) and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Administrative Agent shall be conclusive for the purposes of such determination, absent manifest error.
3.12Net Insurance Proceeds
To the extent any Group Member receives Net Insurance Proceeds, then (a) the amount of such Net Insurance Proceeds received by a Group Member that is less than $[Redacted – commercially sensitive information] in aggregate in any Fiscal Year shall either (i) be used by the relevant Group Member to repair and/or replace the property that is the subject of such Net Insurance Proceeds, or (ii) to the extent not so used to repair and/or replace property within 365 days of receipt, shall be used to make a payment to the Buyers pursuant to Section 2.4.3, and (b) Net Insurance Proceeds received by a Group Member that are equal or more than $[Redacted – commercially sensitive information] in aggregate in any Fiscal Year shall be paid over to the Collateral Agent to hold, and such funds held by the Collateral Agent: (X) if in the Administrative Agent's reasonable opinion, property that is the subject of such Net Insurance Proceeds can be adequately repaired and/or replaced in a manner and timeframe such that there will not be a Material Adverse Effect, then at the Seller's option such property may be repaired and/or replaced within three hundred sixty-five (365) days of receipt, and the Collateral Agent shall (at the direction of the Administrative Agent) pay over such funds upon payment being due for such repairs and/or replacement, or (Y) if the Administrative Agent is not of such opinion, the Administrative Agent is of such opinion and the Seller elects not to so repair and/or replace, or the repair and/or replacement is not completed within three hundred sixty-five (365) days, such funds shall be used to make a repayment to the Buyers as provided for in Section 2.4.3.
Article 4
REPRESENTATIONS AND WARRANTIES
4.1Representations and Warranties of Seller Parties.
The Seller, as to itself and as to each of its Subsidiaries and, where applicable, each Seller Party represents and warrants to the Administrative Agent and the Buyers at the date hereof and the date of each Compliance Certificate hereunder, as follows:
4.1.1Organization and Powers. The Seller and each other Project Entity: has been duly incorporated or formed and is validly existing under the laws of its incorporation or formation, as applicable; has all requisite corporate power and authority or, if such entity is not a corporation, such other power and authority, to own and lease its property and assets and to carry on its business; except as disclosed in Schedule 4.1.1, has all requisite corporate power and authority or, if such entity is not a corporation, such other power and authority, to enter into each of the Gold Prepay Facility Documents and the Warrant Certificates to which it is or will become a party, and to perform its obligations thereunder; and is duly qualified, licensed or registered to do business in each jurisdiction in which the nature of its business or the property or assets owned or leased by it make such qualification, licensing or registration necessary. No proceeding has been instituted or, to the knowledge of the Seller, threatened in any such jurisdiction revoking, limiting or curtailing, or seeking to revoke, limit or curtail, such power and authority or qualification, licensing or registration. The Seller and each other Project Entity is up-to-date in all of its corporate filings in all material respects and is (if applicable) in good standing under Applicable Laws.
4.1.2Authorization; No Conflict. Except as disclosed in Schedule 4.1.2, the execution and delivery by the Seller and each other Project Entity of the Gold Prepay Facility Documents and the Warrant Certificates (in the case of the 2021 Warrant Certificate, as amended to reflect the December 13, 2025 expiry date) to which it is or will become a party, and the performance by it of its obligations hereunder and thereunder, have been duly authorized by all necessary corporate or other action on its part and do not and will not: contravene any provision of its constitutional documents or any resolution of its shareholders, partners or directors (or any committee thereof); conflict with, result in a breach of, or constitute a default or an event creating rights of acceleration, termination, modification or cancellation or a loss of rights under (with or without the giving of notice or lapse of time or both), any Material Contract; violate any Applicable Law; or other than as contemplated by the Gold Prepay Facility Documents, result in, or require, the creation or imposition of any Encumbrance on any property or assets of a Project Entity.
4.1.3Execution; Binding Obligation. Each Gold Prepay Facility Document and the Warrant Certificates (in the case of the 2021 Warrant Certificate, as amended to reflect the December 13, 2025 expiry date) to which the Seller or any other Seller Party is or will become a party:  has been, or when delivered under or in connection with this Agreement will be, duly executed and delivered by the Seller or the applicable Seller Party; and constitutes, or when delivered under or in connection with this Agreement will constitute, a legal, valid and binding agreement of the Seller and such other Seller Party as applicable, enforceable against the Seller and such other Seller Party, as applicable, in accordance with its terms, except to the extent enforcement may be affected by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Applicable Laws affecting creditors' rights generally and subject to generally applicable principles of equity.
4.1.4Consents. No Group Member is required to give any notice to, make any filing with or obtain any Authorization, Order or other consent or approval of any Person in connection with the execution or delivery of or performance of its obligations under any Gold Prepay Facility Document or other Key Transaction Agreements to which it is a party, or the consummation of the transactions contemplated herein and therein, other than those that have already been obtained and copies of which have been provided to the Administrative Agent, including the conditional approval of the Toronto Stock Exchange of the transactions contemplated by the Key Transaction Agreements that require such approval, and  filings required to be made on or following the date of this Agreement pursuant to such conditional approval.
4.1.5Corporate Structure; Subsidiaries; Other Ventures. Schedule 4.1.5 sets forth the true and complete list of all Subsidiaries of the Seller, including the type and number of issued and outstanding shares or other equity interests of each such Subsidiary and the Person in whose name such shares or equity interests are registered. Except as set out in Schedule 4.1.5, no Person (other than a Seller Party) has any option, warrant, right (pre-emptive, contractual or otherwise) or other security or conversion privilege of any kind that is exercisable or convertible into, or exchangeable for, or otherwise carries the right of the holder to purchase or otherwise acquire (whether or not subject to conditions) common shares or other equity interests of any Project Entity. No Project Entity is engaged in any joint purchasing arrangement, joint venture, partnership and other joint enterprise with any other Person. No Person has a direct or indirect ownership interest in any Project Entity (other than the Seller) except as set out in Schedule 4.1.5, or the Project Property or is otherwise involved in any manner in the operation of the Projects, other than the Seller and the Project Entities.
4.1.6Principal Place of Business and Other Locations. The jurisdiction of incorporation, principal place of business, location of corporate records, and location of tangible assets (except for inventory which is in transit) of each Seller Party as of the date hereof is set out in Schedule 4.1.6 (or if such Schedule is replaced in accordance with this Agreement, such replacement Schedule).
4.1.7Residence for Tax Purposes. The Seller is a resident of Canada (and no other jurisdiction) for tax purposes. Each of the Subsidiaries of the Seller, other than Paycore Minerals Inc., is a resident of the United States for tax purposes (and no other jurisdiction).
4.1.8Solvency. Neither the Seller nor any other Project Entity is or can reasonably be expected to become insolvent within the meaning of Applicable Law.
4.1.9No Defaults; Material Contracts. No event has occurred or circumstance exists that (with or without the giving of notice or lapse of time or both) has contravened, conflicted with or resulted in, or may contravene, conflict with or result in, a violation or breach of, or give any Project Entity or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Material Contract, Authorization or Order to which it is a party or by which it or its properties and assets may be bound, and, to the knowledge of the Seller, each other Person that is party thereto is in compliance in all material respects with the terms and requirements thereof. Without limiting the generality of the foregoing:
(a)all Material Contracts as of the date hereof are set out in Schedule 1.1.119, and true and complete copies thereof have been made available to the Administrative Agent;
(b)no Project Entity nor, to the knowledge of the Seller, any other Person, is in default or breach in any material respect in the observance or performance of any term, covenant or obligation to be performed by such Project Entity or such other Person under any

Material Contract to which such Project Entity is a party or by which it is otherwise bound (including its property and assets) and each such Material Contract is in good standing, constitutes a valid and binding agreement of each of the parties thereto, is in full force and effect and is enforceable in accordance with its terms, except to the extent enforcement may be affected by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Applicable Laws affecting creditors' rights generally and subject to generally applicable principles of equity; and
(c)neither the Seller nor any other Project Entity has any knowledge of the invalidity of or grounds for rescission, avoidance or repudiation of any such Material Contract and no Project Entity has received notice of any intention to terminate any such Material Contract or repudiate or disclaim any transaction contemplated thereby.
4.1.10Title to Real Property. Schedule 1.1.172 and Schedule 1.1.185 (or if such Schedules are replaced in accordance with this Agreement, such replacement Schedules) set out a complete and accurate list of the Real Property in which the Project Entities has a right, title or interest. The Project Entities, subject to Permitted Encumbrances:
(a)have or has valid and subsisting leasehold title to all leases of real property and Mineral Interests included within the Real Property;
(b)have or has valid possessory and record title to all Mineral Interests included within the Real Property, except such Mineral Interests that are leased to the Project Entities and are covered under paragraph (a); and
(c)have or has good and marketable title to such other real property interests included within the Real Property and not otherwise included under paragraphs (a) and (b).
Such Real Property is free and clear of all Encumbrances other than Permitted Encumbrances. Except as disclosed in Schedule 1.1.172 and Schedule 1.1.185 as of the date hereof, neither the Seller nor any Project Entity holds any freehold, leasehold or other real property interests or rights (including licenses from landholders permitting the use of land, leases, rights of way, occupancy rights, surface rights and easements).
4.1.11Other Project Property. The Project Entities have good and valid title to, or leasehold interest in, all other Project Property that is not Real Property, free and clear of all Encumbrances other than Permitted Encumbrances.
4.1.12Project Property. Without limiting the generality of Section 4.1.10 and Section 4.1.11:
(a)Granite Creek Owner owns or otherwise has valid rights to use all of the Granite Creek Project Property, and no Person other than the Granite Creek Owner has any rights to participate in the Granite Creek Project Real Property or operate the Granite Creek Project;
(b)the Granite Creek Project Real Property constitutes all real property, mineral, surface interests and ancillary rights necessary for the development and mining operations of the Granite Creek Project, as currently operated and as contemplated to be developed and operated, substantially in accordance with the Mine Plan;
(c)other than the Royalties, the Offtake Agreement, the Gold Prepay Facility Documents, the Convertible Debt Agreements, the Contingent Value Rights Agreement and this Agreement, none of the Granite Creek Project Real Property or any Minerals produced therefrom are subject to an option, right of first refusal or right, title, interest, reservation, claim, rent, royalty, or payment in the nature of rent or royalty, or right capable of becoming an agreement, option, right of first refusal or right, title, interest, reservation, claim, rent, royalty, or payment in the nature of rent or royalty;
(d)other than pursuant to Applicable Laws, there are no restrictions on the ability of Granite Creek Owner to exploit the Granite Creek Project Real Property; the Granite Creek Owner owns or otherwise has valid rights to use all of the Granite Creek Project Property, and no Person other than the Granite Creek Owner has any rights to participate in the Granite Creek Project Real Property or operate the Granite Creek Project;
(e)Ruby Hill Owner owns or otherwise has valid rights to use all of the Ruby Hill Project Real Property, and no Person other than Ruby Hill Owner has any rights to participate in the Ruby Hill Project Real Property or operate the Ruby Hill Project;
(f)the Ruby Hill Project Real Property constitutes all real property, mineral, surface interests and ancillary rights necessary for the development and mining operations of the Ruby Hill Project, as currently operated and as contemplated to be developed and operated, substantially in accordance with the Mine Plan;
(g)other than the Royalties, the Offtake Agreement, the Gold Prepay Facility Documents, the Convertible Debt Agreements, the Milestone Payment Rights Agreement and this Agreement, none of the Ruby Hill Project Real Property or any Minerals produced therefrom are subject to an option, right of first refusal or right, title, interest, reservation, claim, rent, royalty, or payment in the nature of rent or royalty, or right capable of becoming an agreement, option, right of first refusal or right, title, interest, reservation, claim, rent, royalty, or payment in the nature of rent or royalty;
(h)other than pursuant to Applicable Laws, there are no restrictions on the ability of the Ruby Hill Owner to exploit the Ruby Hill Project Real Property;
(i)Lone Tree Owner owns or otherwise has valid rights to use all of the Lone Tree Project Property, and no Person other than the Lone Tree Owner has any rights to participate in the Lone Tree Project Real Property or operate the Lone Tree Project;
(j)the Lone Tree Project Real Property constitutes all real property, mineral, surface interests and ancillary rights necessary for the development and mining operations of the Lone Tree Project, as currently operated and as contemplated to be developed and operated, substantially in accordance with the Mine Plan;
(k)other than the Royalties, the Lone Tree Contingent Consideration Agreement, the Offtake Agreement, the Gold Prepay Facility Documents and this Agreement, none of the Lone Tree Project Real Property or any Minerals produced therefrom are subject to an option, right of first refusal or right, title, interest, reservation, claim, rent, royalty, or payment in the nature of rent or royalty, or right capable of becoming an agreement, option, right of first refusal or right, title, interest, reservation, claim, rent, royalty, or payment in the nature of rent or royalty; and
(l)other than pursuant to Applicable Laws, there are no restrictions on the ability of Lone Tree Owner to exploit the Lone Tree Project Real Property; the Lone Tree Owner owns or otherwise has valid rights to use all of the Lone Tree Project Property, and no Person other than the Lone Tree Owner has any rights to participate in the Lone Tree Project Real Property or operate the Lone Tree Project.

4.1.13Maintenance of Project Property. Except as disclosed in Schedule 4.1.13, all mining concession, maintenance fees, recording fees, and Taxes and all other amounts have been paid when due and payable and all other actions and all other obligations as are required to maintain the Project Property in good standing, have been taken and complied with in all material respects.
4.1.14No Expropriation. No Project Property, nor any part thereof, has been taken or expropriated by any Governmental Body nor has any notice been given or proceeding commenced by a Governmental Body in respect thereof nor, to the knowledge of the Seller, is there any intent or proposal to give any such notice or commence any such proceeding.
4.1.15Insurance. The Collateral and the other businesses and operations of the Project Entities are insured under coverage obtained by the Group Members with reputable insurance companies (not Affiliates of the Seller) in such amounts, with such deductibles and covering such risks as is consistent with insurance carried by reasonably prudent participants in comparable businesses in the relevant jurisdictions, and such coverage will be in full force and effect. No Project Entity has breached the terms and conditions of any policies in respect thereof in any material respect nor failed to promptly give any notice or present any material claim thereunder. There are no material claims by any Project Entity under any such policy as to which any insurer is denying liability or defending under a reservation of rights clause. To the knowledge of the Seller, the Group Members will be able to renew existing insurance coverage as and when such policies expire or obtain comparable insurance coverage from similar institutions as may be necessary or appropriate to conduct the business of the Project Entities and at a comparable cost.
4.1.16Authorizations and Other Rights. The Project Entities have obtained or been issued all such Authorizations and Other Rights as are necessary for the conduct of their respective businesses and operations as currently conducted except for those Authorizations and Other Rights which, if not held, do not have and could not reasonably be expected to have a material impact on the Project Entities' ability to develop or operate the Projects and carry on the business of the Project Entities. Without limiting the foregoing, the Project Entities have obtained or been issued all Project Authorizations other than such Authorizations and Other Rights that are not necessary for the conduct of development activities and operations (including commercial production transactions) as such activities and operations are currently being conducted, but that are expected to be obtained in the ordinary course of business, by the time they are necessary for the conduct of development activities and operations (including commercial production transactions) as contemplated by the Mine Plans, or the failure of which to be obtained would not be material to the development and operation of the Projects or the ongoing operation of commercial production (including commercial production transactions). Without limiting the foregoing:
(i)all Material Project Authorizations, whether obtained or issued by the date hereof or not, are set out in Schedule 1.1.121, along with the status of such Material Project Authorizations. True and complete copies all Material Project Authorizations which have been obtained or issued as of the date hereof have been made available to the Buyers, and no Project Entity is in breach or default of the terms and conditions thereof in any material respect; all of such Material Project Authorizations are in good standing, and no proceeding is pending or, to the knowledge of the Seller, threatened to revoke or limit any such Material Project Authorizations; and
(ii)to the knowledge of the Seller, there are no facts or circumstances that might reasonably be expected to adversely affect the issuance, renewal or obtaining of any such Authorizations.
4.1.17Bank Accounts. The Seller Parties have no other bank accounts other than as set out in Schedule 4.1.17.

4.1.18Applicable Laws; Conduct of Operations. The Seller and its Subsidiaries, including in the conduct of operations at the Projects, are and have been in compliance in all material respects with all Applicable Laws and, without limiting the generality of the foregoing, all exploration, development and mining operations in respect of the Project Real Property have been conducted in accordance with Good Industry Practice and all material workers' compensation and health and safety regulations have been complied with. There are no pending or, to the knowledge of the Seller, proposed changes to Applicable Laws that would render illegal or materially restrict the development of the Projects or the conduct of operations at the Projects, or that could otherwise reasonably be expected to result in a Material Adverse Effect.
4.1.19AML Legislation. Without limiting the generality of Section 4.1.18, the Group Members are in compliance with, and have not been charged under, AML Legislation.
4.1.20Anti-Corruption and Sanctions. Without limiting the generality of Section 4.1.18 the Group Members, and their respective officers, employees and, to the knowledge of the Seller, their directors and agents, are in compliance with, and have not been charged under, Anti-Corruption Laws and applicable Sanctions and are not knowingly engaged in any activity that would reasonably be expected to result in any Group Member being designated as a Sanctioned Person or Sanctioned Entity. None of the Group Members or, to the knowledge of the Seller, any of their respective directors, officers or employees, or to the knowledge of the Seller, any agent of any of them that will act in any capacity in connection with or benefit from the Prepayment, has used, or authorized the use of, any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity, made, or authorized the making of, any direct or indirect unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any domestic or foreign government official or employee from corporate funds, or is a Sanctioned Person or a Sanctioned Entity. The Prepayment, use of proceeds or other transaction contemplated by this Agreement will not violate Anti-Corruption Laws or applicable Sanctions.
4.1.21Environmental Compliance. Without limiting the generality of Sections 4.1.16 and 4.1.18, except as set out in Schedule 4.1.21:
(a)the Project Entities, including without limitation, in the conduct of operations at the Projects, have been and are in compliance in all material respects with all Environmental Laws, the HSEC Policy [Redacted – commercially sensitive information];
(b)the Project Entities have, obtained all material Authorizations required under Environmental Laws necessary to construct, develop and operate the Projects or to conduct any other exploration, development, drilling or mining operations being conducted by it;
(c)No Project Entity has used or permitted to be used, except in material compliance with Environmental Laws, any of the Project Real Property to release, dispose, recycle, generate, manufacture, process, distribute, use, treat, store, transport or handle any Hazardous Substance;
(d)There is no presence of any Hazardous Substance on, in or under any of the Project Real Property and no Hazardous Substances will be generated from any Project Entity's use of the Project Real Property (including without limitation as a result of the conduct of operations at the Projects) except in compliance in all material respects with Environmental Laws;
(e)none of the Project Entities, nor any of the Project Real Property, is subject to any pending or, to the knowledge of the Seller, threatened:

(i)material claim, notice, complaint, allegation, investigation, application, order, requirement or directive, each in writing, that relates to environmental, natural resources, Hazardous Substances, human health or safety matters or any other matter covered by Environmental Laws, and which would reasonably require or result in any work, repairs, rehabilitation, reclamation, remediation, construction, obligations, liabilities or expenditures (and, to the knowledge of the Seller, there is no basis for such a claim, notice, complaint, allegation, investigation, application, order, requirement or directive); or
(ii)material allegation, demand, direction, Order, notice or prosecution with respect to any matter covered by Environmental Laws including any Applicable Laws respecting the use, storage, treatment, transportation, rehabilitation, reclamation, remediation or disposition of any Hazardous Substance (including without limitation tailings, waste rock, sediment from erosion, wastewater and surface water run-off) from the Project Real Property, and no Project Entity has settled any allegation of non-compliance with Environmental Laws prior to prosecution;
(f)the Seller has made available to the Administrative Agent a true and complete copy of each material environmental audit, assessment, study or test of which it is aware relating to the Projects, including any environmental and social impact assessment study reports and any other material environmental information;
(g)the Seller has provided to the Administrative Agent a true and complete copy of the HSEC Policy in effect as of the date hereof. The HSEC Policy is consistent with Good Industry Practice as it pertains to health, safety, environmental, community and related operational matters [Redacted – commercially sensitive information];
(h)there are no material environmental liabilities in respect of the operations at the Projects other than those identified in the Material Project Authorizations; and
(i)there are no pending or, to the knowledge of the Seller, proposed (in writing) changes to Environmental Laws or environmental Authorizations referred to in paragraph (e)(ii) above that would render illegal or materially restrict the conduct of operations at the Projects, or that could otherwise reasonably be expected to result in a Material Adverse Effect.
4.1.22Community Matters. The applicable Project Entity's consultation and dealing with any Aboriginal and other persons and groups located on or near the vicinity of the Project Real Property affected by any Project, including any ejidos, regarding the proposed exploration, development, construction, operating, closure and rehabilitation of the Project Property and the Projects have been consistent in scope with similar projects of that nature and in material compliance with HSEC Policy (or a substantially similar policy). Other than as disclosed in Schedule 4.1.22, no Project Entity has received notice that the Project Real Property or any of the Projects is subject to any Aboriginal Claims, and, to the knowledge of the Seller, there are no current or pending Aboriginal Claims affecting Project Real Property or any Project. No Project Entity has received notice of any claim or assertion, written or oral, whether proven or unproven, from any other such affected persons or groups, or Persons acting on their behalf, with respect to any title (including collective title), rights or other interests which could reasonably be expected to conflict with a Project if such claim or assertion were valid. The Seller has disclosed all Aboriginal Information, and all other material correspondence, notices and other documents from or involving such other affected persons or groups, or Persons acting on their behalf, of which it is aware to the Buyers, and other than as disclosed in Schedule 4.1.22, no Project Entity has entered into any written or oral agreements with any Aboriginal or other such affected persons or groups to provide benefits, pecuniary or otherwise, with respect to the Projects at any stage of development and the Project Entities have not offered any Aboriginal or other such affected persons or groups any benefits with respect to any Project at any stage of development.
4.1.23Employee and Labour Matters. The Project Entities are in material compliance with all Applicable Laws respecting employment and employment practices, terms and conditions of employment, pay equity and wages; there is not currently any labour disruption or conflict involving any Project Entities or directly affecting a Project. Except as set out in Schedule 4.1.23, none of the Project Entities are a party to a collective bargaining agreement.
4.1.24Security. Granite Creek Owner, Ruby Hill Owner and Lone Tree Owner have each implemented security practices and procedures at the applicable Projects in accordance with Applicable Laws and consistent with the HSEC Policy and Good Industry Practice.
4.1.25Employee Benefit Plans. Each Employee Benefit Plan mandated by a Governmental Body that is intended to qualify for special tax treatment meets all of the requirements for such treatment and has obtained all necessary approvals of all relevant Governmental Bodies. No Employee Benefit Plan has any unfunded liabilities, determined in accordance with IFRS, that have not been fully accrued on the Financial Statements or that will not be fully offset by insurance. All Employee Benefit Plans are registered where required by, and are in good standing under, all Applicable Laws. For purposes of this Section 4.1.25, "Employee Benefit Plan" means any employee benefit plan, pension plan, program, policy or arrangement sponsored, maintained or contributed to by any Project Entity or with respect to which any Project Entity has any liability or obligation.
4.1.26Taxes.
4.1.26.1All Taxes due and payable by the Project Entities (whether or not shown as due on any Tax Returns and whether or not assessed (or reassessed) by the appropriate Governmental Body) have been timely paid when due. All assessments and reassessments received by any Project Entity in respect of Taxes have been paid when due.
4.1.26.2All Tax Returns required by Applicable Law to be filed by or with respect to any Project Entity have been properly prepared and timely filed when due and all such Tax Returns (including information provided therewith or with respect thereto) are true, complete and correct in all material respects, and no material fact or facts have been omitted therefrom which would make any such Tax Returns misleading in any material respect.
4.1.26.3Adequate provision has been made by the Seller in the Financial Statements and by Ruby Hill Acquired Entity in the Ruby Hill Acquired Entity Financial Statements for all Taxes for any period for which Tax Returns are not yet required to be filed, or for which Taxes are not yet due or payable, up to the date of the most recent financial statements delivered pursuant to Section 6.5 and Section 6.7.
4.1.26.4Since the respective dates of the most recent financial statements delivered pursuant to Section 6.6 and Section 6.7, the Ruby Hill Acquired Entity has not incurred any material liability, whether actual or contingent, for Taxes or engaged in any transaction or event that would result in any material liability, whether actual or contingent, for Taxes, other than liabilities incurred in the ordinary course of business other than Permitted Debt.
4.1.26.5No Project Entity has ever incurred any material liability, whether actual or contingent, for Taxes or engaged in any transaction or event that would result in any material liability, whether actual or contingent, for Taxes.
4.1.26.6Other than as disclosed in Schedule 4.1.26.6, no audit or other proceeding by any Governmental Body is pending or, to the knowledge of the Seller, threatened with respect to any Taxes due from or with respect to any Project Entity, and no Governmental Body has given written notice of any intention to assert any deficiency or claim for additional Taxes against any Project Entity. There are no matters under audit or appeal or in dispute, or, to the knowledge of the Seller, under discussion, with any Governmental Body relating to Taxes.
4.1.26.7No Governmental Body of a jurisdiction in which any Project Entity does not file Tax Returns has made any written claim that any Project Entity is or may be subject to taxation by such jurisdiction. To the knowledge of the Seller, there is no basis for a claim that any Project Entity is subject to Tax in a jurisdiction in which such Project Entity does not file Tax Returns.
4.1.26.8Other than as disclosed in Schedule 4.1.26.8, here are no outstanding agreements, waivers, objections or arrangements extending the statutory period of limitations applicable to any claim for Taxes due from or with respect to any Project Entity for any taxable period, nor has any such agreement, waiver, objection or arrangement been requested. No Project Entity is bound by any tax sharing, allocation or indemnification or similar agreement.
4.1.26.9The Project Entities have withheld or collected any Taxes that are required by Applicable Law to be withheld or collected and have paid or remitted, on a timely basis, the full amount of any Taxes that have been withheld or collected, and are due, to the applicable Governmental Body.
4.1.26.10[Redacted – commercially sensitive information].
4.1.27Intellectual Property. Each of the Project Entities owns, licenses or otherwise has the right to use all material licenses, Authorizations, patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, copyright applications, franchises, authorizations and other intellectual property rights that are necessary for the operation of its business, without infringement upon or conflict with the rights of any other Person with respect thereto (other than any intellectual property the absence of which or any such infringement upon or conflict with respect to which would not have a material impact on the Project Entities' ability to develop or operate the Projects and carry on the Project Entities' Business). No slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by a Project Entity infringes upon or conflicts with any rights owned by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Seller, threatened.
4.1.28Books and Records. The minute books and corporate records of each Project Entity are true and correct in all material respects and contain all minutes of all meetings and all resolutions of the shareholders or directors (or any committee thereof), as applicable, of the Project Entity (and true and correct copies thereof have been provided by the Seller to the Administrative Agent).
4.1.29Financial Statements.
4.1.29.1The Ruby Hill Acquired Entity Financial Statements have been prepared in accordance with IFRS applied on a consistent basis throughout, and the Ruby Hill Acquired Entity Financial Statements present fairly, in all material respects, the financial condition of the Ruby Hill Acquired Entity, on a consolidated basis, as at the dates specified therein and for the periods then ended. The Seller does not intend to correct or restate, nor, to the knowledge of the Seller, is there any basis for any correction or restatement of, any aspect of the Ruby Hill Acquired Entity Financial Statements.
4.1.29.2The Financial Statements have been prepared in accordance with IFRS applied on a consistent basis throughout and complied, as of their date of filing, with the applicable published rules and regulations of any stock exchange on which the Seller's securities are listed and Securities Laws, and the Financial Statements present fairly, in all material respects, the financial condition of the Seller and its Subsidiaries, on a consolidated basis, as at the date specified therein and for the period then ended. The Seller does not intend to correct or restate, nor, to the knowledge of the Seller, is there any basis for any correction or restatement of, any aspect of the Financial Statements.

4.1.29.3Except as disclosed in Schedule 4.1.29.3, there are no off-balance sheet transactions, arrangements, obligations (including contingent obligations) or other relationships of the Seller or any of its Subsidiaries with unconsolidated entities or other Persons.
4.1.29.4Grant Thornton LLP Chartered Accountants is the auditor of the Seller and is "independent" as required under Securities Laws. There has never been a "reportable event" (within the meaning of National Instrument 51-102 Continuous Disclosure Obligations of the Canadian Securities Administrators) with the present or any former auditor of the Seller.
4.1.29.5The Seller is in compliance with National Instrument 52-109 Certification of Disclosure in Issuers' Annual and Interim Filings of the Canadian Securities Administrators.
4.1.30Absence of Change. Except as disclosed in the Financial Statements, the Ruby Hill Acquired Entity Financial Statements or the Public Disclosure Documents as of the date hereof or as permitted by this Agreement after the date hereof, since December 31, 2022, there has been no event, change or effect which, individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect.
4.1.31Related Party Transactions. Except as disclosed in a Schedule 4.1.31 hereto, or as otherwise disclosed in writing by the Seller to the Administrative Agent prior to the date hereof or as permitted by this Agreement after the date hereof, no Project Entity has: made any payment or loan to, or borrowed any moneys from or otherwise been indebted to, any Related Party thereof; or been a party to any Contract with any Related Party thereof, other than independent contractor or indemnification agreements entered into with officers or directors of a Project Entity which, in the case of clause (a) or (b), remains in effect on the date hereof.
4.1.32No Liabilities. No Project Entity has any material liabilities, contingent or otherwise, other than those reflected in the Financial Statements or the Ruby Hill Acquired Entity Financial Statements, as applicable.
4.1.33Litigation. There are no Orders which remain unsatisfied against any Project Entity or consent decrees or injunctions to which any Project Entity is subject. Except as disclosed in Schedule 4.1.33, there are no material investigations, actions, suits or proceedings at law or in equity or by or before any Governmental Body pending or, to the knowledge of the Seller, threatened against or directly affecting any Project Entity (or any of its properties or assets) or otherwise having a material impact on the ability of the Project Entity to develop or operate the Project and, to the knowledge of the Seller, there is no ground on which any such action, suit or proceeding might be commenced.
4.1.34Debt Instruments. No Project Entity has any Debt other than Permitted Debt.
4.1.35No Subordination. There is no Contract to which a Project Entity is a party or by which it or any of its properties or assets may be bound that requires the subordination in right of payment of any of the Obligations under the Gold Prepay Facility Documents to any other obligation of it.
4.1.36Securities.
4.1.36.1The common shares of the Seller are listed and posted for trading on the TSX and no order ceasing or suspending trading in any securities of the Seller or prohibiting the sale or issuance of the common shares or the trading of any of the Seller's issued securities has been issued and no (formal or informal) proceedings for such purpose are pending or, to the knowledge of the Seller, have been threatened. The Seller has not taken any action which would reasonably be expected to result in the delisting or suspension of the common shares on or from the TSX and the Seller is currently in compliance in all material respects with the rules and regulations of the TSX.

4.1.36.2The Seller has the full power and authority to create and issue the 2023 Warrants and extend the expiry date of the 2021 Warrants to December 13, 2025. The creation and issuance and the 2023 Warrants and the extension of the expiry date of the 2021 Warrants has been duly authorized and, when issued and delivered against payment of the consideration set forth in any Warrant Certificate, the common shares issuable upon exercise of the Warrants will be validly issued as fully paid and non-assessable common shares and, subject to applicable Securities Laws (including with respect to required hold periods), will be listed on the TSX and be freely transferable. Upon issuance of the 2023 Warrants in accordance with the terms hereof and the extension of the expiry date of the 2021 Warrants to December 13, 2025, the applicable Buyers will be the legal owners of the Warrants and will have good title thereto free and clear of all Encumbrances, other than as may be imposed as a result of the application of any Applicable Laws to the Warrants or as are imposed as a result of any actions taken by, or transactions entered into by, the applicable Buyers.
4.1.37Regulatory Compliance.
4.1.37.1The Seller is a "reporting issuer" (or the equivalent) in each of the provinces in Canada and is not included on a list of defaulting reporting issuers maintained by the Securities Regulators. The Seller has not taken any action to cease to be a reporting issuer in any jurisdiction in which it is a reporting issuer and has not received any notification from a Securities Regulator seeking to revoke the Seller's reporting issuer status.
4.1.37.2All filings and fees required to be made and paid by the Seller pursuant to Securities Laws have been made and paid when due.
4.1.37.3Except as set forth in Schedule 4.1.37.3, since December 31, 2022, as of their respective filing dates, each of the Public Disclosure Documents complied with the requirements of applicable Securities Laws in all material respects and none of the Public Disclosure Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. There is no material change as of the date hereof relating to the Seller which has occurred and with respect to which the requisite material change report has not been filed with the Securities Regulators and made publicly available on SEDAR or the SEC's website at www.sec.gov. The Seller has not filed any confidential material change report or other confidential report with any Securities Regulator or other Governmental Body which at the date hereof remains confidential.
4.1.38Technical Disclosure. The most recent estimated measured, indicated and inferred mineral resources and proven and probable mineral reserves disclosed in the Technical Reports and in the other technical reports disclosed in the Public Disclosure Documents for the Group Members' mineral projects have been prepared and disclosed in accordance with accepted mining industry practices. The Seller is in compliance, in all material respects, with the requirements prescribed by National Instrument 43-101 (as in effect on the date of publication of the relevant report or information). The Seller has no knowledge that the mineral resources or mineral reserves (or any other material aspect of any technical reports) as disclosed in the Public Disclosure Documents were not, at the date of disclosure, inaccurate in any material respect. There are no outstanding unresolved comments of the TSX or any Securities Regulator in respect of the technical disclosure made in the Public Disclosure Documents. To the knowledge of the Seller, there has been no material reduction in the aggregate amount of estimated mineral resources and reserves for the Group Members' mineral projects from the amounts last disclosed publicly by the Seller in the Public Disclosure Documents.
4.1.39No Default. No Default or Event of Default has occurred and is continuing under any Gold Prepay Facility Document or any Key Transaction Agreement.
4.1.40Disclosure. All information which has been prepared by or on behalf of the Seller relating to the Seller and its Subsidiaries and disclosed in writing to the Administrative Agent or the Buyers is, as of the date of such information, true and correct in all material respects, and no fact or facts have been omitted therefrom which would make such information materially misleading. All forecasts, projections and budgets which have been prepared by or on behalf of the Seller relating to the Group Members and their Subsidiaries and the Projects and their respective businesses, properties and assets and delivered to the Administrative Agent or the Buyers represent the Seller's reasonable estimates and assumptions as to future performance, which the Seller believes to be fair and reasonable as of the time made in the light of current and reasonably foreseeable business conditions. To the knowledge of the Seller, there is no matter, thing, information, fact, data or interpretation thereof relative to the Group Members or their Subsidiaries or their respective businesses, properties and assets which could reasonably be expected to have a Material Adverse Effect that has not been disclosed to the Administrative Agent and Buyers.
4.1.41Foreign Controls. The execution, delivery and performance of the Gold Prepay Facility Documents by the Project Entities are, under applicable foreign exchange control regulations or metals control regulations of the jurisdiction in which each Project Entity is organized and existing, not subject to any notification or authorization except such as have been made or obtained or such as cannot be made or obtained until a later date (provided that any notification or authorization described in clause (b) shall be made or obtained as soon as is reasonably practicable and, to the knowledge of the Seller, there is no reason that any such authorizations will not be obtained in the ordinary course).
4.2Survival of Representations and Warranties
The representations and warranties made in this Agreement shall survive the execution and delivery of this Agreement and shall continue until payment in full of the Obligations notwithstanding any investigation made at any time by or on behalf of the Administrative Agent or the Buyers.
Article 5
SECURITY
5.1Security Documents
5.1.1To the extent not executed and delivered prior to the 2023 Accordion Closing Date, as security for the due and punctual payment of all of the Obligations, the Seller shall, and the Seller shall cause each of the other Seller Parties to, on or prior to the 2023 Accordion Closing Date, grant a continuing security interest and a first-ranking Encumbrance (subject to the Intercreditor Agreement) in favour of the Collateral Agent over all of the Collateral (subject only to Permitted Encumbrances), and in furtherance thereof shall execute and/or deliver or cause to be executed and/or delivered to the Collateral Agent, for the benefit of the Buyers, in form and substance satisfactory to Buyers' counsel, acting reasonably:
(a)a Guarantee of the Obligations from each Guarantor;
(b)a Security Agreement from each Seller Party;
(c)the Nevada Security Documents;
(d)Pledge Agreements from each Seller Party with respect to equity interests it holds in any other Seller Party;
(e)an assignment of the proceeds of any property insurance policy relating to the Collateral in which the Seller Party has an interest;
(f)a specific assignment of the Material Contracts that any Seller Party is party to or bound by, together with applicable acknowledgements from the counterparties thereto;

(g)deposit account control agreements between each Owner, the Collateral Agent, and Wells Fargo Bank, N.A. in respect of the Proceeds Account; and
(h)all share or membership certificates (to the extent shares can reasonably be certificated), share transfer forms, stock powers of attorney, documentation, consents or authorizations necessary in order to make valid and effective the aforementioned agreements or otherwise reasonably required by the Administrative Agent or the Buyers for the purposes of granting, protecting or ensuring a first-ranking (subject only to Permitted Encumbrances) perfected Encumbrance in favour of the Collateral Agent, for the benefit of the Buyers, in all assets and property of, and pledged equity in, the Seller Parties (other than Excluded Assets).
5.2Additional Security from New Subsidiaries
The Seller shall cause each Person that becomes a Seller Party after the date hereof (by way of acquisition or otherwise) to promptly deliver to the Collateral Agent (a) a Guarantee of the Obligations, (b) security over the undertaking, property and assets of such Subsidiary substantially to the same effect as the Security provided for in Section 5.1, (c) a third party legal opinion from the Seller's counsel concerning such Subsidiary, Guarantee and Security, to all be delivered to the Administrative Agent, the Buyers and the Collateral Agent contemporaneously with such Person first becoming a Seller Party, together with all share certificates (to the extent shares can reasonably be certificated), share transfer forms, stock powers of attorney, consents, authorizations, registrations (or evidence of the filing of the same with the applicable authority for the purposes of registration) and supporting documentation (including updates to disclosure schedules hereto) in respect thereof as necessary in order to make valid and effective the aforementioned agreements and perfect the Encumbrances provided for therein.
5.3Further Assurances – Security
The Seller shall, and the Seller shall cause each Seller Party to take, or cause to be taken such action and execute and deliver or cause to be executed and delivered to the Collateral Agent such agreements, documents and instruments as the Administrative Agent or the Collateral Agent shall reasonably request, and register, file or record the same (or a notice or financing statement in respect thereof) in all offices where such registration, filing or recording is, in the reasonable opinion of the Administrative Agent, the Collateral Agent or the Buyers counsel, necessary or advisable to constitute, perfect and maintain the Security Documents referred to in Sections 5.1 and 5.2 as first-ranking Encumbrances (subject to the Intercreditor Agreement) of the Person granting such Encumbrances, subject only to the Permitted Encumbrances, in all jurisdictions reasonably required by the Administrative Agent or the Collateral Agent, in each case within a reasonable time after the request therefor by the Administrative Agent or the Collateral Agent or the Administrative Agent's counsel, and in each case, in form and substance satisfactory to the Administrative Agent's counsel, acting reasonably.
5.4Security Effective Notwithstanding Date of the Prepayment
The Security shall be effective and the undertakings in this Agreement and the other Gold Prepay Facility Documents with respect thereto shall be continuing, whether the monies hereby or thereby secured or any part thereof shall be advanced before or after or at the same time as the creation of any such Security or before or after or upon the date of execution of this Agreement. The Security shall not be affected by any payments under this Agreement or any of the other Gold Prepay Facility Documents but shall constitute continuing security to and in favour of the Collateral Agent for the benefit of the Buyers for the Obligations from time to time.

5.5No Merger
The Security shall not merge in any other security. No judgment obtained by or on behalf of the Buyers shall in any way affect any of the provisions of this Agreement, the other Gold Prepay Facility Documents or the Security. For greater certainty, no judgment obtained by or on behalf of the Buyers shall in any way affect the obligation of the Seller to pay any amounts at the rates, times and in the manner provided in this Agreement.
5.6Release of Security
5.6.1Subject to Section 5.6.2, following indefeasible payment and performance in full of all Obligations under this Agreement and the other Gold Prepay Facility Documents, the Administrative Agent will promptly, at the request, cost and expense of the Seller, direct the Collateral Agent to release and discharge the right and interest of the Administrative Agent and the Buyers in the Collateral.
5.6.2Subject to the Intercreditor Agreement, if any Collateral is Disposed of as permitted by this Agreement or is otherwise released from the Security at the direction or with the consent of the Administrative Agent, at the request, cost and expense of the Seller (on satisfaction, or on being assured of concurrent satisfaction, of any condition to or obligation imposed with respect to such Disposition), the Administrative Agent shall direct the Collateral Agent to discharge such Collateral from the Security and deliver and re-assign to the Seller or relevant Seller Party (without any representation or warranty) any of such Collateral as is then in the possession of the Collateral Agent.
5.7Stockpiling
If the Owners or any other Seller Party intends to stockpile, store, warehouse or otherwise place Minerals or other minerals forming part of the Collateral off the Project Real Property, before doing so, the Seller shall cause the Owner or such other Seller Party, as applicable, to obtain from the property owner, operator or both, as applicable, where such stockpiling, storage, warehousing or other placement occurs, to provide in favour of the Collateral Agent a written acknowledgement in form and substance satisfactory to the Administrative Agent, acting reasonably, which provides that the Owners' and/or its Affiliates', as applicable, rights to the Minerals or other minerals forming part of the Collateral shall be preserved and which acknowledges the Buyers' Encumbrances thereon and provides the Collateral Agent with a right of access in the event of enforcement by the Collateral Agent of the Security Documents.
Article 6
COVENANTS
6.1Affirmative Covenants.
6.1.1So long as any Obligations remain outstanding, and except as otherwise consented to by the Majority Buyers, the Seller shall, and shall cause, as applicable, each of the Project Entities to:
(a)duly and punctually pay the Obligations at the times and places and in the manner required by the terms of the Gold Prepay Facility Documents;
(b)maintain its corporate existence; keep proper books of account and records; maintain its corporate status in all jurisdictions where it carries on business; and operate its business and the Project in accordance with Good Industry Practice and in compliance, in all material respects, with the Mine Plan, Applicable Law, Project Authorizations, Other Rights, Material Contracts, the HSEC Policy and the Anti-Corruption Policy and the ICMM Guidelines;

(c)except as otherwise permitted by this Agreement, maintain the Project Real Property in good standing, performing or causing to be performed all required assessment work thereon, paying or causing to be paid all concession, permit and license maintenances fees in respect thereof, paying or causing to be paid all rents and other payments in respect of leased properties forming a part thereof and otherwise maintaining the Project Real Property in compliance, in all material respects, with Applicable Law;
(d)at all times during its business hours and with reasonable frequency upon reasonable prior written notice from the Administrative Agent, the Collateral Agent or a Buyer and at all times and with reasonable frequency and without notice if an Event of Default shall have occurred and be continuing, permit representatives of the Administrative Agent, the Collateral Agent or a Buyer, at the cost and expense of the Seller, to enter into or onto its property, to inspect any of the Collateral and to examine its financial books, accounts and records and to discuss its financial condition with its senior officers and its auditors; provided that the Buyers severally agree to indemnify and save the Group Members and their respective directors, officers, employees and agents harmless from and against any and all losses suffered or incurred by any of them as a result of the actions of such Buyers or its representatives or agents during any such visit except to the extent that such losses arise from the gross negligence or willful misconduct of such indemnified persons.
(e)keep insured with financially sound and reputable insurance companies all of its Collateral (including the Project Property) in amounts and against losses or damages, including property damage and public liability, on a basis consistent with insurance obtained by reasonably prudent participants in comparable businesses in the relevant jurisdictions and cause the policies of insurance referred to above to contain customary endorsements for the benefit of the Buyers, all in a form acceptable to the Administrative Agent acting reasonably, and shall use commercial reasonable efforts to include a provision that such policies will not be cancelled without thirty (30) days' prior written notice being given to the Administrative Agent by the issuers thereof, and cause the Collateral Agent, the Administrative Agent and the Buyers to be named as an additional insured with respect to public liability insurance;
(f)provide the Administrative Agent promptly with such evidence of insurance as the Administrative Agent may from time to time reasonably require;
(g)use all commercially reasonable efforts to obtain, as and when required, and preserve and maintain, all Authorizations (including environmental Authorizations), Other Rights and Material Contracts which are required to permit the Project Entities to own, operate and maintain the Business and the Projects in the manner currently carried on, develop, and operate the Projects as contemplated by the Mine Plans and carry out the operation of commercial production transactions, and perform their obligations under the Gold Prepay Facility Documents and the Warrant Certificates to which they are a party;
(h)pay all Taxes as they become due and payable unless they are being contested in good faith by appropriate legal proceedings and, with respect to Taxes which are overdue, make arrangements satisfactory to the Administrative Agent regarding adequate provision for their payment;
(i)conduct all environmental remedial activities which a Person acting in a commercially reasonable manner and in accordance with Good Industry Practice would perform in similar circumstances to meet its environmental responsibilities and conduct and pay for any environmental investigations, assessments or remedial activities with respect to any of the Real Property owned or leased by them that the Administrative Agent or the

Collateral Agent may reasonably request, in each case as required by Environmental Laws, Project Authorizations, Other Rights, the ICMM Guidelines or by any Governmental Body;
(j) ensure that the only mining activities taking place on the Project Real Property are, in the case of the Ruby Hill Project, those under the control and direction of the Ruby Hill Owner, in the case of the Granite Creek Project, those under the control and direction of the Granite Creek Owner, and in the case of the Lone Tree Project, those under the control and direction of the Lone Tree Owner, in furtherance of the Projects, and develop and operate the Projects in compliance with the requirements of any environmental permit, Order or other Authorization in respect of the Project;
(k)warrant and defend the right, title and interest of the Project Entities in and to any of the Project Property, and every part thereof, against the claims of any Person, subject only to Permitted Encumbrances;
(l)deposit all proceeds received or receivable by Ruby Hill Owner and Granite Creek Owner from the sale of Minerals produced from the Project Real Property into its respective Proceeds Account; and
(m)ensure that at all times the Annual Metal Delivery Coverage Ratio is equal to or greater than [Redacted – commercially sensitive information].
6.2Notifications to the Buyers.
6.2.1The Seller Parties shall promptly notify the Buyers of the occurrence of:
(a)any Default or Event of Default;
(b)any material default by any party under or termination or threatened termination of any Material Contract, of which it becomes aware;
(c)the loss of or material non-compliance with the terms of, or any threat (whether or not in writing) by a Governmental Body to revoke or suspend, any Material Project Authorization;
(d)all material actions, suits and proceedings before any Governmental Body or arbitrator pending, or to the knowledge of the Seller, threatened, against or directly affecting any Project Entity or the Projects, including any actions, suits, claims, notices of violation, hearings, investigations or proceedings pending, or to the knowledge of the Seller threatened, against or affecting any Project Entity or with respect to the ownership, use, maintenance and operation of the Projects;
(e)any violation or suspected violation of any Applicable Law by any Project Entity in any material respect;
(f)any material damage to the Projects, and whether a Group Member has made, or plans to make, any insurance claims with respect thereto with respect to such damage;
(g)any non-compliance by any Group Member with the ICMM Guidelines or the HSEC Policy in any material respect, or by any Group Member with the Anti-Corruption Policy in any material respect;

(h)any material disputes or disturbances pertaining to the Projects involving local communities, including, without limitation, any Aboriginal group;
(i)any material labour disruption involving the workforce at the Projects;
(j)any event, circumstance or fact that could reasonably be expected to give rise to a "Seller Event of Default" as defined under the Stream Agreement, or any event or condition which, upon notice, lapse of time, or both, would constitute a "Seller Event of Default" as defined under the Stream Agreement, or any other agreement in respect of Debt of any Project Entity in a principal amount of $[Redacted – commercially sensitive information] or more without giving effect to any amendments or waivers from the creditor party thereunder; and
(k)any other condition or event which has resulted, or that could reasonably be expected to result, in a Material Adverse Effect,
(l)in each case, accompanied by an Officer's Certificate of the Seller setting forth details of the occurrence referred to therein.
6.2.2The Seller Parties shall promptly notify the Buyers, including in the notification the intended action to be taken by them, upon:
(a)any material claim, complaint, notice or order under any Environmental Laws affecting any Project Entity or any Project;
(b)learning of the existence of Hazardous Substances located on, above or below the surface of any land which any Project Entity occupies or controls, except those being stored, used or otherwise handled in compliance with Environmental Laws, or contained in the soil or water constituting such land, in each case which could reasonably be expected to have a material impact on the Project Entities' ability to carry on the Business and to develop or operate the Projects;
(c)the occurrence of any reportable release, spill, leak, emission, discharge, leaching, dumping or disposal of Hazardous Substances that has occurred on or from such land which could reasonably be expected to have a material impact on any Project Entities' ability to carry on the Business and to develop or operate the Projects;
(d)the occurrence of any change in business activity conducted by it which involves the storage, use or handling of Hazardous Substances or wastes or increases its environmental liability in any material manner; and
(e)any proposed change in the use or occupation of the Project Real Property which may have a material impact on the Project Entities' ability to carry on the Business develop and to operate the Projects;
6.2.3The Seller Parties shall promptly (but in any event no less than fifteen (15) days prior to such change) notify the Buyers upon becoming aware of any proposed change or change in name or jurisdiction of incorporation or principal place of business of a Seller Party;
6.2.4The Project Entities shall promptly notify the Buyers of the acquisition by any Seller Party of any real property (including mineral rights), whether owned or leased (and in the case of any leased property, provide the Collateral Agent with a charge over such leasehold interest on terms satisfactory to the Administrative Agent and the Collateral Agent, acting reasonably), any new locations of tangible assets of any Seller Party (other than inventory in transit), any new Material Contracts or any amendment or revision to any existing Material Contract (provided that any amendment or revision shall be subject to Section 6.11.1(q)), and any new Material Project Authorization or any amendment, revision, reissuance or replacement of any existing Material Project Authorization, and in the case of clauses (b) and (c) above, forthwith provide a true and complete copy of the same to the Buyers in accordance with Section 6.4.
6.2.5As soon as practicable following a request thereof from the Administrative Agent, the Seller Parties shall provide any financial information, financial statements, budgets, forecasts, projections, lists of property and accounts and other statements as the Administrative Agent may reasonably request from time to time, including copies of any Tax Returns and any other elections, remittance forms or other documents filed by a Group Member pursuant to any legislation which requires a Group Member to pay, withhold, collect, or remit amounts.
6.3Other Reports.
The Seller Parties shall promptly deliver or furnish, or cause to be delivered or furnished, to the Buyers a copy of any material reports, certificates, documents and notices relating to the Projects which are delivered by a Group Member under other Key Transaction Agreements to the extent not already delivered to the Buyers under the Gold Prepay Facility Documents.
6.4Material Contracts, Material Project Authorizations and Mine Plan.
6.4.1The Seller Parties shall promptly deliver or furnish, or cause to be delivered or furnished, to the Buyers a copy of:
(a)any new Material Contract or any amendment or revision to any existing Material Contract (provided that any new Material Contract or any amendment or revision shall be subject to Section 6.11.1(q));
(b)any new Material Project Authorization or any amendment, revision, reissuance or replacement of any existing Material Project Authorization;
(c)any amendment, revision or supplement to or replacement of the Mine Plan (provided that any such amendment, revision, supplement or replacement shall be subject to Section 6.11.1(s));
(d)any new technical reports or updated mineral reserve and mineral resource estimates produced that pertain to the Project Real Property, or any material engineering or technical studies relating to the Projects; and
(e)any material reports, certificates, documents and notices relating to the Projects which are delivered to any Group Member by or on behalf of any third-party consultant or contractor.
6.5Monthly Reporting.
On or before the twentieth (20th) calendar day after the end of each calendar month, the Seller shall provide to the Buyers a Monthly Operations Report.

6.6Quarterly Reporting.
6.6.1As soon as available and in any event within forty-five (45) days after the end of each Fiscal Quarter of each Fiscal Year, the Seller shall deliver to the Buyers:
(a)a Quarterly Operations Report and a Quarterly Production Report;
(b)a copy of the Seller's quarterly unaudited consolidated financial statements for such Fiscal Quarter, and the parties agree that the making of such documents publicly available on the Seller's SEDAR profile satisfies the delivery requirements under this Section 6.6.1(a); and
(c)a Compliance Certificate.
6.7Annual Reporting.
6.7.1As soon as available and in any event within ninety (90) days after the end of each Fiscal Year, the Seller shall deliver to the Buyers:
(a)a copy of the Seller's audited annual consolidated financial statements for such Fiscal Year and the parties agree that the making of such documents publicly available on the Seller's SEDAR profile satisfies the delivery requirements under this Section 6.7.1(a);
(b)a Compliance Certificate; and
(c)an Officer's Certificate of the Seller listing the types of insurance coverages in effect for the Project Entities and stating the amounts of such insurance and the applicable deductibles under such insurance.
6.7.2As soon as available and in any event by no later than March 15 of each calendar year, the Seller shall deliver to the Buyers an Annual Operations Report in respect of the immediately preceding calendar year.
6.7.3As soon as available and in any event by no later than November 30 of each calendar year, the Seller shall deliver to the Buyers an Annual Forecast Report in respect of the upcoming calendar year, provided, however, that if the content of such report is dependent on information to be provided by third parties which has not been provided by such third parties within a reasonable period prior to November 30, the Seller shall use its commercially reasonable efforts to provide such report as soon as possible after November 30, but shall, in any event, provide such report by December 15.
6.8Corporate Policies.
6.8.1The Seller shall at all times maintain the HSEC Policy and shall periodically review and update the HSEC Policy to ensure that it is consistent with the ICMM Guidelines and Good Industry Practice as it pertains to health, safety, environmental, community and related operational matters, ensure that all operations in respect of the Projects comply in all material respects with the ICMM Guidelines and the HSEC Policy, and keep, or cause the Project Entities to keep, all relevant documentation in order for the Buyers to verify such compliance. In the event of any non-compliance with Environmental Law, the ICMM Guidelines or the HSEC Policy, the Seller shall, or shall cause the appropriate Project Entity to, develop and implement a Corrective Action Plan acceptable to the Administrative Agent, acting reasonably. The Seller, and shall cause the other Project Entities to, upon the request of the Administrative Agent, acting reasonably, provide the Buyers with any information relating to measures or monitoring undertaken by or on behalf of the Project Entities under Environmental Law, the ICMM Guidelines, the HSEC Policy or any Corrective Action Plan.
6.8.2The Seller shall, and the Seller shall cause all of the Group Members to, at all times comply with the Anti-Corruption Policy, and shall immediately notify the Administrative Agent upon becoming aware of any breach or suspected breach of the Anti-Corruption Policy. The Seller shall not, without the prior written consent of the Buyers, acting reasonably, amend, terminate, replace or otherwise vary the Anti-Corruption Policy.
6.9Changes to Accounting Policies.
If there is any material change in a period to the accounting policies, practices and calculation methods used by the Seller in preparing its financial statements or components thereof as compared to any previous period, the Seller shall provide the Buyers with all information which the Buyers reasonably require relating to the impact of any such material change on the comparability of the reports provided to the Buyers after any such material change to previous reports. Until the Administrative Agent has approved such material change in writing, the Seller shall continue to prepare and provide any reports to the Buyers hereunder in accordance with the accounting policies, practices and calculation methods in effect prior to such material change.
6.10NGM Matters
6.10.1The Seller shall, and shall cause each of the Project Entities to, use commercially reasonable efforts after the date hereof, as and when the opportunity arises, to encourage NGM to waive its right of first refusal in respect of certain mineral interests comprising the Granite Creek Project that would apply upon the enforcement of the Security by or on behalf of the Buyers under this Agreement and/or the Security Documents.
6.10.2In the event that either of the NGM Toll Treatment Agreements are extended beyond their original term or the Seller or any of the Project Entities implement a new toll milling agreement in respect of the matters addressed in the NGM Toll Treatment Agreements that replaces an NGM Toll Treatment Agreement, the Seller will use reasonable best efforts to ensure that a new direct agreement is entered into in favour of the Buyers, on substantially the same terms as the NGM Direct Agreement, and in form and substance satisfactory to the Buyers, acting reasonably, with respect to the extended or new agreement.
6.11Negative Covenants.
6.11.1Except as otherwise provided in this Agreement, so long as any Obligations remain outstanding the Seller shall not, and shall not permit any Project Entity to, without the prior written consent of the Majority Buyers:
(a)enter into any transaction or series of related transactions or any document or agreement related thereto whereby all or substantially all of the equity interests in a Project Entity, or all or substantially all of the Project Property, would directly or indirectly become the property of any other Person;
(b) use, or authorize the use of, any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity;  make, or authorize the making of, any direct or indirect unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any domestic or foreign government official or employee from corporate funds; or violate any provision of AML Legislation, Anti-Corruption Laws or any applicable Sanctions;
(c)Dispose of all or any part of the Project Property except pursuant to a Permitted Asset Disposition or transfer or abandon all or any portion of any mining concession, claims (or other Mineral Interest) comprising part of the Project Property or any other interest in the Project Property;
(d)make any payment of royalties in respect of Minerals from the Ruby Hill Project Real Property or the Granite Creek Project Real Property other than the amounts required by the Royalties, or enter into any royalty, stream financing or similar agreement with any other Person in relation to the Ruby Hill Project Real Property or the Granite Creek Project Real Property other than the Royalties, the Stream Agreement and the Offtake Agreement;
(e)use the proceeds of the Prepayment for any purpose other than in accordance with Section 2.3;
(f)create, incur, assume or suffer to exist any Encumbrance upon all or any part of the Project Property, whether now owned or hereafter acquired, other than Permitted Encumbrances;
(g)make any Restricted Payment other than Permitted Restricted Payments provided that, except with respect to payments of contingent consideration by the Seller or the Lone Tree Owner under the Lone Tree Exchange Agreement, the Lone Tree Contingent Consideration Agreement or the Lone Tree Guarantee, no Default or Event of Default has occurred and is continuing or will result from such Restricted Payment;
(h)enter into any agreement or arrangement or take any action which restricts or purports to restrict the ability of any Seller Party to pay dividends or make any other distributions to any Seller Party or repay Debt owing to any Seller Party, or any Project Entity to deliver Minerals or perform its other obligations under this Agreement, the Offtake Agreement or the Stream Agreement (other than this Agreement, the Stream Agreement and the Offtake Agreement);
(i)create, incur, assume, or otherwise become directly or indirectly liable upon or in respect of, or suffer to exist, any Debt other than Permitted Debt;
(j)enter into any hedge instrument or incur any hedge obligations unless such hedge obligations are pursuant to Permitted Hedging Arrangements;
(k)except as otherwise expressly contemplated by this Agreement or the Stream Agreement, provide Financial Assistance, either directly or indirectly, to any Person other than the Seller on an unsecured basis in favour of another Project Entity or a Subsidiary in connection with a Plant, or Debt in respect of surety or completion bonds, standby letters of credit or letters of guarantee securing mine closure, asset retirement and environmental reclamation obligations of the Owners to the extent required by Applicable Laws or a Governmental Body; provided that exclusively with respect to the McCoy-Cove Project Premier Gold shall not be restricted from providing Financial Assistance provided such Financial Assistance is not derived from the proceeds of the Prepayment, and provided further such Financial Assistance would not reasonably be expected to (a) result in a Material Adverse Effect, (b) impair the ability of the Seller Parties to perform and comply with their obligations under the Gold Prepay Facility Documents, or (c) materially impair the ability of the Project Entities to construct, develop and operate the Projects in accordance with the Construction Budget, the Project Schedule and the Mine Plan;
(l)make any Investments, except: Investments in another Project Entity or a Subsidiary in connection with, and for the sole purpose of the development or maintenance of a Plant (or assets acquired pursuant to a Permitted Acquisition), provided that if such Investment is by way of Debt, such Debt must be Subordinated Intercompany Debt; short term Investments in money market instruments with remaining maturities of twelve (12) months or less at the date of purchase including securities issued by government agencies, and term deposits and bank accounts with financial institutions provided that such short-term Investments are readily convertible to cash; Investments under Permitted Hedging Arrangements; or Investments (other than Investments in another Project Entity or a Subsidiary): (i) in which the business of the entity in which the Investment is made is engaged in the exploration or mining of base or precious metals or such other line of business as is substantially similar, ancillary or related thereto or a reasonable extension thereof, and (ii) to the extent such Investment is not made in connection with the development, expansion or working capital requirements of one or more of the Projects, the consideration paid for such Investment shall not be derived from the proceeds of the Prepayment, and provided further such Investment would not reasonably be expected to (a) result in a Material Adverse Effect, (b) impair the ability of the Seller Parties to perform and comply with their obligations under the Gold Prepay Facility Documents, or (c) materially impair the ability of the Project Entities to construct, develop and operate the Projects in accordance with the Construction Budget, the Project Schedule and the Mine Plan;
(m)not permit Owners to change in any material respect the nature of its business or operations from the Business, nor engage directly or indirectly in any material business activity, or purchase or otherwise acquire any material property, in either case, not related to or in furtherance of the conduct of the respective Project, or as reasonably required to perform its obligations under the Key Transaction Agreements;
(n)not permit Premier Gold (other than with respect to its indirect interest in the McCoy-Cove Project and the Buffalo Mountain Project, and its interest in the Granite Creek Project) to carry on or engage directly or indirectly in any material business other than the holding of shares of entities holding only the Plants or Projects or other Project Entities (or entities or assets acquired pursuant to Permitted Acquisitions) and any activities incidental thereto, including provision of management, administration or similar services or as reasonably required to perform its obligations under the Key Transaction Agreements, to have any material assets other than, cash, cash equivalents or any investment in the shares or Subordinated Intercompany Debt of any Seller Party or entity whose assets are solely a Plant or other Projects (or entities or assets acquired pursuant to Permitted Acquisitions), or to have any material liabilities other than pursuant to the Key Transaction Agreements or Permitted Debt;
(o)not permit any Group Member (other than the Owners) to acquire, own or hold any minerals produced from Project Real Property;
(p)make any Acquisitions other than Permitted Acquisitions;
(q)enter into any Material Contract or amend in any material respect or waive any material provision or terminate or assign (other than as contemplated under the Gold Prepay Facility Documents) or give notice of termination or assignment of any Material Contract or waive or grant indulgences in respect of any default or event of default under any of the Material Contracts without the prior written consent of the Majority Buyers, not to be unreasonably withheld, conditioned or delayed;
(r)transfer or assign any Debt owed to it, other than to another Seller Party;
(s)amend, revise, supplement or replace the Mine Plan, Project Schedule or Construction Budget for any Project in any material respect without providing a copy of such amendment to the Buyers;
(t)directly or indirectly purchase, acquire or lease any property from, or sell, transfer or otherwise Dispose of any property to, or otherwise deal or enter into any agreement with, any Related Party (other than a Seller Party), except in the ordinary course of and pursuant to the reasonable requirements of such Person's business and upon fair and reasonable terms that are no less favourable to the Project Entities than those that could be obtained in an arm's length transaction with a Person that is not a Related Party;
(u)enter into any transaction to change or reorganize its capital structure or materially amend its articles, by laws or any other constating documents in a manner that prejudices the Buyers;
(v)change its Fiscal Year; change its legal or operating name, or the location of its principal place of business or location of its tangible assets (other than inventory in transit) except with at least fifteen (15) days' prior written notice to the Administrative Agent and the Collateral Agent; and
(w)take any action that would make it impractical or impossible a Project Entity to deliver Refined Gold pursuant to the Offtake Agreement or this Agreement or Refined Silver (as defined in the Stream Agreement) pursuant to the Stream Agreement.
Article 7
TECHNICAL COMMITTEE
7.1Establishment of Technical Committee.
7.1.1From and after Original Prepay Date until the Completion Date for all Projects, the Technical Committee shall be established and maintained by the Seller having the roles and responsibilities as set out in this Article 7. For avoidance of doubt, this Article 7 shall have no force or effect from and after the Completion Date.
7.1.2The Technical Committee shall be formed by the Seller and comprised of (i) members appointed by the Seller that are that officers, directors or employees of the Seller, and (ii) a representative of the Buyers that is an officer, director or employee of a Buyer.
7.1.3The members of the Technical Committee shall appoint one of the members to act as chair of the Technical Committee.
7.1.4In carrying out its responsibilities, the Technical Committee shall co-ordinate and consult with the Board and Seller's management; provided, however, the Technical Committee shall not constitute a part of the Board, the Board and management of the Seller shall not be bound by any recommendation of the Technical Committee, and the Technical Committee will not have authority to direct or instruct the Board, management, employees or contractors of the Seller or any other Project Entity.

7.1.5The Technical Committee shall establish such procedures as it considers necessary or advisable and, without limiting the generality of the foregoing, in order to encourage open and candid reporting, the Technical Committee may, as it considers appropriate from time to time, exclude from any part of its meetings its members who are also members of the Board.
7.1.6The Technical Committee may invite such officers, directors and employees of, and advisors to, the Seller and, subject to compliance with the obligations of confidentiality provided for in Section 11.9, any such other Persons as it considers appropriate from time to time, to attend its meetings and assist thereat.
7.2Responsibilities.
7.2.1The scope of review of the Technical Committee shall include all technical, construction and operational aspects of the Projects and the Technical Committee shall provide information to the Seller and the Buyers with respect to all such matters. The duties of the Technical Committee shall include the following:
(a)the Technical Committee shall perform a quarterly review of the construction and operation of the Projects and report thereon, such report to be provided to the Seller's board of directors and the Buyers no later than the 30th day after the end of each quarter;
(b)the Technical Committee shall review any material amendment to the Mine Plan, Project Schedule or Construction Budget proposed by the Seller for each Project and report thereon, such report to be provided to the Seller and the Buyers prior to approval of such amendments by the Board;
(c)the Technical Committee shall review the results of all exploration and work programs and make recommendations with respect to work programs and testing; and
(d)the Technical Committee shall review and report on any other matter referred to it by the Seller or the Buyers, acting reasonably.
7.2.2In carrying out its responsibilities hereunder, the Technical Committee may request a periodic construction update report from experts, on such terms and conditions as the Technical Committee may decide (all at the continued cost of the Seller).
7.2.3In carrying out its responsibilities hereunder, the members of the Technical Committee shall be entitled to make site visits to the Project Real Property not more than twice per calendar year.
7.2.4Any reports of the Technical Committee shall be provided simultaneously to the Seller and the Buyers.
7.3Meeting Procedures.
7.3.1The Technical Committee shall hold regular quarterly meetings at such time and place (including by telephonic or electronic means) as mutually agreed to by its members or, failing such agreement, at the offices of Seller, as well as additional meetings on a more frequent basis if and as decided by the members of the Technical Committee. The chair of the Technical Committee shall give seven days' written notice to the members of meetings. Additionally, any member may call a special meeting upon seven days' written notice to the members of the Technical Committee. In case of emergency, reasonable notice of a special meeting shall suffice.

7.3.2At any such meeting, the representative of the Buyer must be present. Matters to be determined by the Technical Committee shall be determined by a majority vote of the members present at the Technical Committee meeting.
7.3.3Each notice of a meeting shall include an itemized agenda prepared by the chair of the Technical Committee in the case of a regular meeting, or by the Person calling the meeting in the case of a special meeting, but any matters may be considered with the consent of all members of the Technical Committee. The members shall also be provided with all relevant documents that are required for the meeting at least forty-eight (48) hours before the date of the meeting. The chair of the Technical Committee shall prepare minutes of all meetings and shall distribute copies of such minutes to the other members of the Technical Committee within a reasonable period of time after the meeting. The minutes, when signed by the members that represent the majority, shall be the official record of the proceedings of the Technical Committee.
7.4Costs
No members of the Technical Committee, save and except for any independent expert retained to be a member thereof and any appointees of the Seller who are not members of management of the Seller, shall be remunerated or otherwise paid simply for their role as members of the Technical Committee. The costs and expenses of any independent expert retained or appointed by the Buyers shall be borne by the Buyers.
Article 8
CONDITIONS PRECEDENT
8.1Conditions Precedent to Effectiveness.
8.1.1The effectiveness of this Agreement and the obligations of the Buyers hereunder are subject to satisfaction by the Seller and the other Seller Parties of each of the following conditions precedent, which conditions precedent are for the sole and exclusive benefit of the Buyers and may be waived in writing by the Buyers:
(a)no Default or Event of Default shall have occurred and be continuing nor shall there be any such Default or Event of Default after giving effect to this Agreement, the other Key Transaction Agreements, the Milestone Payment Rights Agreement, the Contingent Value Rights Agreement, the Debenture Indenture and the NGM Toll Treatment Agreements;
(b)the Project Entities shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by them on or prior to the 2023 Accordion Closing Date;
(c)all representations and warranties of the Project Entities made in or pursuant to this Agreement and the other Gold Prepay Facility Documents shall be true and correct on the 2023 Accordion Closing Date;
(d)since December 31, 2022, there shall have been no event, change or effect which, individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect;
(e)the Seller shall have delivered, or caused to be delivered to the Administrative Agent, all of the following (in each case in form and substance satisfactory to the Buyers):

(i)an executed copy of this Agreement and confirmations of guarantees and security with respect to the Seller Parties;
(ii)Officer's Certificates of the Seller Parties certifying the articles and bylaws (or equivalent) of such Person, as applicable, the incumbency of signing officers of such Person, and the corporate resolutions (or equivalent) of such Person, as applicable, approving the execution, delivery and performance of such Person's obligations under each Gold Prepay Facility Documents to which it is a party, the 2021 Warrant Certificate (as amended to reflect the December 13, 2025 expiry date), the 2023 Warrant Certificate and the consummation of the transactions contemplated thereunder;
(iii)a certificate of status, compliance, good standing or like certificate with respect to each Seller Party issued by the appropriate government official in the jurisdiction of its incorporation;
(iv)an Officer's Certificate of the Seller, certifying the matters set out in Sections 8.1.1(a) through 8.1.1(d);
(v)a customary legal opinion dated the 2023 Accordion Closing Date addressed to the Administrative Agent and the Buyers, in form and substance satisfactory to the Administrative Agent and Buyers' counsel, acting reasonably, from counsel to the Seller Parties with respect to this Agreement and the transactions contemplated by the Gold Prepay Facility Documents, including without limitation validity and perfection of the Security created pursuant to the Security Documents;
(vi)a certificate of insurance evidencing compliance with Section 4.1.15;
(vii)an Officer’s Certificate of the Seller certifying true and complete copies of consents for this Agreement under the following agreements: the Intercreditor Agreement, the Stream Agreement, the Waterton Subordination Agreement, in each case, the form and substance of the consent shall be acceptable to the Administrative Agent and the Buyers;
(viii)an Officer’s Certificate of the Seller certifying true and complete copies of notice for this Agreement under the following agreements: the Orion Convertible Debt Agreement and the Debenture Indenture, in each case, the form and substance of the notice shall be acceptable to the Administrative Agent and the Buyers; and
(ix)such other documentation as the Administrative Agent may reasonably request in form and substance satisfactory to the Buyers, acting reasonably;
(f)the Company shall have obtained all necessary approvals, including the approval of the TSX, to extend the expiry date of the 2021 Warrants from December 13, 2024 to December 13, 2025 and the 2021 Warrant Certificate reflecting the December 13, 2025 expiry date shall have been issued to the Buyer;
(g)the Company shall have obtained all necessary approvals, including the approval of the TSX, to create and issue the 2023 Warrants and the 2023 Warrant Certificate shall have been issued to the Buyer;

(h)arrangements, satisfactory to the Buyers, shall be in place for place for the payment of the Arrangement Fee;
(i)evidence of the registration and perfection of the Security Documents in all offices where such registration, filing or recording is necessary or desirable in the reasonable opinion of the Collateral Agent, the Administrative Agent and the Buyers;
(j)the consent agreement to the Waterton Subordination Agreement with respect to this Agreement has been registered on title;
(k)no preliminary or permanent injunction or other order issued by a Governmental Body, and no statute, rule, regulation or executive order promulgated or enacted by a Governmental Body, which restrains, enjoins, prohibits or otherwise makes illegal the consummation of the transactions contemplated by this Agreement or the Key Transaction Agreements;
(l)no action or proceeding, at law or in equity, shall be pending or threatened by any Person or Governmental Body to restrain, enjoin or prohibit the consummation of the transactions contemplated by this Agreement or the Key Transaction Agreements;
(m)all approvals, consents, Orders and Authorizations necessary for the completion of the transactions contemplated by the Gold Prepay Facility Documents and the Key Transaction Agreements shall have been obtained including the conditional approval of the TSX for the issuance of the 2023 Warrants and the extension of the expiry date of the 2021 Warrants to December 13, 2025 (subject only to customary conditions) and the other consents referred to in Schedule 4.1.4; and
(n)all amounts and fees payable to or for the account of the Administrative Agent or the Buyers that are due and payable (including the fees and disbursements of Buyers' counsel in each of the applicable jurisdictions) shall have been paid or arrangements, satisfactory to the Buyers, shall be in place to pay such amounts and fees.
Article 9
EVENTS OF DEFAULT AND REMEDIES
9.1Events of Default.
9.1.1The occurrence of any of the following events shall constitute an "Event of Default":
(a)the Seller fails to deliver any Refined Gold within two (2) Business Days of the due date thereof, or any fees or other Obligations within five (5) Business Days of the due date thereof;
(b)there is a breach of any other term, condition or provision of this Agreement, or any of the provisions of any other Gold Prepay Facility Document or any Warrant Certificate not specified in this Section 9.1, and such breach remains unremedied for a period of fifteen (15) Business Days after the earlier of written notice by the Administrative Agent to the applicable Seller Party, and the applicable Seller Party becoming aware of such breach;
(c)any Seller Party or any Person that is a party to any Gold Prepay Facility Document makes any representation or warranty under any Gold Prepay Facility Document or any Warrant Certificate which is incorrect or incomplete when made or deemed to be made (except to the extent any such representation or warranty expressly relates to an earlier date, and in such case, shall be true and correct on and as of such earlier date) or, to the extent such representation or warranty is not already qualified by materiality, such representation or warrant is incorrect or incomplete in any material respect when made or deemed to be made;
(d)any Seller Party ceases or threatens to cease to carry on its business or admits its inability, or fails, to pay its debts generally as they become due;
(e)any Seller Party fails to make any payment when such payment is due and payable to any Person in relation to any Debt having a principal amount in excess of $[Redacted – commercially sensitive information], and any applicable grace period in relation thereto has expired, or defaults in the observance or performance of any other agreement or condition in relation to any such Debt or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs or condition exists, the effect of which default or other condition, if not remedied within any applicable grace period, would be to cause, or to permit the holder of such Debt to declare such Debt to become due prior to its stated maturity date;
(f)any Seller Party becomes bankrupt, whether voluntarily or involuntarily, or becomes subject to any proceeding seeking liquidation, arrangement, monitorship, relief of creditors or the appointment of a receiver or trustee over any of the Collateral, and such proceeding is not contested by the applicable Seller Party diligently, in good faith and on a timely basis and dismissed or stayed within 30 days of its commencement or issuance (for greater certainty, such 30-day grace period shall not apply if the applicable Seller Party becomes bankrupt voluntarily or any such proceedings are initiated by any Group Member);
(g)an order is made, or a resolution is passed for the winding up, liquidation or dissolution of any Seller Party;
(h)the occurrence of any "Seller Event of Default" as defined in the Stream Agreement, without giving effect to any amendments or waivers from the stream purchasers thereunder;
(i)any of the Security, any Gold Prepay Facility Document or any Warrant Certificate is repudiated or contested by any Seller Party in whole or in part, ceases to be in full force and effect, or is invalidated or rendered unenforceable by any act, regulation or governmental action or is determined to be invalid by a court or other judicial entity or, in the case of the Security, to not constitute a first ranking priority Encumbrance in the Collateral, subject only to Permitted Encumbrances;
(j)a final judgment, order, writ of execution, garnishment or attachment or similar process for an amount in excess of $[Redacted – commercially sensitive information] is issued or levied against any Seller Party or any material portion of the Collateral;
(k)all or any portion of the Collateral is sold, transferred, Encumbered or assigned without the consent of the Buyers (other than pursuant to a Permitted Asset Disposition, other Disposition expressly permitted hereunder or Permitted Encumbrance, as applicable);
(l)an Encumbrancer or any other Person takes possession of a material portion of the Collateral or by appointment of a receiver, receiver and manager, or otherwise;

(m)the audit report to the financial statements of the Seller are qualified in any material respect which is unacceptable to the Administrative Agent, acting reasonably;
(n)except as specifically permitted in this Agreement, the Seller or any Seller Party takes or seeks to take any action to abandon all or any material portion of the Collateral, put the Project on care and maintenance, or otherwise suspend development or mining operations at the Project (other than temporary suspensions for sound operational reasons not to exceed three (3) months);
(o)any Governmental Body directly or indirectly condemns, expropriates, nationalizes, seizes or appropriates any Seller Party or any material property which relates to or forms part of the Collateral;
(p)either the Owners fail to maintain mining operations at any Project, any Governmental Body imposes or enforces formal or de facto exchange or currency controls or restrictions on export of metal, or any other factor or circumstance occurs which in any such case, in the sole opinion of the Administrative Agent, makes it impractical or impossible for the Seller to make the required payments or gold deliveries hereunder (including mandatory prepayments), for any Project Entity to perform the obligations under the Offtake Agreement or the Stream Agreement, or for any Project Entity to otherwise perform its obligations under the Gold Prepay Facility Documents or any Warrant Certificate;
(q)any Project Entity fails to obtain, or loses the right to, or benefit of, a Material Project Authorization, or any Authorization (including TSX approval) in respect of the transactions contemplated by the Key Transaction Agreements is modified in a manner adverse in a material respect to the Buyers;
(r)a Change of Control occurs;
(s)a material default occurs and is continuing under any Material Contract after giving effect to any cure period thereunder or any Material Contract is terminated other than at scheduled maturity or with the prior written consent of the Majority Buyers, acting reasonably;
(t) any Group Member, or any director or officer of any Group Member, has breached, or is charged with breaching, any AML Legislation, any Anti-Corruption Laws or any Sanctions, or any employee or agent of any Group Member has breached, or is charged with breaching, any AML Legislation, any Anti-Corruption Laws or any Sanctions, unless either such Group Member's relationship with such employee or agent is terminated within ten (10) days of acquiring actual knowledge of such breach or charge, or such Group Member takes such other action to remedy such breach or charge as may be acceptable to the Administrative Agent within ten (10) days of acquiring actual knowledge of such breach or charge and thereafter continues to take such action as may be acceptable to the Administrative Agent; or
(u)a default occurs in the making of any Waterton Payment when required to be made, or any breach or default occurs under any agreement or instrument governing, evidencing, securing or otherwise relating to any Waterton Payment, including any Waterton Subordination Agreement; or
(v)the occurrence of a Material Adverse Effect; or

(w)a material default occurs and is continuing under any Warrant Certificate or any Subscription Agreement after giving effect to any cure period thereunder.
9.2Remedies Upon Default.
9.2.1Upon the occurrence of an Event of Default under Section 9.1.1(d) or Section 9.1.1(f), to the extent permitted by Applicable Law, the Obligations shall automatically and immediately become due and payable and, upon the occurrence of and during the continuance of any other Event of Default, the Administrative Agent as instructed by the Majority Buyers may, by notice given to the Seller declare all Obligations to be immediately due and payable and, in either case:
(a)the Administrative Agent, to the extent permitted by Applicable Law and by the Intercreditor Agreement, may then:
(i)direct the Collateral Agent to realize upon all or any part of the Security; and
(ii)take such actions and commence such proceedings (or direct the Collateral Agent to take such actions or commence such proceedings) as may be permitted at law or in equity (whether or not provided for herein or in the Security Documents) at such times and in such manner as the Administrative Agent, in its sole discretion, may consider expedient, and
(b)at the option of the Majority Buyers (or automatically in the case of an Event of Default under Section 9.1.1(d) or Section 9.1.1(f)), the Seller's obligation to deliver Refined Gold to repay the Prepayment Balance shall be terminated and the Seller shall instead be required to repay the Prepayment Balance (plus any accrued interest and any fees and expenses then due and owing) in cash in an amount equal to the Voluntary Repayment Quantity calculated as of the date on which all Obligations are declared (or automatically become) due and payable pursuant to this Section 9.2 multiplied by the Gold Price on the trading day immediately preceding such date, all without any additional notice, presentment, demand, protest, notice of protest, dishonour or any other action except as required by law. The rights and remedies of the Administrative Agent, the Buyers and the Collateral Agent hereunder are cumulative and are in addition to and not in substitution for any other rights or remedies provided by Applicable Law or by any of the other Gold Prepay Facility Documents.
9.3Set-Off.
Upon the occurrence and during the continuance of an Event of Default, the Buyers may, without notice to the Seller or to any other Person, combine, consolidate and merge all or any of the Seller Parties' accounts with, and liabilities to, the Buyers and set off, any indebtedness and liability of the Buyers to any Seller Party, matured or unmatured, against and on account of the Obligations when due.
9.4Application of Proceeds.
9.4.1The proceeds received by the Administrative Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Collateral Agent of its remedies, and any other funds realized by Administrative Agent during the continuance of an Event of Default, shall be applied, subject to the Intercreditor Agreement and to Applicable Law, in full or in part, together with any other sums then held by the Administrative Agent pursuant to this Agreement, promptly by the Administrative Agent as follows:

(a)first, to the payment of all reasonable costs and expenses, fees, commissions and taxes of such sale, collection or other realization including compensation to the Collateral Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Collateral Agent or the Administrative Agent in connection therewith and all amounts for which the Collateral Agent or the Administrative Agent is entitled to indemnification pursuant to the provisions of any Gold Prepay Facility Document, together with interest on each such amount at a rate equal to the average published prime rate of the largest five chartered banks in Canada plus 5%, from and after the date such amount is due, owing or unpaid until paid in full;
(b)second, to the payment in full in cash of all amounts owing in respect of fees under this Agreement;
(c)third, to the payment in full in cash, pro rata, of the Prepayment Balance and any remaining Obligations, in each case equally and rateably in accordance with the respective amounts thereof then due and owing; and
(d)fourth, the balance, if any, to the Person lawfully entitled thereto (including the applicable Seller Party) or as a final and non-appealable judgment of a court of competent jurisdiction may direct.
Article 10
ADMINISTRATIVE AGENT
10.1Agency.
10.1.1Appointment and Authority. Each Buyer hereby appoints OMF Fund III (Hg) Ltd. as Administrative Agent to act on its behalf as Administrative Agent under this Agreement and under the other Gold Prepay Facility Documents and authorizes the Administrative Agent in such capacity to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article 10 are solely for the benefit of the Buyers and no Seller Party shall have rights as a third party beneficiary of any of such provisions.
10.1.2Exculpatory Provisions.
10.1.2.1The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Gold Prepay Facility Documents. Without limiting the generality of the foregoing, the Administrative Agent:
(a)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;
(b)shall not, except as expressly set forth herein and in the other Gold Prepay Facility Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Group Member or any of its Affiliates that is communicated to or obtained by it or any of its Affiliates in any capacity.
10.1.2.2The Administrative Agent shall not be liable for any action taken or not taken by it in such capacity in the absence of its own gross negligence or wilful misconduct.
10.1.3Indemnification of the Administrative Agent. Each Buyer agrees to indemnify the Administrative Agent and hold it harmless (to the extent not reimbursed by the Seller), rateably according to its Applicable Percentage (and not jointly or jointly and severally) from and against any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel, which may be incurred by or asserted against the Administrative Agent in its capacity as such in any way relating to or arising out of the Gold Prepay Facility Documents or the transactions therein contemplated. However, no Buyer shall be liable for any portion of such losses, claims, damages, liabilities and related expenses resulting from the Administrative Agent's gross negligence or wilful misconduct.
10.1.4Non-Reliance on Administrative Agent. Each Buyer acknowledges that it has, independently and without reliance upon the Administrative Agent or any of its Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Buyer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any of its Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Gold Prepay Facility Document or any related agreement or any document furnished hereunder or thereunder.
10.1.5Collective Action of the Buyers. Each of the Buyers hereby acknowledges that to the extent permitted by Applicable Law, any collateral security and the remedies provided under the Gold Prepay Facility Documents to the Administrative Agent are for the benefit of the Buyers collectively and acting together and not severally and further acknowledges that its rights hereunder and under any collateral security are to be exercised not severally, but by the Administrative Agent upon the decision of the Majority Buyers (or such number or percentage of the Buyers as shall be expressly provided for in Section 11.2 of this Agreement). Accordingly, notwithstanding any of the provisions contained herein or in any collateral security, each of the Buyers hereby covenants and agrees that it shall not be entitled to take any action thereunder including, without limitation, any declaration of default, but that any such action shall be taken only by the Administrative Agent on the instruction of the Majority Buyers (or such number or percentage of the Buyers as shall be expressly provided for in Section 11.2 of this Agreement). Each of the Buyers hereby further covenants and agrees that upon any such written agreement being given, it shall cooperate fully with the Administrative Agent to the extent requested by the Administrative Agent.
10.1.6Replacement of Administrative Agent. In the event that the Administrative Agent ceases to hold at least 50% of the Prepayment Balance, the Majority Buyers may (and, if requested by the outgoing Administrative Agent, shall within thirty (30) days of such request) appoint a new administrative agent to be the Administrative Agent for the Buyers and this Agreement shall be amended or supplemented to provide for such appointment.
10.1.7Payments. While no Event of Default is continuing, the Seller shall make all payments required to be made under this Agreement directly to the Buyers pursuant to any payment instructions provided by the Buyers to the Seller. Following an Event of Default that is continuing, provided the Administrative Agent has declared all Obligations immediately due and payable, all payments shall be made to the Administrative Agent for distribution to the Buyers according to the Applicable Percentage. If any Buyer, by exercising any right of setoff or counterclaim or otherwise (including without limitation pursuant to Section 9.3 of this Agreement), obtains any payment or other reduction that might result in such Buyer receiving payment or other reduction of a proportion of the aggregate amount of its Prepayment or other Obligations greater than its Applicable Percentage thereof, then the Buyer receiving such payment or other reduction shall notify the Administrative Agent of such fact, and purchase (for cash at face value) participations in the Prepayment and such other Obligations of the other Buyers, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Buyers rateably in accordance with the Applicable Percentage owing to them, provided that the provisions of this Section shall not be construed to apply to (x) any payment made in respect of an obligation that is secured by a Permitted Encumbrance or that is otherwise entitled to priority over the Seller's obligations under or in connection with the Gold Prepay Facility Documents, (y) any payment to which such Buyer is entitled as a result of any form of credit protection obtained by such Buyer, or (z) any payment to which such Buyer is entitled in its capacity as a party to any Key Transaction Agreement other than a Gold Prepay Facility Document.
Article 11
GENERAL
11.1Reliance and Non-Merger.
All covenants, agreements, representations and warranties any Seller Party made herein or in any other Gold Prepay Facility Document or in any certificate or other document signed by any of its directors or officers and delivered by or on behalf of any Seller Party pursuant hereto or thereto are material, shall be deemed to have been relied upon by the Administrative Agent and each Buyer notwithstanding any investigation heretofore or hereafter made by the Administrative Agent, the Buyers or Buyers' counsel or any employee or other representative of any of them and shall survive the execution and delivery of this Agreement and the other Gold Prepay Facility Documents until all Obligations owed to the Administrative Agent or the Buyers under this Agreement and the other Gold Prepay Facility Documents shall have been satisfied and performed and the Buyers shall have no further obligation to make the Prepayment hereunder.
11.2Amendment and Waiver.
11.2.1No amendment or waiver of any provision of this Agreement or any other Gold Prepay Facility Document or consent to any departure by any Seller Party from any provision hereof or thereof is effective unless it is in writing and signed by the Majority Buyers or the Administrative Agent upon the instructions of the Majority Buyers, and the relevant counterparty to such document, provided no such amendment, waiver or consent shall:
(a)increase the amount of the Buyers' Commitments;
(b)subject any Buyer to any additional obligation;
(c)extend the Final Delivery Date or the Original Final Delivery Date;
(d)reduce the outstanding Prepayment Balance or any fees;
(e)postpone any date fixed for any payment (including by way of the delivery of Refined Gold) of the Prepayment Balance or any fees;
(f)change the percentage of the Commitments;
(g)alter the manner in which payments are shared under the terms of this Agreement;
(h)permit any termination of all or any substantial part of the Security Documents or release all or any substantial part of the Guarantees or the Collateral subject to the Security Documents (except as otherwise permitted under this Agreement);
(i)release the Seller or any Guarantor from any material obligations under the Security Documents and other instruments contemplated by this Agreement or any other Gold Prepay Facility Documents (except as otherwise permitted under this Agreement);
(j)reduce the priority of the Security;

(k)reduce the priority of any payment obligation of the Seller under this Agreement or any other Gold Prepay Facility Document; or
(l)amend the terms of this Section 11.2 or the definition of Majority Buyers or any other provision hereof specifying the number or percentage of Buyers required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, in each case without the prior written consent of each Buyer. Such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given. The Administrative Agent shall provide the other Buyers with copies of all amendments, waivers and consents provided by the Administrative Agent with respect to any provisions of this Agreement or any other Gold Prepay Facility Document promptly upon the execution thereof.
11.3Notices.
11.3.1Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be given by facsimile or other means of electronic communication or by hand-delivery as hereinafter provided. Any such notice, if sent by facsimile or other means of electronic communication, shall be deemed to have been received on the day of sending, or if delivered by hand shall be deemed to have been received at the time it is delivered to the applicable address noted below. Notices of change of address shall also be governed by this Section. Notices and other communications shall be addressed as follows:
(a)if to any Seller Party:
[Redacted – personal information]
with a copy to (which shall not constitute notice)
[Redacted – personal information]
(b)if to the Administrative Agent:
[Redacted – personal information]
with a copy to (which shall not constitute notice):
[Redacted – personal information]
or at such other address, facsimile number or email address as a party hereto from time to time directs in writing to the other parties hereto; and
(c)if to the Buyers, at the addresses noted on Schedule A or in any acknowledgement agreement executed pursuant to Section 11.5.4.
11.3.2Any notices and communications given in respect of this Agreement must be given in the English language, or if given in any other language, that notice or communication must be accompanied by an English translation of it, which must be certified as being a true and correct translation of the notice or communication.

11.4Further Assurances.
Whether before or after the happening of an Event of Default, the Seller shall at its own expense do, make, execute or deliver, or cause to be done, made, executed or delivered, all such further acts, things, agreements, documents and instruments in connection with this Agreement and the other Gold Prepay Facility Documents as the Administrative Agent may reasonably request from time to time for the purpose of giving effect to the terms of this Agreement and the other Gold Prepay Facility Documents including, for the purpose of facilitating the enforcement of the Security, all immediately upon the request of the Administrative Agent.
11.5Assignment.
11.5.1This Agreement and the other Gold Prepay Facility Documents shall enure to the benefit of and be binding upon the parties hereto and thereto, their respective successors and any permitted assignee of some or all of the parties' rights or obligations under this Agreement and the other Gold Prepay Facility Documents as permitted under this Section 11.5.
11.5.2The Seller shall not assign all or any part of its rights, benefits or obligations under this Agreement or any of the other Gold Prepay Facility Documents without the prior written consent of the Buyers, which may be unreasonably withheld.
11.5.3A Buyer may assign or transfer all or any part of its rights in respect of the Obligations, this Agreement and any of the other Gold Prepay Facility Documents to or in favour of any Person and have its corresponding obligations hereunder and thereunder assumed by such Person.
11.5.4Any assignment made hereunder shall become effective when the Seller has been notified thereof by the Administrative Agent and the Buyers have received an acknowledgement from the assignee Buyer to be bound by this Agreement and the other Gold Prepay Facility Documents and any documents required by local counsel and requested by the Administrative Agent to ensure the assignee Buyer receives the benefit of the Security. Any such assignee shall be treated as a party to this Agreement for all purposes of this Agreement and the other Gold Prepay Facility Documents and shall be entitled to the full benefit hereof and thereof and shall be subject to the obligations of the Buyers to the same extent as if it were an original party in respect of the rights assigned to it and obligations assumed by it and the Buyer making such assignment shall be released and discharged accordingly.
11.5.5The Buyers may provide to any permitted assignee or transferee such information, including confidential information, concerning this Agreement, the other Gold Prepay Facility Documents and the financial position and the operations of the Project Entities as, in the reasonable opinion of the Buyers, may be relevant or useful in connection with this Agreement, the other Gold Prepay Facility Documents or any portion thereof proposed to be acquired by such assignee or transferee, provided that each recipient of such information agrees not to disclose such information to any other Person except as permitted pursuant to Section 11.9.1(e).
11.5.6In connection with any assignment pursuant to this Section 11.5, the Seller agrees to enter into such documents as may reasonably be required by a Buyer to evidence such assignment.
11.6Judgment Currency
11.6.1If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due to the Buyers in any currency (the "Original Currency") into another currency (the "Other Currency"), the parties agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, such Buyers could purchase the Original Currency with the Other Currency on the Business Day preceding the day on which final judgment is given or, if permitted by Applicable Law, on the day on which the judgment is paid or satisfied.
11.6.2The obligations of the Seller in respect of any sum due in the Original Currency from it to any Buyer under any of the Gold Prepay Facility Documents shall, notwithstanding any judgment in any Other Currency, be discharged only to the extent that on the Business Day following receipt by the Buyers of any sum adjudged to be so due in the Other Currency, the Buyers may, in accordance with normal banking procedures, purchase the Original Currency with such Other Currency. If the amount of the Original Currency so purchased is less than the sum originally due to the Buyers in the Original Currency, the Seller agrees, as a separate obligation and notwithstanding the judgment, to indemnify the Buyers against any loss, and, if the amount of the Original Currency so purchased exceeds the sum originally due to the Buyers in the Original Currency, the Buyers shall remit such excess to the Seller.
11.7Severability.
If any provision of this Agreement is determined to be invalid, illegal or unenforceable, this Agreement shall be interpreted as if such provision had not been a part hereof so that the invalidity, illegality or unenforceability shall not affect the validity, legality, or enforceability of the remainder of this Agreement which shall be construed as if this Agreement had been executed without such provision. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated in this Agreement are fulfilled to the extent possible.
11.8Entire Agreement.
This Agreement and the other Gold Prepay Facility Documents constitute the entire agreement between the parties pertaining to the subject matter described herein and therein. There are no warranties, conditions or representations (including any that may be implied by statute) and there are no agreements in connection with such subject matter except as specifically set forth or referred to in this Agreement and the other Gold Prepay Facility Documents. No reliance is placed on any warranty, representation, opinion, advice or assertion of fact made either prior to, contemporaneously with, or after the entering into of this Agreement and the other Gold Prepay Facility Documents, or any amendment or supplement thereto, by any party to this Agreement or any of the other Gold Prepay Facility Documents or its directors, officers, partners, employees or agents, where applicable, to any other party to this Agreement or any of the other Gold Prepay Facility Documents or its directors, officers, partners, employees or agents, where applicable, except to the extent that the same has been reduced to writing and included as a term of this Agreement or any of the other Gold Prepay Facility Documents.
11.9Confidentiality.
11.9.1The Seller Parties, the Administrative Agent and the Buyers each agree that it shall maintain as confidential and, without the prior written consent of the relevant party(ies), shall not disclose the terms of this Agreement and any non-public information concerning the other party or its business and operations, provided that a party may disclose such information:
(a)where such information becomes publicly available or widely known by the public other than by a breach of this Agreement, or is known by the receiving party prior to the entry of this Agreement or obtained independently of this Agreement, and the disclosure of such information would not breach any other confidentiality obligations;

(b)if required by Applicable Law or requested by any Governmental Body having jurisdiction over such party;
(c)to its Affiliates and those of its and its Affiliates' directors, officers, employees, advisors and representatives who need to have knowledge of such information;
(d)in the case of a Buyer and its Affiliates, to any limited partner or co-investor or prospective limited partner or co-investor in or with a private equity fund managed by the Buyer or Affiliates of the Buyer, to the extent such information is reasonably relevant to the current investment or future investment decision of any such limited partner or co-investor or prospective limited partner or co-investor, provided that such persons undertake to maintain the confidentiality of it and are strictly limited in their use of the confidential information for the purpose of making an investment decision in or with respect to the Buyer or Affiliates of the Buyer; and
(e)to any Person to whom such party, in good faith, anticipates assigning an interest in this Agreement as contemplated by Section 11.5 and such Person's Affiliates and the representatives, consultants and advisers of such Person or its Affiliates who have a legitimate need to know such information.
11.9.2In the case of disclosure pursuant to paragraphs 11.9.1(c), (d) or (e), the disclosing party shall be responsible to ensure that the recipient of such information does not disclose such information to the same extent as if it were bound by the same non-disclosure obligations of the disclosing party hereunder, and shall be liable to the disclosing party for any improper use or disclosure of such information by such recipient.
11.10Press Releases and Public Disclosure.
If the Seller or any of its Subsidiaries is required by Applicable Law to file a copy of this Agreement on SEDAR (or otherwise publicly file a copy of this Agreement), the Seller shall consult with the Administrative Agent with respect to, and agree upon, any proposed redactions to this Agreement in compliance with Applicable Laws before it is filed on SEDAR (or otherwise). If the parties are unable to agree on such redactions, the Seller shall redact this Agreement to the fullest extent permitted by Applicable Laws before filing it on SEDAR (or otherwise).
11.11Governing Law.
This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein, without reference to the conflict of laws rules.
11.12Submission to Jurisdictions.
Each of the parties irrevocably and unconditionally (a) submits to the nonexclusive jurisdiction of the courts of the Province of Ontario over any action or proceeding arising out of or relating to this Agreement, (b) waives any objection that it might otherwise be entitled to assert to the jurisdiction of such courts, and (c) agrees not to assert that such courts are not a convenient forum for the determination of any such action or proceeding.

11.13Counterparts.
This Agreement and all documents contemplated by or delivered under or in connection with this Agreement may be executed and delivered in any number of counterparts (including facsimile), with the same effect as if all parties had signed and delivered the same document, and all counterparts shall be construed together to be an original and will constitute one and the same agreement.
11.14Amendment and Restatement.
On and from the 2023 Accordion Closing Date, this Agreement amends and restates the Original Prepay Agreement. This Agreement does not constitute a novation of the Original Prepay Agreement or any of the indebtedness, liabilities or obligations of the Seller thereunder. The amendment and restatement of the Original Prepay Agreement hereby shall not be construed to discharge or otherwise affect any "Obligations" (as defined in the Original Prepay Agreement) of the Seller Parties accrued or otherwise owing under the Original Prepay Agreement that are not repaid on the 2023 Accordion Closing Date, it being understood that such "Obligations" (as defined in the Original Prepay Agreement) shall continue as Obligations hereunder.

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IN WITNESS WHEREOF this Agreement has been executed by the parties as of the date first written above.

i-80 GOLD CORP., as Seller
By:	(signed) “Ewan Downie”
Name: Ewan Downie Title: Director
I/We have the authority to bind the Corporation
By:	(signed) “Ryan Snow”
Name: Ryan Snow Title: Chief Financial Officer
I/We have the authority to bind the Corporation

PREMIER GOLD MINES USA, INC., as Guarantor
By:	(signed) “Ewan Downie”
Name: Ewan Downie Title: Chief Executive Officer
I/We have the authority to bind the Corporation
By:	(signed) “Ryan Snow”
Name: Ryan Snow Title: Chief Financial Officer
I/We have the authority to bind the Corporation

OSGOOD MINING COMPANY, LLC, as Guarantor
By:	(signed) “Ewan Downie”
Name: Ewan Downie Title: President and Secretary
I/We have the authority to bind the Corporation
By:	(signed) “Ryan Snow”
Name: Ryan Snow Title: VP, Finance
I/We have the authority to bind the Corporation

RUBY HILL MINING COMPANY, LLC, as a Guarantor
By:	(signed) “Ewan Downie”
Name: Ewan Downie Title: President and Secretary
I/We have the authority to bind the Corporation
By:	(signed) “Ryan Snow”
Name: Ryan Snow Title: VP, Finance
I/We have the authority to bind the Corporation

OMF FUND III (HG) LTD., as Administrative Agent and Buyer
By:	(signed) “Garth Ebanks”
Name: Garth Ebanks Title: Director
I/We have the authority to bind the Corporation
By:	(signed) “Garth Ebanks”
Name: Garth Ebanks Title: Director
I/We have the authority to bind the Corporation

Schedule A
Buyer Prepayment Commitments
[Redacted – commercially sensitive information]

Schedule 1.1.47
Form of Completion Certificate
[Redacted – commercially sensitive information]

Schedule 1.1.49
Form of Compliance Certificate
[Redacted – commercially sensitive information]

Schedule 1.1.119
Material Contracts
[Redacted – commercially sensitive information]

Schedule 1.1.120
Material Project Agreements
[Redacted – commercially sensitive information]

Schedule 1.1.121
Material Project Authorizations
[Redacted – commercially sensitive information]

Schedule 1.1.129
Monthly Operations Report
[Redacted – commercially sensitive information]

Schedule 1.1.167
Project Agreements
[Redacted – commercially sensitive information]

Schedule 1.1.172
Project Real Property
[Redacted – commercially sensitive information]

Schedule 1.1.182
Quarterly Gold Quantity
[Redacted – commercially sensitive information]

Schedule 1.1.185
Other Real Property
[Redacted – commercially sensitive information]

Schedule 1.1.190
Royalties
[Redacted – commercially sensitive information]

Schedule 4.1.1
Organization and Powers
[Redacted – commercially sensitive information]

Schedule 4.1.2
Authorization; No Conflict
[Redacted – commercially sensitive information]

Schedule 4.1.4
Consents
[Redacted – commercially sensitive information]

Schedule 4.1.5
Corporate Structure; Subsidiaries
[Redacted – commercially sensitive information]

Schedule 4.1.6
Principal Place of Business and Other Locations
[Redacted – commercially sensitive information]

Schedule 4.1.12
Maintenance of Project Property
[Redacted – commercially sensitive information]

Schedule 4.1.17
Bank Accounts
[Redacted – commercially sensitive information]

Schedule 4.1.22
Community Matters
[Redacted – commercially sensitive information]

Schedule 4.1.23
Employee and Labour Matters
[Redacted – commercially sensitive information]

Schedule 4.1.26.6
Audits
[Redacted – commercially sensitive information]

Schedule 4.1.29.3
Off-Balance Sheet Transaction
[Redacted – commercially sensitive information]

Schedule 4.1.31
Related Party Transactions
[Redacted – commercially sensitive information]

Schedule 4.1.33
Litigation
[Redacted – commercially sensitive information]

Schedule 4.1.37.3
Public Disclosure Documents
[Redacted – commercially sensitive information]